Filed Pursuant to Rule 424(b)(5)

Registration No. 333-252405

PROSPECTUS

1,022,727 Shares

1,022,727 SHARES OF CLASS A COMMON STOCK (For Resale)

This prospectus covers an aggregate of 1,022,727 shares of our Class A Common Stock, $0.0001 par value (“Class A Common Stock”) that may be offered for resale or otherwise disposed of by the selling shareholders set forth under the caption “Selling Shareholders”, including their pledgees, assignees, or successors-in-interest.

We will not receive any proceeds from the sale or other disposition of the securities by the selling shareholders. Pursuant to the terms of registration rights granted to the selling shareholders, we will pay the expenses of registering the securities for resale, but all selling commissions and other similar expenses incurred by the selling shareholders will be paid by the selling shareholders.

Our Class A Common Stock is listed for trading on the Nasdaq Global Market under the symbol “CSSE.” Our 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) is listed on the Nasdaq Global Market under the symbol “CSSEP” and our 9.50% Notes due 2025 (“Notes”) are listed for trading on the Nasdaq Global Market under the symbol “CSSEN.”

In addition to our Class A Common Stock, we have outstanding Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”). Our Class B Common Stock is not publicly traded and is controlled and beneficially owned by our chief executive officer. Holders of shares of Class A Common Stock and Class B Common Stock have substantially identical rights, except that holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our charter. Each share of Class B Common Stock may be converted into a share of Class A Common Stock at any time at the election of the holder.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section of this prospectus titled “Risk Factors” for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus provides you with a general description of the securities we may offer. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information;”.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information and, if provided, such information or representations must not be relied upon as having been authorized by us. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in any documents incorporated by reference herein is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

You should carefully read this entire prospectus, including the information included and referred to under “Risk Factors” below, the information incorporated by reference in this prospectus, and the financial statements and the other information in this prospectus, before making an investment decision.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information ”. We note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The industry and market data and other statistical information, if any, contained in this prospectus are based on our own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by us to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.

CERTAIN CORPORATE INFORMATION AND DEFINITIONS

Our company, Chicken Soup for the Soul Entertainment, Inc., is referred to in this prospectus as “CSSE,” the “Company,” or “we” or similar pronouns. References to:

•	“CSS Productions” means Chicken Soup for the Soul Productions, LLC, our immediate parent;

•	“CSS” means Chicken Soup for the Soul, LLC, our intermediate parent company;

•	“CSS Holdings” means Chicken Soup for the Soul Holdings, the parent company of CSS and our ultimate parent company;

•	“Screen Media” means Screen Media Ventures, LLC, a wholly owned subsidiary of CSSE;

•	“A Plus” means A Sharp Inc. (d/b/a A Plus), a wholly owned subsidiary of CSSE;

•	“Pivotshare” means Pivotshare, Inc., a wholly owned subsidiary of CSSE.

•	“Crackle Plus” means Crackle Plus, LLC, a wholly-owned subsidiary of CSSE; and

•	“Landmark Studio Group” means Landmark Studio Group LLC, a majority owned subsidiary of CSSE.

We and our subsidiaries and affiliates have proprietary rights to the trademarks and trade names used herein, including, among others, Chicken Soup for the Soul®, Crackle®, Popcornflix.com®, Popcornflix Kids®, Truli®, and FrightPix®. Solely as a matter of convenience, trademarks and trade names referred to herein may or may not be accompanied with the marks of “TM” or “®”, however, the absence of such marks is not intended to indicate that the Company or its affiliates or subsidiaries will not assert, to the fullest extent possible under applicable law, their respective rights to such trademarks and trade names.

NOTE ON FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus may include, for example, statements about:

•	our limited operating history;

•	our financial performance, including our ability to generate revenue;

•	the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties our financial performance, including our ability to generate revenue;

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	the ability of our content offerings to achieve market acceptance;

•	the impact of increased competition;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our potential ability to obtain additional financing when and if needed;

•	our ability to protect our intellectual property;

•	our ability to complete strategic acquisitions, including joint ventures and co-production arrangements;

•	our ability to manage growth and integrate acquired operations;

•	uninterrupted service by the third-party service providers we rely on for the distribution of our content and delivery of ad impressions;

•	the potential liquidity and trading of our securities;

•	downward revisions to, or withdrawals of, our credit ratings by third-party rating agencies;

•	regulatory or operational risks;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

•	the time during which we will be an Emerging Growth Company under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those risk factors described in the section titled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

The information below is only a summary of more detailed information included elsewhere in this prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our company. Please read this entire prospectus, including the risk factors and financial statements, carefully.

Overview

Chicken Soup for the Soul Entertainment Inc. operates streaming video-on-demand networks (“VOD”) through its subsidiary, Crackle Plus, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle®, Popcornflix, Popcornflix Kids®, Truli®, Pivotshare, Españolflix and FrightPix®. The Company also acquires and distributes video content through Screen Media and produces long and short-form original content through subsidiaries and outside partnerships. The content acquired or produced by the Company is sometimes used exclusively on our networks and is generally also sold to others with the goal of providing our networks access to original and exclusive advertising-supported online video-on-demand (“AVOD”) content at a lower cost and to generate additional revenue and operating cash flow for the Company.

Our Crackle Plus subsidiary was formed as a co-owned partnership with a subsidiary of Sony Pictures Television Inc. (“SPT”) in May 2019. We acquired SPT’s equity interest in Crackle Plus on January 13, 2021, and, accordingly, Crackle Plus is now wholly-owned by us. Crackle Plus is one of the largest, independent AVOD network groups in the United States, with viewers streaming an average of approximately 30 million programs per month. The popular network, Crackle®, is the largest Crackle Plus network and a top performer on the industry-leading Roku platform. Our VOD networks deliver popular and original new content covering a wide range of themes, including family, children and faith, as well as proven genres, such as horror and comedy.  We are differentiated among other VOD network operators by our ability to generate original content cost-effectively and by our access to more than 80,000 hours of programming.  Our Screen Media subsidiary has one of the largest independently owned television and film libraries in the industry and provides content to the Crackle Plus networks and third-party networks. Our VOD networks also feature original content produced through our subsidiaries, Landmark Studio Group and A Plus. Our exclusive, perpetual, sublicensable and worldwide license, to create and distribute video content under the Chicken Soup for the Soul® brand (the “Brand”) also allows us to create new Brand-focused AVOD channels, which we expect to do in the future.

We believe CSSE is the only independent AVOD network operator with the proven capability to create and distribute original programming and access to an extensive amount of valuable company-owned and third-party library content.  We believe this differentiation is important at a time of a major shift in consumer viewing habits, as the growth in both availability and quality of high-speed broadband enables consumers to consume video content at any time on any device.

According to industry projections, the global market for AVOD network revenue is expected to increase at a compound annual growth rate of 21% between 2018 and 2024, reaching $56 billion by the end of the period.  At the same time, advertising spending on linear television networks is expected to decline as more viewers transition from pay television subscriptions to online video viewing.  We believe AVOD networks will grow rapidly as consumers seek affordable programming alternatives to multiple subscription video-on-demand (“SVOD”) offerings. In this environment, our strategy is to build a leading VOD network featuring a range of mass-appeal and thematic programming options.

Recent Developments

The Company has recorded strong revenue performance through Q3 2020. Despite industry production delays, Crackle Plus is fully programmed through mid-2021. We have continued to expand our pipeline of original and exclusive content, driving steady viewership to our AVOD platforms and sequential growth in ad impressions. The latest Crackle original series, Spides, drove over one million streams in its first two weeks. Additionally, our distribution and production businesses added meaningful revenue, driven by the TVOD hit The Outpost, which was number one in streams for two consecutive weeks on several platforms, including iTunes, GooglePlay, Spectrum, and FandangoNOW.

In connection with the formation of Crackle Plus, the joint venture governed by the terms of an amended and restated limited liability company agreement dated as of May 14, 2019 among the Company, Crackle Plus, and Crackle, Inc. (“Crackle”), a wholly owned subsidiary of CPE Holdings, Inc. (“CPEH”), an affiliate of SPT, the Company granted CPEH, as successor-in-interest of Crackle, and its affiliates (including SPT) the right to require the Company to purchase all, but not less than all, of CPEH’s interest in Crackle Plus. The Company had the right, in its sole discretion, to pay for the interest in Crackle Plus through either the issuance of shares of Series A Preferred Stock or an amount of cash based on the number of shares of Series A Preferred Stock that would have been issued in payment therefore, using a price per share of $25 (the “Put Option”). On December 14, 2020, CPEH elected to exercise the Put Option. On January 13, 2021, the Company consummated the purchase of CPEH’s interest in Crackle Plus through the issuance of 1.6 million shares of Series A Preferred Stock. Additionally, on December 21, 2020, we issued 198,956 shares of CSSE Preferred Shares to CPEH in connection with our obligation to reimburse CPEH for certain transaction expenses incurred by CPEH in connection with the transactions contemplated by that certain Contribution Agreement, dated as of March 26, 2019, by and among the Company, CPEH, Crackle, Inc. and Crackle Plus. The Company agreed to register the shares of Series A Preferred Stock issued to CPEH within 90 days of the date of issuance.

On January 20, 2021, we consummated a private placement through which we sold an aggregate of 1,022,727 shares of our Class A Common Stock to certain fund investors at a price of $22 per share for aggregate gross proceeds of approximately $22.5 million. In connection with the private placement, we entered into a registration rights agreement with the investors pursuant to which we are obligated to file the registration statement of which this prospectus forms a part for purposes of registering the resale of all such shares by the selling shareholders.

Competition

We are in a highly competitive business.  The market for streaming entertainment is rapidly changing. We face competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation, video games, the internet and other cultural and computer-related activities. We compete for viewers and programming with much larger companies which have significant resources and brand recognition, including dominant video on demand providers such as Netflix, HBO Max (including HBO Go), Hulu, Amazon Prime Video, Disney Plus, Apple TV Plus, Fubo TV, Sling TV, and major film and television studios.  We also compete with numerous independent motion picture and television distribution and production companies, television networks, pay television systems and online media platforms for viewers, subscribers, and the services of performing artists, producers and other creative and technical personnel and production financing, all of which are essential to the success of our businesses.

Intellectual Property

We are party to a License Agreement with CSS (“CSS License Agreement”) through which we have been granted the perpetual, exclusive, worldwide license by CSS to produce and distribute video content using the Brand and related content, such as stories published in the Chicken Soup for the Soul books. Chicken Soup for the Soul and related names are trademarks owned by CSS. We have the proprietary rights (including copyrights) in all Company-produced content. As a result of the acquisitions of Screen Media, Pivotshare, Crackle, and other smaller libraries and companies, we now own copyrights or global long-term distribution rights to approximately 80,000 hours of content.

Human Capital Resources

As of December 31, 2020, we had 100 direct employees. The services of certain personnel, including our chairman and chief executive officer, vice chairman and chief strategy officer, our senior brand advisor and director, and chief financial officer, among others, are provided to us under a management services agreement between the Company and CSS. We also utilize many consultants in the ordinary course of our business and hire additional personnel on a project-by-project basis. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As long as we are an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

•	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

•	Reduced disclosure obligations regarding executive compensation; and

•	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may remain an “emerging growth company” until as late as December 31, 2022, the fiscal year-end following the fifth anniversary of the completion of our initial public offering, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1.07 billion in annual gross revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) we issue more than $1 billion of non-convertible debt over a three-year period.

Summary Risk Factors

An investment in our securities involves various risks that you should consider carefully before investing in us. Many of these risks are discussed in this prospectus under the heading “Risk Factors.” If any of these risks occur, our business, financial condition, liquidity, results of operations, prospects and ability to make interest payments to our noteholders and distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose a portion or your entire investment. These risks include:

•	We have and may continue to incur losses in the operation of our business.

•	We may not be able to generate sufficient cash to service our debt, dividend and other obligations or our ability to service our dividends could be adversely effected or prohibited upon defaults under our current or future indebtedness.

•	Difficult conditions in the economy generally and our industry specifically resulting from the COVID-19 pandemic may cause interruptions in our operations, a slow-down in the production or acquisition of new content, and changes in demand for our products and services, which may have a material adverse effect on our business operations and financial condition.

•	Competition could have a material adverse effect on our business, financial condition and results of operations.

•	Interruptions in our ability to provide our video on demand products and our service to our customers could damage our reputation, which could have a material adverse effect on us.

•	The occurrence of cyber-incidents, or a deficiency in our cybersecurity or in those of any of our third party service providers, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information or damage to our business relationships or reputation, all of which could negatively impact our business and results of operations.

•	The loss of key personnel, including our executive officers, could have a material adverse effect on us.

•	Our inability to recruit or retain qualified personnel or maintain access to key third-party service providers and software developers, could have a material adverse effect on us.

•	The market price and trading volume of our securities may be volatile.

•	We are required to make continuing payments to our affiliates, which may reduce our cash flow and profits. Additionally, conflicts of interest may arise between us and our affiliated companies and we have waived rights for monetary damages in the event of such conflicts.

Corporate Information

We are a Delaware corporation formed on May 4, 2016. CSS Productions, our predecessor and immediate parent company, was formed in December 2014 by CSS, and initiated operations in January 2015. We were formed to create a discrete entity focused on video content opportunities using the Brand. In May 2016, pursuant to the terms of the contribution agreement among CSS, CSS Productions and the Company, all video content assets owned by CSS, CSS Productions and their CSS subsidiaries were transferred to the Company in consideration for its issuance to CSS Productions of 8,600,568 shares of Class B Common Stock. Thereafter, CSS Productions’ operating activities ceased, and the Company continued the business operations of producing and distributing the video content.

Our address is 132 East Putnam Avenue, Floor 2W, Cos Cob, CT 06807. Our telephone number is (855) 398-0443, and our website address is https://www.cssentertainment.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

TERMS OF THE OFFERING

Sellers	Certain stockholders of our company listed under the section of this prospectus entitled “Selling Shareholders.”
Terms	Shares may be sold by the selling shareholders from time to time at prevailing market or privately negotiated prices as described in the section of this prospectus entitled “Plan of Distribution.”
Number of shares offered	1,022,727 shares of Class A Common Stock
Use of Proceeds

We will not receive any proceeds from the sale or other disposition of the securities by the selling shareholders. Pursuant to the terms of registration rights granted to the selling shareholders, we will pay the expenses of registering the securities for resale, but all selling commissions and other similar expenses incurred by the selling shareholders will be paid by the selling shareholders.

Plan of Distribution	The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the common stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Nasdaq Global Market symbols	Class A Common Stock: CSSE

Risk Factors	See “Risk Factors,” below, for a discussion of the factors you should consider before making an investment decision.

Transfer Agent	Continental Stock Transfer & Trust Co. is the registrar and transfer agent of our Class A Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, including the matters addressed in the section entitled “Notes on Forward-Looking Statements,” beginning on page iv of this prospectus, before making an investment decision. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks. The value of our securities could decline as a result of any of these risks. You could lose all or part of your investment in our securities. Some of the statements in “Risk Factors” are forward-looking statements. The following risk factors are not the only risk factors facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition, and results of operations and it is not possible to predict all risk factors, nor can we assess the impact of all factors on us or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Relating to COVID-19

Our business, results of operations, and financial condition has been and may continue to be impacted by the recent coronavirus (COVID-19) outbreak.

The global spread of the coronavirus (COVID-19) and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. In response to government mandates, health care advisories and otherwise responding to employee and vendor concerns, we have altered certain aspects of our operations. Our workforce has had to spend a significant amount of time working from home, which may impact their productivity. Many of our productions have been paused or delayed, as are productions of third-parties who supply us with content. Many of these paused or delayed productions have commenced or have been planned to commence in the near term.  Other operating partners have similarly had their operations altered or temporarily suspended, including those partners that we use for our Crackle Plus operations as well as our partners for development, production and post-production of content. To the extent the resulting economic disruption is severe, we could see some vendors go out of business, resulting in supply constraints and increased costs or delays to our operations. Such pauses may cause us to have less new content available on our service, which has had an impact on our revenue and may have a material impact on our business in subsequent quarters, due to reduced consumer demand for and user retention to our services. Temporary operation pauses or permanent shutdowns could result in content asset impairments or other charges and could change the timing and amount of cash outflows associated with operating activity.

The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; market volatility; the effect on our customers and customer demand for our services; disruptions or restrictions on our employees’ ability to work and travel; interruptions or restrictions related to the provision of streaming services over the internet, including impacts on content delivery networks and streaming quality; and any stoppages, disruptions or increased costs associated with our development, production, post-production, marketing and distribution of original programming. Furthermore, given increased government expenditures associated with their COVID-19 response, we could see increased government obligations which could negatively impact our results of operations. If we need to access the capital markets in the future, there can be no assurance that financing may be available on attractive terms, if at all. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including content production, as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders. It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results.

In addition to the potential direct impacts to our business, the global economy is likely to be significantly weakened as a result of the actions taken in response to COVID-19. To the extent that such a weakened global economy impacts customers’ and partners ability or willingness to pay for our services or vendors’ ability to provide services to us, we could see our business and results of operation negatively impacted.

Risks Related to Our Operations

We have incurred operating losses in the past, may incur operating losses in the future and may never achieve or maintain profitability.

As of December 31, 2019 and September 30, 2020, we had an accumulated deficit of approximately $32.7 million and $67.2 million, respectively, and for the year ended December 31, 2019 and the three months ended September 30, 2020, we had a net loss of approximately $35.0 million and $13.0 million, respectively. We expect our operating expenses to increase in the future as we continue to expand our operations. If our revenue and gross profit do not grow at a greater rate than our operating expenses, we will not be able to achieve and maintain profitability. Our indebtedness could limit our flexibility in planning for, or reacting to, changes in the market in which we compete. Although we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service, capital expenditures, cash dividend payments on our Series A Preferred Stock, and cash interest payments on our outstanding notes and other debt obligations, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt. Additionally, we may encounter unforeseen operating or legal expenses, difficulties, complications, delays and other factors that may result in losses in future periods. If our expenses exceed our revenue, we may never achieve or maintain profitability and some or all aspects of our business operations may need to be modified or curtailed.

We may not be able to generate sufficient cash to service our debt and other obligations.

Our ability to make payments on our debt, including interest payments on our outstanding Notes, our cash dividend payments on our Series A Preferred Stock, and our other obligations will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to attain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, including interest payments on our outstanding Notes, and other obligations, including the cash dividend payments on our Series A Preferred Stock.

If we are unable to service our debt and other obligations from cash flows, we may need to refinance or restructure all or a portion of such obligations prior to maturity. Our ability to refinance or restructure our debt and other obligations will depend upon the condition of the capital markets and our financial condition at such time. Any refinancing or restructuring could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. If our cash flows are insufficient to service our debt and other obligations, we may not be able to refinance or restructure any of these obligations on commercially reasonable terms or at all and any refinancing or restructuring could have a material adverse effect on our business, results of operations, or financial condition.

If our cash flows are insufficient to fund our debt and other obligations and we are unable to refinance or restructure these obligations, we may be forced to reduce or delay investments or to sell material assets or operations to meet our debt and other obligations. We cannot assure you that we would be able to implement any of these alternative measures on satisfactory terms or at all or that the proceeds from such alternatives would be adequate to meet any debt or other obligations then due. If it becomes necessary to implement any of these alternative measures, our business, results of operations, or financial condition could be materially and adversely affected.

We do not have a long operating history on which to evaluate our company.

Our predecessor, CSS Productions, was formed in December 2014 and we were formed in May 2016 to acquire CSS Productions’ assets in order to create a discrete, focused entity to pursue video content opportunities using the Chicken Soup for the Soul brand. We focused our company in the area of video on demand in 2017 and have a limited history in operating commercial video on demand offerings. A significant portion of our video on demand operations assets was acquired by us from CPEH in May 2019, and we have only a limited history in controlling and operating such assets. We face all the risks faced by newer companies in the media industry, including significant competition from existing and emerging media producers and distributors, many of which are significantly more established, larger and better financed than our Company.

We may not realize the advantages we expect from Crackle Plus

In May 2019, we consummated a contribution agreement with CPEH, an affiliate of Sony Pictures Television Inc., pursuant to which we and CPEH contributed certain assets relating to our respective VOD businesses to a newly formed subsidiary, Crackle Plus. We have since acquired all of the issued and outstanding equity interest in Crackle Plus owned by CPEH, such that it is now a wholly owned subsidiary.

Our quarterly and annual operating results may fluctuate due to the costs and expenses of acquiring and managing the Crackle Plus business. We may require additional debt or equity financing for the Crackle Plus business, resulting in additional leverage or dilution of ownership therein.

If our efforts to attract and retain VOD viewers are not successful, our business may be adversely affected.

Our success depends in part on attracting viewers, retaining them on our VOD service and ultimately monetizing our VOD services and content offerings. As such, we are seeking to expand our viewer base and increase the number of hours that are streamed across our platforms to create additional revenue opportunities. To attract and retain viewers, we need to be able to respond efficiently to changes in consumer tastes and preferences and to offer our viewers access to the content they enjoy on terms that they accept. Effective monetization may require us to continue to update the features and functionality of our VOD offerings for viewers and advertisers.

Our ability to attract viewers will depend in part on our ability to effectively market our services, as well as provide a quality experience for selecting and viewing TV series and movies. Furthermore, the relative service levels, content offerings, pricing and related features of competitors as compared to our service will determine our ability to attract and retain viewers. Competitors include other streaming entertainment providers, including those that provide AVOD and SVOD offerings, and other direct-to-consumer video distributors and more broadly other sources of entertainment that our viewers could choose in their moments of free time. If consumers do not perceive our service offerings to be of value, including if we introduce new or adjust existing features or service offerings, or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain consumers. In addition, many of our consumers originate from word-of-mouth advertising from existing viewers. If we do not grow as expected, we may not be able to adjust our expenditures or increase our revenues commensurate with the lowered growth rate such that our margins, liquidity and results of operation may be adversely impacted. If we are unable to successfully compete with current and new competitors in both retaining our existing viewers and attracting new viewers, our business may be adversely affected.

Changes in competitive offerings for entertainment video could adversely impact our business.

The market for entertainment video is subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access entertainment video. The various economic models underlying these channels include subscription, transactional, and ad-supported models. All of these have the potential to capture meaningful segments of the entertainment video market. Traditional providers of entertainment video, including broadcasters and cable network operators, as well as internet-based e-commerce or entertainment video providers are increasing their streaming video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition, exclusive rights to certain content and significant financial, marketing and other resources. Competitors may secure better terms from content suppliers and devote more resources to product development, technology, infrastructure, content acquisitions and marketing. New entrants may enter the market or existing providers may adjust their services with unique offerings or approaches to providing entertainment video. Our competitors also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully or profitably compete with current and new competitors, our business may be adversely affected, and we may not be able to increase or maintain market share, revenues or profitability.

Our long-term results of operations are difficult to predict and depend on the commercial success of our VOD platforms as well as successful monetization of our video content in other ways and the continued strength of the Chicken Soup for the Soul brand.

Video streaming is a rapidly evolving industry, making our business and prospects difficult to evaluate. The growth and profitability of this industry and the level of demand and market acceptance for our VOD platforms and content offerings are subject to a high degree of uncertainty. We believe that the continued growth of streaming as an entertainment alternative will depend on the availability and growth of cost-effective broadband internet access, the quality of broadband content delivery, the quality and reliability of new devices and technology, the cost for viewers relative to other sources of content, as well as the quality and breadth of content that is delivered across streaming platforms. These technologies, products and content offerings continue to emerge and evolve. In addition, many advertisers continue to devote a substantial portion of their advertising budgets to traditional advertising, such as linear TV, radio and print. The future growth of our business depends on the growth of digital advertising, and on advertisers increasing their spend on such advertising. We cannot be certain that they will do so. If advertisers do not perceive meaningful benefits of digital advertising, the market may develop more slowly than we expect, which could adversely impact our operating results and our ability to grow our business.

In addition, monetization of content that we produce and acquire from sources other than our AVOD network is an essential element of our strategy.  Our ability in the long-term to obtain sponsorships, licensing arrangements, co-productions and tax credits and to distribute our original programming and acquired video content will depend, in part, upon the commercial success of the content that we initially produce and distribute and, in part, on the continued strength of the Chicken Soup for the Soul brand.  We cannot ensure that we will produce, acquire, and distribute successful content.  The continued strength of the brand will be affected in large part by the operations of CSS and its other business operations, none of which we control. CSS utilizes the brand through its other subsidiaries for various commercial purposes, including the sale of books (including educational curriculum products), pet foods and other consumer products. Negative publicity relating to CSS or its other subsidiaries or the brand, or any diminution in the perception of the brand could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects. We cannot assure you that we will manage the production and distribution of all of our video content successfully, that all or any portion of our video content will be met with critical acclaim or will be embraced by audiences on a one-time or repeated basis, or that the strength of the Chicken Soup for the Soul brand will not diminish over time.

We may not be successful in our efforts to further monetize our VOD services

Our AVOD platforms generate revenue primarily from digital advertising and audience development campaigns that run across our streaming platform and from content distribution services. Our ability to deliver more relevant advertisements to our viewers and to increase our platform’s value to advertisers and content publishers depends on the collection of user engagement data, which may be restricted or prevented by a number of factors. Viewers may decide to opt out or restrict our ability to collect personal viewing data or to provide them with more relevant advertisements.  While we have experienced, and expect to continue to experience, growth in our revenue from advertising, our efforts to monetize our streaming platform through the distribution of AVOD content are still developing and our advertising revenue may not grow as we expect. This means of monetization will require us to continue to attract advertising dollars to our streaming platform as well as deliver AVOD content that appeals to viewers. Accordingly, there can be no assurance that we will be successful in monetizing our streaming platform through the distribution of ad-supported content.

In addition, with the recent spread of the coronavirus throughout the United States and the rest of the world, companies advertising plans and amounts available for advertising may be significantly restricted or discontinued which could also impact our ability to monetize our AVOD platform.

Our reliance on third parties for content, production and distribution could limit our control over the quality of the finished video content.

We currently have limited production capabilities and are reliant on relationships with third parties for much of these capabilities. Working with third parties is an integral part of our strategy to produce video content on a cost-efficient basis, and our reliance on such third parties could lessen the control we have over the projects. Should the third-party producers we rely upon not produce completed projects to the standards we expect and desire, critical and audience acceptance of such projects could suffer, which could have an adverse effect on our ability to produce and distribute future projects. In particular, due to the global spread of COVID-19, and in response to government mandates and healthcare advisories, certain of our vendors and partners have had their operations altered or temporarily suspended, including vendors that supply us with our streaming content and partners that we use for the development and production of content. Any such production pauses could cause us to have less new content available on our service, which could negatively impact consumer demand for our service, which may in turn adversely impact our advertising revenue. A limited number of content publishers account for a significant portion of the hours streamed on Crackle Plus and other streaming platforms.  If, for any reason, these publishers fail to provide us with content, whether due to the COVID-19 pandemic or otherwise, our streaming hours, active viewers, and advertising revenue may be adversely affected, and our business may be harmed. Further, either during the COVID-19 pandemic or after it subsides, we cannot be assured of entering into favorable agreements with third-party content producers on economically favorable terms or on terms that provide us with satisfactory intellectual property rights in the completed projects.

An integral part of our strategy is to initially minimize our production, content acquisition and distribution costs by utilizing funding sources provided by others, however, such sources may not be readily available.

The production acquisition and distribution of video content can require a significant amount of capital. As part of our strategy, we seek to fund the production, content acquisition, and distribution of our video content through co-productions, tax credits, film acquisition advances, upfront fees from sponsors, licensors, broadcasters, cable and satellite outlets and other producers and distributors, as well as through other initiatives. Such funding from the aforementioned sources or other sources may not be available on attractive terms or at all, as and when we need such funding. To the extent we are not able to secure agreements of this sort, we may need to curtail the amount of video content being produced or acquired by us or use our operating or other funds to pay for such video content, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Due to the effect of the coronavirus, the interest and ability of sponsors to enter into and invest in co-production agreements may not be attractive or considered at this time.

As we grow, we may seek to fund and produce more of our video content directly, subjecting us to significant additional risks.

Our current strategy of funding the production, acquisition, and distribution of our video content through the payment of upfront fees by third parties may limit the backend return to us. If we should determine to use our own funds to produce, acquire, and distribute more of our video content in order to capture greater backend returns, we would face significant additional risks, such as the need to internally advance funds ahead of revenue generation and cost recoupment and the need to divert some of our resources and efforts away from other operations. In order to reduce these risks, we may determine to raise additional equity or incur additional indebtedness. In such event, our stockholders and our company will be subjected to the risks associated with issuing more equity or increasing our debt obligations.

If studios, content providers or other rights holders are unable or refuse to license content or other rights upon terms acceptable to us, our business could be adversely affected.

Our ability to provide content depends on studios, content providers and other rights holders licensing rights to distribute such content and certain related elements thereof, such as the public performance of music contained within the content we distribute. If studios, content providers and other rights holders are not or are no longer willing or able to license us content upon terms acceptable to us, our ability to provide content will be adversely affected and/or our costs could increase.

Certain conflicts of interest may arise between us and our affiliated companies and we have waived certain rights with respect thereto.

Our certificate of incorporation includes a provision stating that we renounce any interest or expectancy in any business opportunities that are presented to us or our officers, directors or stockholders or affiliates thereof, including but not limited to CSS Productions and its affiliates (collectively, the “CSS Companies”), except as may be set forth in any written agreement between us and any of the CSS Companies (such as the CSS License Agreement under which CSS has agreed that all video content operations shall be conducted only through CSS Entertainment). This provision also states that, to the fullest extent permitted by Delaware law, our officers, directors and employees shall not be liable to us or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities or any activities of any of the CSS Companies. As a result of these provisions, there may be conflicts of interest among us and our officers, directors, stockholders or their affiliates, including the CSS Companies, relating to business opportunities, and we have waived our right to monetary damages in the event of any such conflict.

We are required to make continuing payments to our affiliates, which may reduce our cash flow and profits.

We are required to make significant payments to our affiliates as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management and License Fees” in this propectus. Accordingly, in the aggregate, 10% of our net revenue will be paid to our affiliates on a continuous basis and will not be otherwise available to us.

If a project we are producing incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production or fund the overrun ourselves.

If a production we are funding incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production or fund the overrun ourselves. We cannot be certain that any required financing will be available to us on commercially reasonable terms or at all, or that we will be able to recoup the costs of overruns. Increased costs incurred with respect to a project may result in the production not being ready for release at the intended time, which could cause a decline in the commercial performance of the project. Budget overruns could also prevent a project from being completed or released at all and adversely affect our operating results.

We are subject to risks associated with possible acquisitions, business combinations, or joint ventures.

We are actively pursuing discussions and activities with respect to possible acquisitions, sale of assets, business combinations, or joint ventures intended to complement or expand our business, some of which may be significant transactions for us. We may not realize the anticipated benefit from any of the transactions we pursue. Regardless of whether we consummate any such transaction, the negotiation of a potential transaction could require us to incur significant costs and cause diversion of management’s time and resources.

Integrating any business that we acquire may be distracting to our management and disruptive to our business and may result in significant costs to us. We could face several challenges in the consolidation and integration of information technology, accounting systems, personnel and operations. Any such transaction could also result in impairment of goodwill and other intangibles, development write-offs and other related expenses. Any of the foregoing could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Our operating results may fluctuate.

Our operating results are dependent, in part, on management’s estimates of revenue to be earned over the life of a project. We will regularly review and revise our revenue estimates. This review may result in a change in the rate of amortization and/or a write-down of the video content asset to its estimated realizable value. Results of operations in future years depend upon our amortization of our video content costs. Periodic adjustments in amortization rates may significantly affect these results. Further, as many of our third-party relationships will be on a project-by-project basis, the profits, if any, generated from various projects will fluctuate based on the terms of the agreements between us and our third-party producers and distributors.

Variations in our quarterly and year-end operating results are difficult to predict and our income and cash flows may fluctuate significantly from period to period, which may impact our board of directors’ willingness or legal ability to declare a monthly dividend.. Specific factors that may cause fluctuations in our operating results include:

•	demand and pricing for our products and services;

•	introduction of competing products;

•	our operating expenses which fluctuate due to growth of our business;

•	timing and popularity of new video content offerings and changes in viewing habits or the emergence of new content distribution platforms;

•	variable sales cycle and implementation periods for content and services; and

•	the continuing effects of the COVID-19 pandemic and governmental responses thereto.

As a result of the foregoing and other factors, our results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future period.

Distributors’ failure to promote our video content could adversely affect our revenue and could adversely affect our business results.

We will not always control the timing and way in which our licensed distributors distribute our video content offerings. However, their decisions regarding the timing of release and promotional support are important in determining our success. Any decision by those distributors not to distribute or promote our video content or to promote our competitors’ video content to a greater extent than they promote our content could adversely affect our business, financial condition, operating results, liquidity and prospects.

We are smaller and less diversified than many of our competitors.

Many of the producers and studios with which we compete are part of large diversified corporate groups with a variety of other operations, including television networks, cable channels and other diversified companies such as Amazon, which can provide both the means of distributing their products and stable sources of earnings that may allow them to better offset fluctuations in the financial performance of their operations. In addition, the major studios have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, and other personnel required for production. The resources of the major producers and studios may also give them an advantage in acquiring other businesses or assets, including video content libraries, that we might also be interested in acquiring.

We face risks from doing business internationally.

We intend to increase the distribution of our video content outside the U.S. and thereby derive significant revenue in foreign jurisdictions. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

•	the Foreign Corrupt Practices Act and similar laws regulating interactions and dealings with foreign government officials;

•	changes in local regulatory requirements, including restrictions on video content;

•	differing cultural tastes and attitudes;

•	differing and more stringent user protection, data protection, privacy and other laws;

•	differing degrees of protection for intellectual property;

•	financial instability and increased market concentration of buyers in foreign television markets;

•	the instability of foreign economies and governments;

•	fluctuating foreign exchange rates;

•	the spread of communicable diseases, including COVID-19, in such jurisdictions, and government responses to contain the spread of such diseases, including border closures, stay-at-home orders and quarantines, which may impact business in such jurisdictions; and

•	war and acts of terrorism.

Events or developments related to these and other risks associated with international trade could adversely affect our revenue from non-U.S. sources, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property relating to our video content and the protection of the Chicken Soup for the Soul brand. We protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media. Under the terms of the CSS License Agreement, CSS has the primary right to take actions to protect the Brand, and, if it does not, and we reasonably deem any infringement thereof is materially harmful to our business, we may elect to seek action to protect the Brand ourselves. Although in the former case, we would equitably share in any recovery, and in the latter case, we would retain the entirety of any recovery, should CSS determine not to prosecute infringement of the Brand, we could be materially harmed and could incur substantial cost in prosecuting an infringement of the Chicken Soup for the Soul brand.

Others may assert intellectual property infringement claims against us.

It is possible that others may claim from time to time that our productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed content, stories, characters and other entertainment or intellectual property. Additionally, although CSS is obligated to indemnify us for claims related to our use of the Chicken Soup for the Soul brand in accordance with the CSS License Agreement, we could face lawsuits with respect to claims relating thereto. Irrespective of the validity or the successful assertion of any such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Our business involves risks of liability claims for video content, which could adversely affect our results of operations and financial condition.

As a producer and distributor of video content, we may face potential liability for defamation, invasion of privacy, negligence and other claims based on the nature and content of the materials distributed. These types of claims have been brought, sometimes successfully, against producers and distributors of video content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Piracy of video content may harm our business.

Video content piracy is extensive in many parts of the world, including South America, Asia, and certain Eastern European countries, and is made easier by technological advances and the conversion of video content into digital formats. This trend facilitates the creation, transmission and sharing of high-quality unauthorized copies of video content on DVDs, Blu-ray discs, from pay-per-view through set-top boxes and other devices and through unlicensed broadcasts on free television and the internet. The proliferation of unauthorized copies of our video content could have an adverse effect on our business.

Any significant disruption in the computer systems of third parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Our reputation and ability to attract, retain and serve our viewers is dependent upon the reliable performance of the computer systems of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm these systems. Interruptions in these systems or to the internet in general, could make our content unavailable or impair our ability to deliver such content.

Our online activities are subject to a variety of laws and regulations relating to privacy, which, if violated, could subject us to an increased risk of litigation and regulatory actions.

In addition to our websites, we use third-party applications, websites, and social media platforms to promote our video content offerings and engage consumers, as well as monitor and collect certain information about consumers. There are a variety of laws and regulations governing individual privacy and the protection and use of information collected from such individuals, particularly in relation to an individual’s personally identifiable information. The United States is seeing the adoption of state-level laws governing individual privacy. This includes the California Consumer Protection Act, Massachusetts General Law 93H and regulations adopted thereunder, and the New York SHIELD Act. Many foreign countries and supranational organizations have adopted similar laws governing individual privacy, such as the EU’s General Data Protection Regulation (“GDPR”), some of which are more restrictive than similar United States laws. If our online activities were to violate any applicable current or future laws and regulations that limit our ability to collect, transfer, and use data, we could be subject to litigation from both private rights of action, class action lawsuits, and regulatory actions, including fines and other penalties. Internationally, we may become subject to evolving, additional and/or more stringent legal obligations concerning our treatment of customer and other personal information, such as laws regarding data localization and/or restrictions on data export. Failure to comply with these obligations could subject us to liability, and to the extent that we need to alter our business model or practices to adapt to these obligations, we could incur additional expenses.

If government regulations relating to the internet or other areas of our business change, we may need to alter the way we conduct our business or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the internet or other areas of our business could limit or otherwise adversely affect the way we currently conduct our business. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us such as the EU’s GDPR. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our operations.

If we experience rapid growth, we may not manage our growth effectively, execute our business plan as proposed or adequately address competitive challenges.

We anticipate continuing to grow our business and operations rapidly. Our growth strategy includes organic initiatives and acquisitions. Such growth could place a significant strain on the management, administrative, operational and financial infrastructure we utilize, a portion of which is made available to us by our affiliates under the Management Agreement between us and CSS (“CSS Management Agreement”). Our long-term success will depend, in part, on our ability to manage this growth effectively, obtain the necessary support and resources under the CSS Management Agreement and grow our own internal resources as required, including internal management and staff personnel. To manage the expected growth of our operations and personnel, we also will need to increase our internal operational, financial and management controls, and our reporting systems and procedures. Failure to effectively manage growth could result in difficulty or delays in producing our video content, declines in overall project quality and increases in costs. Any of these difficulties could adversely impact our business financial condition, operating results, liquidity and prospects.

Our exclusive license to use the Chicken Soup for the Soul brand could be terminated in certain circumstances.

We do not own the Chicken Soup for the Soul brand or any other Chicken Soup for the Soul-related assets (including books), other than those assets transferred to us under the CSS Contribution Agreement. The Brand is licensed to us by CSS under the terms of the CSS License Agreement. CSS controls the Brand, and the continued integrity and strength of the Chicken Soup for the Soul brand will depend in large part on the efforts and businesses of CSS and how the brand is used, promoted and protected by CSS, which will be outside of the immediate control of our company. Although the license granted to us under the CSS License Agreement is perpetual, it may be terminated by CSS upon the cessation of our business, our bankruptcy, liquidation, or insolvency, or if we fail to pay any sums due or otherwise fail to perform under the License Agreement within 30 days following delivery of a second written notice by CSS.

We may not be able to realize the entire book value of goodwill and other intangible assets from the formation of Crackle Plus and other acquisitions.

As of December 31, 2019 and September 30, 2020, we had approximately $21.4 million of goodwill and approximately $47.6 million and $32.7 million, respectively, of net intangible assets, primarily related to the formation of Crackle Plus and other acquisitions. We assess goodwill and other intangible assets for impairment at least annually and more frequently if certain events or circumstances warrant. If the book value of goodwill or other intangible assets is impaired, any such impairment would be charged to earnings in the period of impairment. If we determine that goodwill and other intangible assets are impaired in the future, it could have a material adverse effect on our business, financial condition and results of operations.

Claims against us relating to any acquisition or business combination may necessitate our seeking claims against the seller for which the seller may not indemnify us or that may exceed the seller’s indemnification obligations.

There may be liabilities assumed in any acquisition or business combination that we did not discover or that we underestimated in the course of performing our due diligence. Although a seller generally may have indemnification obligations to us under an acquisition or merger agreement, these obligations usually will be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations. We cannot assure you that our right to indemnification from any seller will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We may require and not be able to obtain additional funding to meet increased capital needs after an acquisition.

Our ability to grow through acquisitions, business combinations and joint ventures and our ability to fund our operating expenses after one or more acquisitions may depend upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets or businesses. If we do not have access to such financing arrangements, and if other funds do not become available on terms acceptable to us, there could be a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Our success depends on our management and relationships with our affiliated companies.

Our success depends to a significant extent on the performance of our management personnel and key employees, including production and creative personnel, made available to us through the CSS Management Agreement. The loss of the services of such persons or the resources supplied to us by our affiliated companies could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

To be successful, we need to attract and retain qualified personnel.

Our success will depend to a significant extent on our ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for the caliber of talent required to produce and distribute our video content continues to increase. We cannot assure you that we will be successful in identifying, attracting, hiring, training and retaining such personnel in the future. If we were unable to hire, assimilate and retain qualified personnel in the future, such inability could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We are an “emerging growth company” under the JOBS Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our Class A common stock, Series A Preferred Stock, and publicly traded notes and the trading price of such securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. This may make comparison of our financial statements with another public company which is not an emerging growth company difficult or impossible because of the potential differences in accounting standards used.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenue exceeds $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year.

Since our content is digitally stored and distributed online, and we accept online payments for various subscription services, we face numerous cybersecurity risks.

We utilize information technology systems, including third-party hosted servers and cloud-based servers, to host our digital content, as well as to keep business, financial, and corporate records, communicate internally and externally, and operate other critical functions. If any of our internal systems or the systems of our third-party providers are compromised due to computer virus, unauthorized access, malware, and the like, then sensitive documents could be exposed or deleted, and our ability to conduct business could be impaired.

Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, unauthorized access to our systems, computer viruses or other malicious code, denial of service attacks, malware, ransomware, phishing, SQL injection attacks, human error, or other events that result in security breaches or give rise to the manipulation or loss of sensitive information or assets. Cyber incidents can be caused by various persons or groups, including disgruntled employees and vendors, activists, organized crime groups, and state-sponsored and individual hackers. Cyber incidents can also be caused or aggravated by natural events, such as earthquakes, floods, fires, power loss, and telecommunications failures.

To date, we have not experienced any material losses relating to cyber-attacks, computer viruses, or other systems failures. Although we have taken steps to protect the security of data maintained in our information systems, it is possible that our security measures will not be able to prevent the systems’ improper functioning or the improper disclosure of personally identifiable information, such as in the event of cyber-attacks. In addition to operational and business consequences, if our cybersecurity is breached, we could be held liable to our customers or other parties in regulatory or other actions, and we may be exposed to reputation damages and loss of trust and business. This could result in costly investigations and litigation, civil or criminal penalties, fines, and negative publicity.

Certain information relating to our customers, including personally identifiable information and credit card numbers, is collected and maintained by us, or by third parties that do business with us or facilitate our business activities. This information is maintained for a period of time for various business purposes, including maintaining records of customer preferences to enhance our customer service and for billing, marketing, and promotional purposes. We also maintain personally identifiable information about our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and our employees expect that we will adequately protect their personal information, and the regulations applicable to security and privacy are increasingly demanding. Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our customers and market our properties and services.

The occurrence of natural or man-made disasters could result in declines in business that could adversely affect our financial condition, results of operations and cash flows.

We are exposed to various risks arising out of natural disasters, including earthquakes, hurricanes, fires, floods, landslides, tornadoes, typhoons, tsunamis, hailstorms, explosions, climate events or weather patterns and pandemic health events (such as the recent pandemic spread of the novel corona virus known as COVID-19 virus, duration and full effects of which are still uncertain), as well as man-made disasters, including acts of terrorism, military actions, cyber-terrorism, explosions and biological, chemical or radiological events. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business. Disasters also could disrupt public and private infrastructure, including communications and financial services, which could disrupt our normal business operations. A natural or man-made disaster also could disrupt the operations of our partners and counterparties or result in increased prices for the products and services they provide to us.

Our chairman and chief executive officer effectively controls our company.

We have two classes of common stock — Class A Common Stock, each share of which entitles the holder thereof to one vote on any matter submitted to our stockholders, and Class B Common Stock, each share of which entitles the holder thereof to ten votes on any matter submitted to our stockholders. Our chairman and chief executive officer, William J. Rouhana, Jr., has control over the vast majority of all the outstanding voting power as represented by our outstanding Class B and Class A Common Stock and effectively controls CSS Holdings and CSS, which controls CSS Productions, and, in turn, our company. Further, our bylaws provide that any member of our board may be removed with or without cause by the majority of our outstanding voting power, thus Mr. Rouhana exerts significant control over our board. This concentration of ownership and decision making may make it more difficult for other stockholders to effect substantial changes in our company and may also have the effect of delaying, preventing or expediting, as the case may be, a change in control of our company.

Risks Related to Owning our Class A Common Stock

Sales of substantial amounts of our Class A Common Stock by the selling shareholders, or the perception that these sales could occur, could adversely affect the price of our Class A Common Stock.

The sale by the selling shareholders of a significant number of shares of Class A Common Stock, or the perception in the public markets that the selling shareholders may sell all or a portion of their Class A Common Stock as a result of the registration of such shares hereunder, could have a material adverse effect on the market price of our Class A Common Stock.

A substantial number of shares of our Class A Common Stock may be issued upon exercise of outstanding warrants, which could adversely affect the price of our publicly traded securities.

A substantial number of shares of Class A Common Stock may be issued upon the exercise of outstanding warrants. Our outstanding Class W Warrants are exercisable for up to 618,343 shares of Class A Common Stock at an exercise price of $7.50 per share; our outstanding Class Z Warrants are exercisable for up to 180,618 shares of Class A Common Stock at a price of $12.00 per share; our outstanding Class I Warrants are exercisable for up to 800,000 shares of our Class A Common Stock at an exercise price of $8.13 per share; our outstanding Class II Warrants are exercisable for up to 1,200,000 shares of our Class A Common Stock at an exercise price of $9.67 per share; our outstanding Class III-A Warrants are exercisable for up to 380,000 shares of our Class A Common Stock at an exercise price of $11.61 per share; and our outstanding Class III-B Warrants are exercisable for up to 1,620,000 shares of our Class A Common Stock at an exercise price of $11.61 per share.. If all of the outstanding warrants are exercised for cash we will be required to issue an aggregate of 4,798,961 shares of Class A Common Stock, or approximately 94% of our Class A Common Stock outstanding as of January 25, 2021. The warrant holders will likely exercise the warrants only at a time when it is economically beneficial to do so. Accordingly, the exercise of these warrants will significantly dilute our other equity holders and may adversely affect the market price of our publicly traded securities.

On June 4, 2020 we entered into an At the Market Issuance Sales Agreement with B. Riley FBR, Inc., pursuant to which we may offer and sell, from time to time, shares of Class A Common Stock and shares of Series A Preferred Stock, which may adversely affect the price of our Class A Common Stock .

Under the At the Market Issuance Sales Agreement we may issue shares of Class A Common Stock and Series A Preferred Stock having an aggregate offering price of up to $11,564,076. The sale of Class A Common Stock will dilute our other equity holders and may adversely affect the market price of the Class A Common Stock .

Only a limited market exists for our Class A Common Stock , which could lead to price volatility.

Our Class A Common Stock trades on the Nasdaq Global Market under the symbol “CSSE”. However, trading volume for our Class A Common Stock has historically been low. The limited trading market for our securities may cause fluctuations in the market value of these securities to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our securities.

Our certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware and to service of process on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or employees, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our certificate of incorporation provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, we anticipate that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction and the exclusive forum provision is not intended to waive our compliance with federal securities laws and the rules and regulations thereunder or bar claims properly brought thereunder.

We currently do not plan to pay any dividends on our Class A Common Stock.

The payment of cash dividends on our Class A Common Stock in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition, our obligation to pay dividends on our Series A Preferred Stock, as well as the limitations on dividends and distributions that exist under our lending agreement, the laws and regulations of the State of Delaware and will be within the discretion of our board of directors. As a result, any gain you may realize on our Class A Common Stock may result solely from the appreciation of such shares.

If our securities become subject to the SEC’s penny stock rules, broker-dealers may have trouble in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time our securities become subject to the “penny stock” rules promulgated under the Exchange Act our securities could be adversely affected. Typically, securities trading under a market price of $5.00 per share and that do not meet certain exceptions, such as national market listing or annual revenue criteria, are subject to the penny stock rules. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgement from the purchaser demonstrating that the purchaser has received the required risk disclosure documents before a transaction in a “penny stock” can be completed.

If our securities become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Nasdaq could delist our Class A Common Stock from quotation on its exchange, which could limit investors’ ability to sell and purchase our shares and subject us to additional trading restrictions.

Our Class A Common Stock is currently listed on Nasdaq, a national securities exchange. If our Class A Common Stock is not listed on Nasdaq or another national securities exchange at any time after the date hereof, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our Class A Common Stock;

•	reduced liquidity with respect to our Class A Common Stock;

•	a determination that our Class A Common Stock is “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A Common Stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

THE PRIVATE PLACEMENT

On January 14, 2021, we entered into a securities purchase agreement (the “SPA”) with the selling shareholders named hereunder to sell an aggregate of 1,022,727 shares of Class A Common Stock at a purchase price of $22.00 per share, generating gross proceeds of $22,499,994. The sale of the Class A Common Stock was consummated on January 20, 2021. The shares of Class A Common Stock were sold pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

We also entered into a registration rights agreement with the selling shareholders, pursuant to which we agreed to use commercially reasonable efforts to register the shares of Class A Common Stock for resale within certain prescribed periods.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the Class A Common Stock by the selling shareholders. Pursuant to the terms of registration rights granted to the selling shareholders, we will pay the expenses of registering the securities for resale, but all selling commissions and other similar expenses incurred by the selling shareholders will be paid by the selling shareholders.

Holders

As of February 6, 2021 there were 37 holders of record of our Class A Common Stock. We believe we have in excess of 300 beneficial holders of our Class A Common Stock. These numbers does not include an indeterminate number of stockholders whose shares are held by brokers in street name through depositaries, including CDS & Co and CEDE & Co.

In addition to our Class A Common Stock, we have outstanding Class B Common Stock. As of February 6, 2021 there was one record holder of our Class B Common Stock. Our Class B Common Stock is not publicly traded and is controlled and beneficially owned by our chief executive officer. Holders of shares of Class A Common Stock and Class B Common Stock have substantially identical rights, except that holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our charter. Each share of Class B Common Stock may be converted into a share of Class A Common Stock at any time at the election of the holder.

There are no redemption or sinking fund provisions applicable to our common stock.

Dividend Policy

Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the board of directors out of any assets legally available therefor. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors (the “Board”) and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant. Our ability to pay cash dividends is subject to limitations imposed by state law.

Holders of our Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at the rate of 9.75% of the $25.00 per share liquidation preference per annum (equivalent to $2.4375 per annum per share). Dividends on the Series A Preferred Stock are payable monthly on the 15th day of each month; provided that if any dividend payment date is not a business day, as defined in the certificate of designations, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of September 30, 2020:

•	on an actual basis;

•	on a pro forma basis giving effect to the sale of 9.50% Notes due 2025 in December 2020 for aggregate gross proceeds of $10.6 million , the issuance of 1,798,956 shares of our Series A Preferred Stock to CPEH and the sale of the shares of our Class A Common Stock to the selling shareholders named herein in a private placement consummated on January 20, 2021 at a price of $22 per share for aggregate gross proceeds of $22.5 million;

•	on a pro forma basis giving effect to this registration statement and the resale of the shares offered hereby, which results in no change to the following table.

You should read the data set forth in the table below in conjunction with “Use of Proceeds,” appearing elsewhere in this prospectus, as well as our unaudited financial statements and the accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference into this prospectus.

	September 30, 2020
	Actual	As Adjusted (1)	As Adjusted (2)
	(Unaudited)	(Unaudited)	(Unaudited)

Cash and Cash Equivalents	$9,243,315	$40,425,793	$40,425,793
Total Liabilities & stockholders equity
Notes Payable due 2025, net of deferred offering costs of $1,059,401 actual and $1,809,343 as adjusted	21,040,599	31,086,582	31,086,582
Notes payable under revolving credit facility	2,500,000	2,500,000	2,500,000
Film Acquisition advance	10,210,000	10,210,000	10,210,000
Total Debt	33,750,599	43,796,582	43,796,582
Stockholder's Equity:
Series A cumulative redeemable perpetual preferred stock, $.0001 par value, liquidation preference of $25.00 per share, 10,000,000 shares authorized; 1,732,139 actual and 3,531,095 shares issued and outstanding respectively, redemption value of $43,303,475 actual and $88,277,375 as adjusted.	173	353	353
Class A common stock, $.0001 par value, 70,000,000 shares authorized; 4,919,195 actual and 5,941,922 as adjusted shares issued, 4,844,960 actual and 5,867,687 as adjusted outstanding, respectively	492	594	594
Class B common stock, $.0001 par value, 20,000,000 shares authorized; 7,813,938 issued and outstanding, respectively	782	782	782
Additional paid-in capital	96,498,618	159,415,175	159,415,175
Deficit	(67,182,836)	(67,182,836)	(67,182,836)
Class A common stock held in treasury, at cost (74,235 shares)	(632,729)	(632,729)	(632,729)
Total stockholders' equity	28,684,500	91,601,339	91,601,339
Subsidiary convertible preferred stock	36,350,000	-	-
Noncontrolling interests	217,785	-	-
Total Equity	65,252,285	91,601,339	91,601,339
Total Capitalization	$99,002,884	$135,397,921	$135,397,921

(1)	Reflects aggregate net proceeds from the sale of Notes of $9,882,484 after deducting underwriting costs and expenses, the effect of the issuance of 1,798,956 shares of Series A Preferred Stock to CPEH, and net proceeds from the sale of Class A Common Stock in a private placement of $21,299,994 after deducting agent fees and expenses.

(2)	Reflects the effect of this resale registration.

The table above is based on:

•	4,844,960 shares of Class A Common Stock outstanding as of September 30, 2020, and excludes, as of such date:

o	1,052,500 shares of Class A Common Stock reserved for issuance pursuant to outstanding options and stock awards under our 2017 stock incentive plan (“2017 Plan”);

o	an additional 197,500 shares of Class A Common Stock available for issuance under the 2017 Plan;

o	618,343 shares of Class A Common Stock underlying our outstanding Class W Warrants with an exercise price of $7.50 per share, 180,618 shares of Class A Common Stock underlying our Class Z Warrants with an exercise price of $12.00 per share, 800,000 shares of Class A Common Stock underlying our outstanding Class I Warrants with an exercise price of $8.13 per share, 1,200,000 shares of Class A Common Stock underlying our Class II Warrants with an exercise price of $9.67 per share, 380,000 shares of Class A Common Stock underlying our Class III-A Warrants with an exercise price of $11.61 per share, and 1,620,000 shares of Class A Common Stock underlying our Class III-B Warrants with an exercise price of $11.61 per share.

•	7,813,938 shares of Class B Common Stock outstanding as of September 30, 2020; and

•	1,732,139 shares of Series A Preferred Stock outstanding as of September 30, 2020.

OUR BUSINESS

Overview

Chicken Soup for the Soul Entertainment Inc. operates streaming video-on-demand networks (“VOD”) through its subsidiary, Crackle Plus, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle®, Popcornflix, Popcornflix Kids®, Truli®, Pivotshare, Españolflix and FrightPix®. The Company also acquires and distributes video content through Screen Media and produces long and short-form original content through subsidiaries and outside partnerships. The content acquired or produced by the Company is sometimes used exclusively on our networks and is generally also sold to others with the goal of providing our networks access to original and exclusive advertising-supported online video-on-demand (“AVOD”) content at a lower cost and to generate additional revenue and operating cash flow for the Company.

Our Crackle Plus subsidiary was formed as a co-owned partnership with a subsidiary of Sony Pictures Television Inc. (“SPT”) in May 2019. We acquired SPT’s equity interest in Crackle Plus on January 13, 2021, and, accordingly, Crackle Plus is now wholly-owned by us. Crackle Plus is one of the largest, independent AVOD network groups in the United States, with viewers streaming an average of approximately 30 million programs per month. The popular network, Crackle®, is the largest Crackle Plus network and a top performer on the industry-leading Roku platform. Our VOD networks deliver popular and original new content covering a wide range of themes, including family, children and faith, as well as proven genres, such as horror and comedy.  We are differentiated among other VOD network operators by our ability to generate original content cost-effectively and by our access to more than 80,000 hours of programming.  Our Screen Media subsidiary has one of the largest independently owned television and film libraries in the industry and provides content to the Crackle Plus networks and third-party networks. Our VOD networks also feature original content produced through our subsidiaries, Landmark Studio Group and A Plus. Our exclusive, perpetual, sublicensable and worldwide license, to create and distribute video content under the Chicken Soup for the Soul® brand (the “Brand”) also allows us to create new Brand-focused AVOD channels, which we expect to do in the future.

We believe CSSE is the only independent AVOD network operator with the proven capability to create and distribute original programming and access to an extensive amount of valuable company-owned and third-party library content.  We believe this differentiation is important at a time of a major shift in consumer viewing habits, as the growth in both availability and quality of high-speed broadband enables consumers to consume video content at any time on any device.

According to industry projections, the global market for AVOD network revenue is expected to increase at a compound annual growth rate of 21% between 2018 and 2024, reaching $56 billion by the end of the period.  At the same time, advertising spending on linear television networks is expected to decline as more viewers transition from pay television subscriptions to online video viewing.  We believe AVOD networks will grow rapidly as consumers seek affordable programming alternatives to multiple subscription video-on-demand (“SVOD”) offerings.

In this environment, our strategy is to build a leading VOD network featuring a range of mass-appeal and thematic programming options.  We are executing on this strategy in three ways:

•	Increasing content. Our “originals and exclusives” focus, supported by our distribution and production business, is designed to distinguish our network brands among viewers. We are able to add to our existing broad base of content without the significant capital outlay of a traditional television or film studio by producing new originals at low cost through creative partnerships, such as our award-winning 2019 series Going from Broke, which has been renewed for a second season. Through Screen Media, we are also acquiring the rights to additional exclusive content. Finally, we are expanding our production capacity through partnerships, the formation of our majority owned subsidiary Landmark Studio Group and acquiring additional content libraries, such as our recent acquisition of the Foresight Unlimited film library.

•	Growing and retaining audience while adding new networks. Our goal is to utilize our increasing, exclusive access to quality programming to grow and retain viewers on our existing networks. As we grow our content libraries, we are also continuously evaluating opportunities to create new thematic networks that feature certain genres and other types of programming that can deliver more targeted advertising opportunities to marketers such as a Chicken Soup for the Soul network for families. Finally, we are also actively evaluating opportunities to acquire additional AVOD networks that can accelerate our path to scale.

•	Building our advertising sales capability. As we grow our stable of networks, we are investing in integration of advertising platform technology stacks and the growth of our sales force. As our advertising sales capability matures, we believe we will be positioned to increase both overall advertising sales and ad insertion rates.

Recent Developments

The Company has recorded strong revenue performance through Q3 2020. Despite industry production delays, Crackle Plus is fully programmed through mid-2021. We have continued to expand our pipeline of original and exclusive content, driving steady viewership to our AVOD platforms and sequential growth in ad impressions. The latest Crackle original series, Spides, drove over one million streams in its first two weeks. Additionally, our distribution and production businesses added meaningful revenue, driven by the TVOD hit The Outpost, which was number one in streams for two consecutive weeks on several platforms, including iTunes, GooglePlay, Spectrum, and FandangoNOW.

In connection with the formation of Crackle Plus, the joint venture governed by the terms of an amended and restated limited liability company agreement dated as of May 14, 2019 among the Company, Crackle Plus, and Crackle, Inc. (“Crackle”), a wholly owned subsidiary of CPE Holdings, Inc. (“CPEH”), an affiliate of SPT, the Company granted CPEH, as successor-in-interest of Crackle, and its affiliates (including SPT) the right to require the Company to purchase all, but not less than all, of CPEH’s interest in Crackle Plus. The Company had the right, in its sole discretion, to pay for the interest in Crackle Plus through either the issuance of shares of Series A Preferred Stock or an amount of cash based on the number of shares of Series A Preferred Stock that would have been issued in payment therefore, using a price per share of $25 (the “Put Option”). On December 14, 2020, CPEH elected to exercise the Put Option. On January 13, 2021, the Company consummated the purchase of CPEH’s interest in Crackle Plus through the issuance of 1.6 million shares of Series A Preferred Stock. Additionally, on December 21, 2020, we issued 198,956 shares of CSSE Preferred Shares to CPEH in connection with our obligation to reimburse CPEH for certain transaction expenses incurred by CPEH in connection with the transactions contemplated by that certain Contribution Agreement, dated as of March 26, 2019, by and among the Company, CPEH, Crackle, Inc. and Crackle Plus. The Company agreed to register the shares of Series A Preferred Stock issued to CPEH within 90 days of the date of issuance.

On January 20, 2021, we consummated a private placement through which we sold an aggregate of 1,022,727 shares of our Class A Common Stock to certain fund investors at a price of $22 per share for aggregate gross proceeds of approximately $22.5 million. In connection with the private placement, we entered into a registration rights agreement with the investors pursuant to which we are obligated to file the registration statement of which this prospectus forms a part for purposes of registering the resale of all such shares by the selling shareholders.

Business Strategy

We are a media company operating Crackle Plus, our AVOD and SVOD networks groups, supported by our distribution and production capabilities. Our goal is to grow our network platform organically and through consolidation to establish a leading AVOD business positioned to capture ad revenue as that revenue increasingly moves from linear TV to online video.

Our two main areas of operation are:

Online Networks. We distribute and exhibit VOD content directly to consumers across all digital platforms, such as connected TVs, smartphones, tablets, gaming consoles and the web through our owned and operated AVOD Crackle Plus networks. We also distribute our own and third-party owned content to consumers across various digital platforms through our SVOD network, Pivotshare. We generate advertising revenues primarily by serving video advertisements to our streaming viewers on our AVOD networks and subscription revenues from customers on our SVOD network.

Our acquisition of Screen Media in 2017 marked our entry into the direct-to-consumer online VOD market through Popcornflix, which has an extensive footprint with apps that have been downloaded more than 27 million times.

Popcornflix is one of the largest AVOD services. Under the Popcornflix brand, we operate a series of direct-to consumer advertising supported channels. As a “free-to-consumer” digital streaming channel, Popcornflix is an extremely popular online video platform that can be found on the web, iPhones and iPads, Android products, Roku, Xbox, Amazon Fire, Apple TV, Chromecast and Samsung and Panasonic internet connected televisions, among others. Popcornflix is currently available in 61 countries, including the United States, United Kingdom, Canada, Australia, Germany, France, and Singapore, with additional territories to be added.

In October 2018, we completed the acquisition of the assets of Truli Media Corp., which operates a nascent global family-friendly and faith-based online video channel (“Truli”). Truli’s content fits strategically in our thematic network plans and includes film, television, music videos, sports, comedy, and educational material.

In May 2019, we launched a new streaming video subsidiary known as Crackle Plus, through which we operate VOD networks including, Crackle and Popcornflix. Viewers are able to watch premium video content, such as films and TV shows on our networks. The networks are accessible through various internet connected digital devices such as mobile, tablet, smart TV and console. The networks primarily earn revenue from advertisements placed on the platform through direct and reseller channels. Our entry into subscription-based VOD was initiated by our acquisition of the Pivotshare VOD platform in August 2018. All of our VOD operations are currently in our Crackle Plus subsidiary.  As a result, Crackle Plus, is one of the largest AVOD companies in the United States as well as a targeted SVOD network provider.  Within Crackle Plus we have been primarily focused on growing our AVOD networks and may turn more attention to our SVOD opportunities in the future.

Television and Film Distribution and Production. We distribute movies and television series worldwide, through Screen Media, to consumers through license agreements across all media, including theatrical, home video, pay-per-view, free, cable, pay television, VOD, mobile and new digital media platforms worldwide. We own the copyright or long-term distribution rights to over 1,000 television series and feature films, representing one of the largest independently owned libraries of filmed entertainment in the world.

We have distribution licensing agreements with numerous VOD services across all major platforms, such as cable and satellite VOD and Internet VOD, which includes TVOD for rentals or purchases of films, AVOD for free-to-viewer streaming of films supported by advertisements and SVOD for unlimited access to films for a monthly fee.

Our cable and satellite VOD distribution agreements include those with DirecTV, Cablevision (Altice USA), Verizon and In Demand (owned by Comcast, Charter and Time Warner Cable-Spectrum). Our Internet VOD distribution agreements include agreements with Amazon, iTunes, Samsung, YouTube, Hulu, Xbox, Netflix, Sony, Vudu, Plex, Xfinity Flex and Fubo TV, among others.

We have expanded our international distribution capabilities in connection with the acquisition of the Foresight library.

Screen Media’s distribution capabilities across all media give us the ability to monetize various rights to our produced and co-produced television series and films directly, including our content that will be produced through Landmark Studio Group. The cost savings from Screen Media’s distribution capabilities enhance our revenue and profits from our produced or co-produced content. Furthermore, Screen Media supports the programming and content needs of our AVOD networks. The ability to monetize film and TV rights through Screen Media gives us the ability to retain exclusive AVOD rights for some of our acquired or produced films or television series on a cost advantaged basis.

Our approach to content production is focused primarily on co-production partnerships in order to build our AVOD networks, through Crackle Plus, and our worldwide distribution capabilities through Screen Media. By focusing this way, we believe that we will be able to grow our business more rapidly by entering into production agreements with a variety of production partners. In October 2019, we launched Landmark, our first production co-venture subsidiary. Landmark is a fully integrated entertainment company focused on ownership, development, and production of quality entertainment franchises. Landmark develops, produces, distributes and owns all the intellectual property it creates, building a valuable library. The studio is independent, with the ability to sell its content to any network or platform, while also developing and producing original content for Crackle Plus. Landmark controls all worldwide rights and distributes those rights exclusively through Screen Media.

We plan to enter into other similar co-production arrangements going forward. We will only occasionally produce programming internally.

Competition

We are in a highly competitive business.  The market for streaming entertainment is rapidly changing. We face competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation, video games, the internet and other cultural and computer-related activities. We compete for viewers and programming with much larger companies which have significant resources and brand recognition, including dominant video on demand providers such as Netflix, HBO Max (including HBO Go), Hulu, Amazon Prime Video, Disney Plus, Apple TV Plus, Fubo TV, Sling TV, and major film and television studios.  We also compete with numerous independent motion picture and television distribution and production companies, television networks, pay television systems and online media platforms for viewers, subscribers, and the services of performing artists, producers and other creative and technical personnel and production financing, all of which are essential to the success of our businesses.

In addition, our video content competes for media outlet and audience acceptance with video content produced and distributed by other companies. As a result, the success of any of our video content is dependent not only on the quality and acceptance of a particular production, but also on the quality and acceptance of other competing video content available in the marketplace at or near the same time.

Given such competition, and our stage of development, we emphasize a lower cost structure, risk mitigation, reliance on financial partnerships and innovative financial strategies. We rely on our flexibility and agility as well as the entrepreneurial spirit of our employees, partners and affiliates, in order to provide creative, desirable video content.

Intellectual Property

We are party to a License Agreement with CSS (“CSS License Agreement”) through which we have been granted the perpetual, exclusive, worldwide license by CSS to produce and distribute video content using the Brand and related content, such as stories published in the Chicken Soup for the Soul books. Chicken Soup for the Soul and related names are trademarks owned by CSS. We have the proprietary rights (including copyrights) in all Company-produced content. As a result of the acquisitions of Screen Media, Pivotshare, Crackle, and other smaller libraries and companies, we now own copyrights or global long-term distribution rights to approximately 80,000 hours of content.

We rely on a combination of copyright, trademark, trade secret laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and intellectual property rights. Our ability to protect and enforce our intellectual property rights is subject to certain risks and from time to time we encounter disputes over rights and obligations concerning intellectual property, which are described more fully in the section titled “Risk Factors.”

Human Capital Resources

As of December 31, 2020, we had 100 direct employees. The services of certain personnel, including our chairman and chief executive officer, vice chairman and chief strategy officer, our senior brand advisor and director, and chief financial officer, among others, are provided to us under a management services agreement between the Company and CSS. We also utilize many consultants in the ordinary course of our business and hire additional personnel on a project-by-project basis. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. Our compensation program is designed to attract, retain, and motivate highly qualified employees and executives. We use a mix of competitive base salary, performance-based equity compensation awards, and other employee benefits. We believe that our employee and labor relations are good, and we are committed to inclusion and policies and procedures to maintain a safe work environment. The health and safety of our employees, customers and communities are of primary concern. During the COVID-19 pandemic, we have taken significant steps to protect our workforce including but not limited to, working remotely, and implementing social distancing protocols consistent with guidelines issued by federal, state, and local law.

Corporate Information

We are a Delaware corporation formed on May 4, 2016. CSS Productions, our predecessor and immediate parent company, was formed in December 2014 by CSS, and initiated operations in January 2015. We were formed to create a discrete entity focused on video content opportunities using the Brand. On May 4, 2016, pursuant to the terms of the contribution agreement among CSS, CSS Productions and the Company (the “CSS Contribution Agreement”), all video content assets (the “Subject Assets”) owned by CSS, CSS Productions and their CSS subsidiaries were transferred to the Company in consideration for its issuance to CSS Productions of 8,600,568 shares of the Company’s Class B common stock. Concurrently with the consummation of the CSS Contribution Agreement, certain rights to receive payments under certain agreements comprising part of the Subject Assets owned by Trema, LLC (“Trema”), a company principally owned and controlled by William J. Rouhana, Jr., the Company’s chairman and chief executive officer, were assigned to the Company under a contribution agreement (the “Trema Contribution Agreement”) in consideration for the Company’s issuance to Trema of 159,432 shares of our Class B common stock. Thereafter, CSS Productions’ operating activities ceased, and the Company continued the business operations of producing and distributing the video content.

Internet Address and Availability of Filings

We maintain a website at www.cssentertainment.com. The contents of our website are not incorporated in, or otherwise to be regarded as part of, this Annual Report. The Company makes available, free of charge, on or through its website, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the Securities and Exchange Commission.

Properties

We are party to the CSS Management Agreement under which the Company receives from CSS and affiliate companies’ various integral operational services, including accounting, legal, marketing, management, data access and back office systems, and requires CSS to provide office space and equipment usage in the Company’s headquarters. See “Management’s Discussions and Analysis of Financial Condition and Results of Operations – Affiliate Resources and Obligations – CSS Management Agreement”.

CSS’ headquarters are located in an approximately 6,000 square foot leased facility in Cos Cob, Connecticut, the usage of which is provided to the Company under the terms of the CSS Management Agreement. The CSS headquarters lease expires in 2024. In addition, the Company leases office space of approximately 8,500 square feet in New York City, New York, under a lease that expires in 2020.

Legal Proceedings

In the normal course of business, from time-to-time, we may become subject to claims in legal proceedings.

Legal proceedings are subject to inherent uncertainties, and an unfavorable outcome could include monetary damages, and in such event, could result in a material adverse impact on our business, financial position, results of operations, or cash flows.

We are not currently, and have not been since inception, subject to any material legal claims or actions. Further, we have no knowledge of any material pending legal actions and we do not believe we are currently a party to any pending material legal claims or actions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes included in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus includes forward-looking statements involving risks and uncertainties and should be read together with the "Risk Factors" section of this prospectus for a discussion of important factors which could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We operate streaming video-on-demand networks (VOD). The Company owns Crackle Plus, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The Company also acquires and distributes video content through its Screen Media subsidiary and produces long and short-form original content through subsidiaries and outside partnerships. The content acquired or produced by the Company is sometimes used exclusively on the Company’s networks and is generally also sold to others with the goal of providing our networks access to original and exclusive AVOD content at a lower cost and to generate additional revenue and operating cash flow for the Company.

We operate one reportable segment across two operations areas:

●	Online Networks: In this operations area, we distribute and exhibit VOD content directly to consumers across all digital platforms, such as connected TV’s, smartphones, tablets, gaming consoles and the web through our owned and operated AVOD Crackle Plus networks. We also distribute our own and third-party owned content to end viewers across various digital platforms through our SVOD network, Pivotshare. We generate advertising revenues primarily by serving video advertisements to our streaming viewers and subscription revenue from consumers.

●	Television and Film Distribution and Production: In this operations area, we distribute movies and television series worldwide, through Screen Media, to consumers through license agreements across all media, including theatrical, home video, pay-per-view, free, cable, pay television, VOD, mobile and new digital media platforms worldwide. We own the copyright or long-term distribution rights to over 1,000 television series and feature films, representing one of the largest independently owned libraries of filmed entertainment in the world.

We have distribution licensing agreements with numerous VOD services across all major platforms, such as cable and satellite VOD and Internet VOD, which includes TVOD for rentals or purchases of films, AVOD for free-to-viewer streaming of films supported by advertisements and SVOD for unlimited access to films for a monthly fee. Our cable and satellite VOD distribution agreements include those with DirecTV, Cablevision (Altice USA), Verizon and In Demand (owned by Comcast, Charter and Time Warner Cable-Spectrum). Our Internet VOD distribution agreements include agreements with Amazon, iTunes, Samsung, YouTube, Hulu, Xbox, Netflix, Sony, Vudu, Plex, Xfinity Flex, and Fubo TV, among others. We have expanded our international distribution capabilities in connection with the acquisition of the Foresight library.

Screen Media’s distribution capabilities across all media give us the ability to monetize various rights to our produced and co-produced television series and films directly, including our content that will be produced through Landmark Studio Group (“Landmark”). The cost savings from Screen Media’s distribution capabilities enhance our revenue and profits from our produced or co-produced content. Furthermore, Screen Media supports the programming and content needs of our AVOD networks. The ability to monetize film and TV rights through Screen Media gives us the ability to retain exclusive AVOD rights for some of our acquired or produced films or television series on a cost advantaged basis.

Our approach to content production is focused primarily on co-production partnerships in order to build our AVOD networks, through Crackle Plus, and our worldwide distribution capabilities through Screen Media. By focusing this way, we believe that we will be able to grow our business more rapidly by entering into production agreements with a variety of production partners. In October 2019, we launched Landmark, our first production co-venture subsidiary. Landmark is a fully integrated entertainment company focused on ownership, development, and production of quality entertainment franchises. Landmark develops, produces, distributes and owns all the intellectual property (IP) it creates, building a valuable library. The studio is independent, with the ability to sell its content to any network or platform, while also developing and producing original content for Crackle Plus. Landmark controls all worldwide rights and distributes those rights exclusively through Screen Media. We plan to enter into other similar co-production arrangements going forward. We will only occasionally produce programming internally.

Covid-19

There are many uncertainties regarding the current COVID-19 pandemic, and the Company is closely monitoring the impact of the pandemic on all aspects of its business, including how it will impact its customers, employees,  vendors, and business partners. While the pandemic did not materially adversely affect the Company’s financial results and business operations in the Company’s third fiscal quarter ended September 30, 2020, we are unable to predict the impact that COVID-19 will have on its financial position and operating results in the future throughout the duration of the pandemic due to numerous uncertainties around the entertainment industry particularly around production and advertising investments created by the effects of the pandemic. Some clients have responded to the current economic and financial conditions by reducing their marketing budgets, thereby decreasing the market and demand for some of our services. In addition, many businesses have adjusted, reduced or suspended operating activities, which could negatively impact the markets we serve. All of the foregoing may impact our business, financial condition, results of operations and forward-looking expectations.

In an effort to protect the health and safety of our employees, our workforce has had and continues in most instances to spend a significant amount of time working from home, travel has been severely curtailed and many of our productions remain paused or continue to experience disruption, as are the productions of our third-party content suppliers. Our other partners have similarly had their operations disrupted, including those partners that we use for our operations as well as development, production, and post-production of content.

In an effort to contain COVID-19 or slow its spread, governments around the world have also enacted various measures, some of which have been subsequently rescinded or modified, including orders to close all businesses not deemed “essential,” isolate residents to their homes or places of residence, and practice social distancing. We anticipate that these actions and the global health crisis caused by COVID-19 will continue to impact business activity across the globe. We cannot estimate the impact COVID-19 will have in the future as business and consumer activity decelerates across the globe. We will continue to actively monitor the situation and may take further actions that alter our business operations as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, vendors, and partners.  It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, suppliers or vendors, or on our financial results.  The Company will continuously evaluate the impact of the COVID-19 pandemic to respond and adjust accordingly.

JOBS Act Accounting Election

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

Results of Operations for years ended  December 31, 2019 and 2018

Revenue

The following table presents net revenue line items for the years ended December 31, 2019 and 2018 and the year-over-year dollar and percentage changes for those line items:

	Year Ended December 31,
		% of		% of	Change
	2019	revenue	2018	revenue	Period over Period
Revenue:
Online networks	$40,027,289	72%	$4,411,427	16%	$35,615,862	807%
Television and film distribution	15,967,507	29%	13,188,560	49%	2,778,947	21%
Television and short-form video production	610,356	1%	10,152,020	38%	(9,541,664)	(94)%
Total revenue	56,605,152	102%	27,752,007	103%	28,853,145	104%
Less: returns and allowances	(1,241,246)	(2)%	(892,488)	(3)%	(348,758)	39%
Net revenue	$55,363,906	100%	$26,859,519	100%	$28,504,387	106%

Our net revenue increased by $28.5 million for the year ended December 31, 2019 compared to 2018.  This increase in net revenue was primarily due to the $35.6 million increase in Online Networks revenue as a result of the Crackle Plus acquisition and $2.8 million increase in Film Distribution revenues resulting from an increase in international revenues, offset by decreased production revenues.  2019 has been a transformative year for our Company led by the launch of our new streaming video on demand service Crackle Plus which amalgamated each of our video on demand platforms.  This strategic shift in our business has made us one of the largest providers of free AVOD service in the United States and shifted our business focus. As a result, we decided to focus on our online networks and television and distribution areas and we reduced the number of television and short-form productions we launched in 2019 thereby decreasing revenue in that area.

Online network revenue

Our online network revenue is derived from content generated by online streaming of films and television programs on our seven advertising-supported video on demand (AVOD) networks including Crackle,  Popcornflix® and our subscription-based video on demand (SVOD) network Pivotshare, all of which collectively form Crackle Plus.

Our online networks revenue increased by $35.6 million for the year ended December 31, 2019 compared to 2018. The increase of $35.6 million was primarily due to the acquisition of the Crackle network which accounted for 94% of our online networks revenues, driven by the delivery of advertisements during the viewing of films and programs on our platform.

Television and film distribution revenue

Our television and film distribution revenues are derived primarily from our distribution of television series and films in all media, including theatrical, home video, pay-per-view, free, cable television, video on demand (VOD) and new digital media platforms worldwide as well as owned and operated networks, (i.e., Crackle, Popcornflix® and A Plus).

Television and film distribution revenue increased by $2.8 million for the year ended December 31, 2019 compared to 2018, primarily due to a $3.2 million increase in international distribution revenue and a $1.7 million increase in AVOD distribution revenue, offset by a $1.0 million decrease in video and theatrical revenue, a $0.7 million decrease in syndication revenues and a $0.4 million cumulative decrease in various other distribution revenue streams.  We continue to acquire new film and television series, invest in premium content libraries and grow our distribution business.  In the current year, we’ve broadened our reach increasing our revenues internationally and on AVOD platforms (including Crackle Plus).

Television and short-form video production revenue

Historically our television and short-form video production revenue was derived primarily from corporate and charitable sponsors that compensate us for the production of half-hour or one-hour episodic television programs as well as short-form video content.  In 2019 we shifted our strategy to focus on our online networks business.  In connection with this change we decided to decrease in-house production and increase our work with outside production entities to facilitate the productions of content that we could make available to an online network on an advantageous basis.

Our television and short-form video production revenue decreased by $9.5 million for the year ended December 31, 2019 compared to 2018, primarily due to the number of episodes that became available for delivery or became available for broadcast during the respective periods and licensing revenue earned on previously produced series.

The majority of this revenue in 2019 related to the completed production of four episodes of our original episodic series Animal Tales season one and licensing revenue related to Hidden Heroes seasons 1, 2 and 3. For the year ended December 31, 2018, the majority of our revenue recognized related to the original productions of Going From Broke, Vacation Rental Potential season one and two and six episodes of Animal Tales season one.

Cost of Revenue for years ended  December 31, 2019 and 2018

Our cost of revenue for our online networks includes the various expenses incurred by the Company to support and maintain our AVOD and SVOD networks. These costs are comprised of hosting and bandwidth costs, website traffic costs, royalty fees, and music costs. Also included in cost of revenue are advertisement representation fees earned by our advertising representation partners (“Ad Rep Partners”), license fees payable to third parties for content exhibited on our networks and the related amortization associated with programming rights and film library costs.

Cost of revenue for our television and film distribution includes distribution costs for television series and films and amortization of film library costs.

We record cost of revenue for our production and content acquisitions based on the individual-film-forecast method. This method requires costs to be amortized in the proportion that the current period’s revenue bears to management’s estimate of ultimate revenue expected to be recognized from each production or content acquisition.

The following table presents cost of revenue line items for the years ended December 31, 2019 and 2018 and the year-over-year dollar and percentage changes for those line items:

	Year Ended December 31,
		% of		% of	Change
	2019	revenue	2018	revenue	Period over Period
Cost of revenue:
Programming costs amortization	$710,689	1%	$2,752,446	10%	$(2,041,757)	(74)%
Film library amortization	10,182,166	18%	6,459,431	24%	3,722,735	58%
Revenue share and partner fees	17,202,481	31%	—	—%	17,202,481	*
Distribution and platform costs	12,328,214	22%	3,133,713	12%	9,194,501	293%
Total cost of revenue	$40,423,550	72%	$12,345,590	46%	$28,077,960	227%
Gross profit	$14,940,356		$14,513,929
Gross profit margin	27%		54%

*Not meaningful

Our cost of revenue increased by $28.1 million for the year ended December 31, 2019 compared to 2018.  This increase was primarily due to our overall increase in revenue resulting from Crackle Plus.  $17.2 million of the increase related to content revenue share and partner fees.  $9.2 million of the increase related to distribution and platform costs.

Operating Expenses for years ended  December 31, 2019 and 2018

The following table presents operating expense line items for the years ended December 31, 2019 and 2018 and the year-over-year dollar and percentage changes for those line items:

	Year Ended December 31,
		% of		% of	Change
	2019	revenue	2018	revenue	Period over Period
Operating expenses:
Selling, general and administrative	$22,242,032	40%	$10,745,235	40%	$11,496,797	107%
Amortization	13,293,279	24%	326,988	1%	12,966,291	3,965%
Management and license fees	5,536,390	10%	2,666,907	10%	2,869,483	108%
Total operating expenses	$41,071,701	74%	$13,739,130	51%	$27,332,571	199%

Our total operating expenses were 74% of net revenue for the year ended December 31, 2019 compared to 51% in the same period in 2018 and increased in absolute dollars by $27.3 million. Excluding amortization expense driven by acquired intangibles resulting from the formation of the Crackle Plus Network and the 2018 acquisition of Pivotshare, total operating expenses were 50% of net revenue for the year ended December 31, 2019 and 2018, respectively.

The following table presents selling, general and administrative expense line items for the years ended December 31, 2019 and 2018 and the year-over-year dollar and percentage changes for those line items:

	Year Ended
	December 31,		Change
	2019	2018	Period over Period
Payroll, benefits and commissions	$12,680,626	$4,629,115	$8,051,511	174%
Share-based compensation	1,061,926	953,688	108,238	11%
Outside professional services	1,569,715	2,529,630	(959,915)	(38)%
Public company costs and expenses	366,378	421,791	(55,413)	(13)%
Bad debt expense	1,428,453	329,544	1,098,909	333%
Other costs and expenses	5,134,934	1,881,467	3,253,467	173%
	$22,242,032	$10,745,235	$11,496,797	107%

Our selling, general and administrative expenses include salaries and benefits, non-cash share-based compensation, public and investor relations fees, outside director fees, professional fees and other overhead. A portion of selling, general and administrative expenses are covered by our management agreement with CSS, as noted below. Our selling, general and administrative expenses increased by $11.5 million for the year ended December 31, 2019 compared to 2018. This increase is primarily due to a $8.1 million increase in payroll, benefits and commissions expense, which is primarily due to a headcount increase of approximately 113% compared to 2018, a $3.3 million increase in other costs and expenses, which is primarily related to marketing, travel and entertainment and other expenses incurred as a result of Crackle Plus and a $1.1 million increase in bad debt expense primarily due to reserving certain aged customer balances, offset by a $1.0 million decrease in outside professional services.

Share-based compensation increased $0.1 million for the year ended December 31, 2019 compared to 2018 due to additional stock option grants awarded in 2019.

Management and License Fees for years ended  December 31, 2019 and 2018

We incurred management fees to CSS equal to 5% of total net revenue reported for the year ended December 31, 2019 and 2018. We also incurred license fees to CSS for use of the brand equal to 5% of total net revenue reported for the year ended December 31, 2019 and 2018.

Interest Expense for years ended  December 31, 2019 and 2018

For the year ended December 31, 2019 and 2018,  our interest expense was comprised primarily of interest paid on the Commercial Loan and a revolving line of credit with an entity controlled by our chief executive officer, respectively.

The following table presents cash-based and non-cash-based interest expense for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018
Cash Based:
Commercial Loan	$638,617	$300,607
Revolving credit facility	90,000	—
Revolving line of credit - related party	—	30,268
	728,617	330,875
Non-Cash Based:
Amortization of deferred financing costs	82,400	57,161
	82,400	57,161
	$811,017	$388,036

Interest expense increased $0.4 million for the year ended December 31, 2019 compared to 2018. The increase is primarily due to amending the commercial loan on August 22, 2019, pursuant to which our existing commercial loan of $5.0 million and line of credit of $3.5 million were consolidated and combined into a term loan of $16.0 million, bearing an interest rate of 5.75%.

Acquisition Related Costs for years ended  December 31, 2019 and 2018

For the years ended December 31, 2019 and 2018 aggregate transaction-related costs, including legal, accounting and investment advisory fees totaled $4.0 and  $0.4 million, respectively. The $3.6 million increase in acquisition expenses is primarily related to professional service costs incurred in the formation of Crackle Plus.

Provision from Income Taxes for years ended  December 31, 2019 and 2018

The Company’s benefit from, or provision for income taxes, consists of federal and state taxes in amounts necessary to align our tax provision to the effective rate that we expect for the full year.

For the years ended December 31, 2019 and 2018, we reported income tax expenses of approximately $0.6 million and income tax expense of approximately $0.9 million, respectively, consisting of federal and state taxes currently payable and deferred. The effective tax rate for the years ended December 31, 2019 and 2018 was 3% and 510%, respectively. The effective rate for the year ended December 31, 2018 was significantly impacted by temporary differences as described below.

Temporary timing differences consist primarily of net programming costs for released USA produced shows being deductible for tax purposes in the period incurred (under Internal Revenue Code Section 168(k)) as contrasted to the capitalization and amortization for financial reporting purposes under the guidance of ASC 926 — Entertainment — Films. Additionally, the Company amortized, for tax purposes, intangible assets under Section 197 of the Internal Revenue Code, the amounts of which differ substantially from charges on related assets that are either not amortized in the consolidated financial statements or amortized at different rates.

Affiliate Resources and Obligations for the years ended  December 31, 2019 and 2018

CSS License Agreement

We have a trademark and intellectual property license agreement with CSS, which we refer to as the ‘‘CSS License Agreement.’’ Under the terms of the CSS License Agreement, we have been granted a perpetual, exclusive, worldwide license to produce and distribute video content using the Chicken Soup for the Soul brand and related content, such as stories published in the Chicken Soup for the Soul books.

We pay CSS an incremental recurring license fee equal to 4% of our net revenue for each calendar quarter, and a marketing fee of 1% of our net revenue

For the years ended December 31, 2019 and 2018, we recorded $2.8 million and $1.3 million, respectively, of license fee expense under this agreement. We believe that the terms and conditions of the CSS License Agreement, which provides us with the rights to use the trademark and intellectual property in connection with our video content, are more favorable to us than any similar agreement we could have negotiated with an independent third party.

CSS Management Agreement

We have a management services agreement, ‘‘CSS Management Agreement’’, in which we pay CSS a management fee equal to 5% of our net revenue. Under the terms of the CSS Management Agreement, we are provided with the broad operational expertise of CSS and its subsidiaries and personnel, including the services of our chairman and chief executive officer, Mr. Rouhana, our vice chairman and chief strategy officer, Mr. Seaton, our senior brand advisor and director, Ms. Newmark, and our chief financial officer, Mr. Mitchell. The CSS Management Agreement also provides for services, such as accounting, legal, marketing, management, data access and back-office systems, and provides us with office space and equipment usage.    On August 1, 2019, we entered into an amendment to the CSS Management Agreement which removed our obligation to pay sales commissions to CSS in connection with sponsorships for our video content or other revenue generating transactions arranged by CSS or its affiliates.

For the years ended December 31, 2019 and 2018, we recorded $2.8 million and $1.3 million, respectively, of management fee expense under this agreement. We believe that the terms and conditions of the CSS Management Agreement, as amended, are more favorable and cost effective to us than if we hired the full staff to operate the Company.

Use of Non-GAAP Financial Measure for the years ended  December 31, 2019 and 2018

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). We use a non-GAAP financial measure to evaluate our results of operations and as a supplemental indicator of our operating performance. The non-GAAP financial measure that we use is Adjusted EBITDA. Adjusted EBITDA (as defined below) is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash, non-recurring, and acquisition related expenses recognized for the year ended December 31, 2019 and 2018, and the likelihood of material non-cash, non-recurring, and acquisition related expenses to occur in future periods, we believe that this non-GAAP financial measure enhances the understanding of our historical and current financial results as well as provides investors with measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. Further, we believe that Adjusted EBITDA enables our board of directors and management to analyze and evaluate financial and strategic planning decisions that will directly affect operating decisions and investments. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry.

The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual, infrequent or non-recurring items or by non-cash items. This non-GAAP financial measure should be considered in addition to, rather than as a substitute for, our actual operating results included in our condensed consolidated financial statements.

We define Adjusted EBITDA as consolidated operating income adjusted to exclude interest, taxes, depreciation, amortization (including tangible and intangible assets), acquisition-related costs, consulting fees related to acquisitions, dividend payments, non-cash share-based compensation expense, and adjustments for other unusual and infrequent in nature identified charges. Adjusted EBITDA is not an earnings measure recognized by US GAAP and does not have a standardized meaning prescribed by GAAP; accordingly, Adjusted EBITDA may not be comparable to similar measures presented by other companies. We believe Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. The most comparable GAAP measure is operating income.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;

•	Adjusted EBITDA does not reflect the effects of preferred dividend payments, or the cash requirements necessary to fund;

•	Although amortization and depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect the effects of the amortization of our film library, which include cash and non-cash amortization of our initial film library investments, participation costs and theatrical release costs;

•	Adjusted EBITDA does not reflect the impact of stock-based compensation upon our results of operations;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect our income tax (benefit) expense or the cash requirements to pay our income taxes;

•	Adjusted EBITDA does not reflect the impact of acquisition related expenses; and the cash requirements necessary;

•	Adjusted EBITDA does not reflect the impact of other non-recurring, infrequent in nature and unusual expenses; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

Reconciliation of Historical GAAP Net Income as reported to Adjusted EBITDA for 2019 and 2018

The following table presents a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the periods presented:

	Year Ended December 31,
	2019	2018
Net loss available to common stockholders, as reported	$(34,976,816)	$(1,957,882)
Preferred dividends	3,304,947	1,112,910
Provision for income taxes	585,000	874,000
Other Taxes	460,205	—
Interest expense, net of interest income(a)	770,826	348,978
Film library amortization, included in cost of revenue(b)	10,683,227	6,459,431
Share-based compensation expense(c)	1,061,926	953,688
Acquisition-related costs and other one-time consulting fees(d)	3,968,289	666,793
Reserve for bad debt and video returns	2,669,699	646,289
Amortization	13,293,279	326,988
Loss on extinguishment on debt(e)	350,691	—
Transitional Expenses(f)	3,505,855	—
All other nonrecurring costs	276,400	589,679
Adjusted EBITDA	$5,953,528	$10,020,874

(a).	Includes non-cash amortization of deferred financing costs of $82,400 and $57,161 for the years ended December 31, 2019 and 2018, respectively.

(b).	Represents amortization of our film library, which include cash and non-cash amortization of our initial film library investments, participation costs and theatrical release costs as well as amortization for our acquired licensed program obligations.

(c).	Represents expense related to common stock equivalents issued to certain employees and officers under the Long-Term Incentive Plan. In addition to common stock grants issued to employees and non-employee directors.

(d).	Represents aggregate transaction-related costs, including legal fees, accounting fees, investment advisory fees and various consulting fees.

(e).	Represents loss on extinguishment of debt that consists primarily of write-offs of unamortized deferred financing costs.

(f).	Represents transitional acquisition related expenses primarily associated with the Crackle Plus business combination and our Company strategic shift related to our production business. Costs include primarily non-recurring payroll and related expenses and redundant non-recurring technology costs incurred to transition the acquired business.

Results of Operations for the nine months ended September 30, 2020 and 2019

Revenue

The following table presents revenue line items for the nine months ended September 30, 2020 and 2019 and for the period-over-period dollar and percentage changes for those line items:

	Nine Months Ended September 30,
		% of		% of	Change
	2020	revenue	2019	revenue	Period over Period
Revenue:
Online networks	$21,038,965	46%	$25,128,001	81%	$(4,089,036)	(16)%
Distribution and Production	26,948,795	58%	6,655,114	22%	20,293,681	305%
Total revenue	47,987,760	104%	31,783,115	103%	16,204,645	51%
Less: returns and allowances	(1,861,396)	(4)%	(828,785)	(3)%	(1,032,611)	125%
Net revenue	$46,126,364	100%	$30,954,330	100%	$15,172,034	49%

Our net revenue increased by $15.2 million for the nine months ended September 30, 2020 compared to 2019. This increase in net revenue was primarily due to the $20.3 million increase in Distribution and Production revenue resulting primarily from TVOD and video distribution revenue increases driven by strong performance by our film library content, as further described below.

Online Network revenue

Our online networks revenue decreased by $4.1 million for the nine months ended September 30, 2020 compared to 2019. The decrease of $4.1 million was primarily due to a $7.7 million decrease in advertisement representation revenue comprised of a $10.0 million decrease in revenues due to the discontinued operations of one advertisement representation partner offset by increases in other advertisement representation partner revenues, $2.9 million increase in AVOD distribution revenue share driven by an increase in original and owned content viewership, a $0.7 million net combined decrease in various other online networks revenues, offset by a $7.2 million increase in our Crackle direct revenue primarily due to operating Crackle for 9 months in the current period as compared to 4.5 months in the prior year period.  As a result of the novel COVID-19 pandemic, we experienced a downturn in advertisement revenues during the 2nd quarter, which have gradually improved month over month during the 3rd quarter.

Distribution and Production revenue

Distribution and production revenues increased by $20.3 million for the nine months ended September 30, 2020 compared to 2019. The increase of $20.3 million was primarily due to a $9.8 million increase in TVOD and internet streaming revenue primarily driven by strong performance from the Q3 releases including The Outpost, which hit #1 on several VOD platforms during the period, Blood and Money as well as Black Water: Abyss, a $8.2 million increase in video distribution and theatrical revenues driven primarily by the performance of The Last Full Measure and Blood and Money, $2.6 million increase in AVOD distribution revenue driven by our original and owned content and a net combined $0.3 decrease in other distribution and production revenues.

Cost of Revenue for the nine months ended September 30, 2020 and 2019

The following table presents cost of revenue line items for the nine months ended September 30, 2020 and 2019 and the period-over-period dollar and percentage changes for those line items:

	Nine Months Ended September 30,
		% of		% of	Change
	2020	revenue	2019	revenue	Period over Period
Cost of revenue:
Programming costs amortization	$216,487	1%	$451,050	1%	$(234,563)	(52)%
Film library amortization	16,781,685	36%	3,475,471	11%	13,306,214	383%
Revenue share and partner fees	6,495,468	14%	11,417,776	37%	(4,922,308)	(43)%
Distribution and platform costs	14,191,146	31%	8,224,446	27%	5,966,700	73%
Total cost of revenue	$37,684,786	82%	$23,568,743	76%	$14,116,043	60%
Gross profit	$8,441,578		$7,385,587
Gross profit margin	18%		24%

Our cost of revenue increased by $14.1 million for the nine months ended September 30, 2020 compared to 2019. This increase was primarily due to a $13.3 million increase in film library amortization as a result of the $20.3 million increase in distribution revenue, a $5.9 million increase in distribution and platform costs primarily due to incurring Crackle related technology costs for 9 months in the current period as compared to 4.5 months in the prior year period, offset by a $4.9 million decrease in revenue share and partner fees as a result of the $7.7 million decrease in advertisement representation revenue primarily driven by the discontinued operations of one ad rep partner and a $0.2 million decrease in programming amortization.

Operating Expenses for the nine months ended September 30, 2020 and 2019

The following table presents operating expense line items for the nine months ended September 30, 2020 and 2019 and the period-over-period dollar and percentage changes for those line items:

	Nine Months Ended September 30,
		% of		% of	Change
	2020	revenue	2019	revenue	Period over Period
Operating expenses:
Selling, general and administrative	$23,194,223	50%	$13,894,351	45%	$9,299,872	67%
Amortization and depreciation	15,022,885	33%	5,631,136	18%	9,391,749	167%
Management and license fees	4,612,636	10%	3,091,093	10%	1,521,543	49%
Total operating expenses	$42,829,744	93%	$22,616,580	73%	$20,213,164	89%

Our total operating expenses were 93% of net revenue for the nine months ended September 30, 2020 compared to 73% in the same period in 2019 and increased in absolute dollars by $20.2 million. Excluding amortization and depreciation, operating expenses were 60% and 55% of net revenue for the nine months ended September 30, 2020 and 2019, respectively.

Selling, general and administrative expenses increased by $9.3 million for the nine months ended September 30, 2020 compared to 2019. The increase is primarily due to a $4.4 million increase in payroll, benefits and commissions expense, discussed in the following selling, general and administrative section.

Amortization and depreciation expense increased by $9.4 million for the nine months ended September 30, 2020 compared to 2019. The increase is primarily due to the amortization of intangible assets formed as a result of the Crackle Plus acquisition in May 2019.

The management and license fee increased $1.5 million or 49% for the nine months ended September 30, 2020 compared to 2019. The increase is due to and in line with the $15.2 million or 49% increase in net revenue for the nine months ended September 30, 2020 compared to 2019.

Selling, General and Administrative Expenses for the nine months ended September 30, 2020 and 2019

The following table presents selling, general and administrative expense line items for the nine months ended September 30, 2020 and 2019 and the period-over-period dollar and percentage changes for those line items:

	Nine Months Ended
	September 30,		Change
	2020	2019	Period over Period
Payroll, benefits and commissions	$12,695,703	$8,309,948	$4,385,755	53%
Share-based compensation	820,881	794,149	26,732	3%
Outside professional services	2,513,449	1,116,116	1,397,333	125%
Public company costs and expenses	432,170	243,240	188,930	78%
Bad debt expense	2,211,389	412,458	1,798,931	436%
Other costs and expenses	4,520,631	3,018,440	1,502,191	50%
	$23,194,223	$13,894,351	$9,299,872	67%

Our selling, general and administrative expenses increased by $9.3 million for the nine months ended September 30, 2020 compared to 2019.

Our payroll, benefits and commission expense increased by $4.4 million for the nine months ended September 30, 2020 compared to 2019. This increase is primarily due to the acquisition of Crackle midway through the prior year period, a 15% increase in headcount as compared to the prior year quarter and increases in performance based compensation expense given the rebound in performance in the third quarter.

Bad debt expense increased $1.8 million for the nine months ended September 30, 2020 compared to 2019 as a result of reserving certain aged customer balances within our Distribution and Production operation area.

Other costs and expenses increased by $1.5 million for the nine months ended September 30, 2020 compared to 2019.  This increase is related to a $1.0 million increase in rent driven by the acquisition of Crackle midway through the prior year period and to a lesser extent, by recent office space expansion and a $0.5 million increase in marketing expenses related to increased marketing efforts in our online networks operation area.

Outside professional services increased by $1.4 million in the nine months ended September 30, 2020 compared to 2019. This increase is related to a $1.0 million increase in legal fees, primarily driven by financing activities during the period, $0.2 million increase in consulting expenses and $0.2 million increase in accounting expenses as a result of the period over period growth in the business.

Management and License Fees for the nine months ended September 30, 2020 and 2019

We incurred management fees to CSS equal to 5% of total net revenue reported for the nine months ended September 30, 2020 and 2019. We also incurred license fees to CSS for use of the brand equal to 5% of total net revenue reported for the nine months ended September 30, 2020 and 2019.

Interest Expense for the nine months ended September 30, 2020 and 2019

For the nine months ended September 30, 2020 and 2019, our interest expense was comprised primarily of interest incurred on the commercial loan, the 9.50% Notes Due 2025 and the revolving credit facility.

The following table presents interest expense for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
Notes due 2025	$431,564	$—
Revolving credit facility	265,556	—
Commercial loan	476,888	411,300
Film acquisition advance	82,918	—
Amortization of deferred financing costs	65,905	72,063
	$1,322,831	$483,363

Interest expense increased $0.8 million for the nine months ended September 30, 2020 compared to 2019. The increase is primarily related to the July 2020 underwritten public offering of the 9.50% Notes due 2025 which bear interest of 9.50%.  In addition, we entered into a revolving credit facility with Cole Investments VII, LLC in connection with the creation of our Landmark Studio Group subsidiary in October 2019. The Revolving Credit Facility consists of a revolving line of credit in the amount of $2,500,000 and bears interest of 8% per annum.

Acquisition Related Costs for the nine months ended September 30, 2020 and 2019

For the nine months ended September 30, 2020 and 2019 acquisition related costs, including legal, accounting and investment advisory fees totaled $0.1 million and $3.7 million, respectively. The $3.6 million decrease in acquisition related costs is primarily related to costs incurred in the prior period 2019 related to the formation of Crackle Plus while in the current year we had no such acquisition.

Other Non-Operating Income, net for the nine months ended September 30, 2020 and 2019

For the nine months ended September 30, 2020 and 2019 other non-operating income was $4.4 million and $0.1 million, respectively.  Other non-operating income is primarily comprised of $5.4 million in extinguished liabilities as part of a settlement agreement with a technology platform vendor which discontinued operations prior to the completion of the contractual service period. Other income was offset by other non-operating expenses related to a Crackle Plus partner settlement and realized and unrealized losses on marketable securities.

Provision for Income Taxes for the nine months ended September 30, 2020 and 2019

The Company’s provision for income taxes consists of federal and state taxes in amounts necessary to align our tax provision to the effective rate that we expect for the full year.

Our effective rate is impacted by permanent differences which consist primarily of charges for incentive stock options issued under the Company’s Long-Term Incentive Plan that are not tax-deductible as well as amortization of pre-acquisition film library costs for Screen Media Ventures for the nine months ended September 30, 2020 and 2019.

Temporary timing differences consist primarily of net programming costs being deductible for tax purposes in the period incurred under Internal Revenue Code Section 181(pre-2018) and when placed in service (released) for production costs incurred in the United States under Section 168(k) (post-2017) as contrasted to the capitalization and amortization for financial reporting purposes under the guidance of ASC 926 —Entertainment — Films. The Company also amortized, under Section 197 of the Internal Revenue Code, certain intangible assets acquired in business combinations, with such amortization either not reported in the consolidated financial statements or reported at different amounts. Additionally, acquisition related costs that were expensed for financial reporting purposes are not immediately deductible for tax purposes but are amortized over 15 years under Section 197.

Use of Non-GAAP Financial Measure for the nine months ended September 30, 2020 and 2019

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). We use a non-GAAP financial measure to evaluate our results of operations and as a supplemental indicator of our operating performance. The non-GAAP financial measure that we use is Adjusted EBITDA. Adjusted EBITDA (as defined below) is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash, non-recurring, and acquisition related expenses recognized for the three  and nine months ended September 30, 2020 and 2019, and the likelihood of material non-cash, non-recurring, and acquisition related expenses to occur in future periods, we believe that this non-GAAP financial measure enhances the understanding of our historical and current financial results as well as provides investors with measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. Further, we believe that Adjusted EBITDA enables our board of directors and management to analyze and evaluate financial and strategic planning decisions that will directly affect operating decisions and investments. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry.

The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual, infrequent or non-recurring items or by non-cash items. This non-GAAP financial measure should be considered in addition to, rather than as a substitute for, our actual operating results included in our condensed consolidated financial statements.

We define Adjusted EBITDA as consolidated operating income adjusted to exclude interest, taxes, depreciation, amortization (including tangible and intangible assets), acquisition-related costs, consulting fees related to acquisitions, dividend payments, non-cash share-based compensation expense, and adjustments for other unusual and infrequent in nature identified charges, including transition related expenses. Adjusted EBITDA is not an earnings measure recognized by U.S. GAAP and does not have a standardized meaning prescribed by GAAP; accordingly, Adjusted EBITDA may not be comparable to similar measures presented by other companies. We believe Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. The most comparable GAAP measure is operating income.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;

●	Adjusted EBITDA does not reflect the effects of preferred dividend payments, or the cash requirements necessary to fund;

●	Although amortization and depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such future replacements;

●	Adjusted EBITDA does not reflect the effects of the amortization of our film library, which include cash and non-cash amortization of our initial film library investments, participation costs and theatrical release costs;

●	Adjusted EBITDA does not reflect the impact of stock-based compensation upon our results of operations;

●	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect our income tax expense (benefit) or the cash requirements to pay our income taxes;

●	Adjusted EBITDA does not reflect the impact of acquisition related expenses; and the cash requirements necessary;

●	Adjusted EBITDA does not reflect the impact of other non-recurring, infrequent in nature and unusual income and expenses; and

●	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

●	In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

Reconciliation of Historical GAAP Net Income as reported to Adjusted EBITDA for the nine months ended September 30, 2020 and 2019

The following table presents a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the periods presented:

	Nine Months Ended September 30,
	2020	2019
Net loss available to common stockholders	$(34,487,207)	$(22,616,589)
Preferred dividends	2,966,235	2,330,675
Provision for income taxes	93,000	557,000
Other Taxes	202,117	386,265
Interest expense(a)	1,322,831	483,363
Film library and program rights amortization(b)	16,922,753	3,804,268
Share-based compensation expense(c)	820,881	794,149
Acquisition-related costs(d)	98,926	3,735,373
Reserve for bad debt & video returns	4,072,785	1,241,243
Amortization and depreciation(e)	15,661,774	5,631,136
Other non-operating income, net(f)	(4,381,292)	(34,546)
Loss on extinguishment on debt	169,219	350,691
Transitional expenses(g)	4,353,345	2,876,124
All other nonrecurring costs	1,128,662	564,240
Adjusted EBITDA	$8,944,029	$103,392

(a)	Includes amortization of deferred financing costs of $65,905 and $72,063 for the nine months ended September 30, 2020 and 2019, respectively.

(b)	Represents amortization of our film library, which include cash and non-cash amortization of our initial film library investments, participation costs and theatrical release costs as well as amortization for our acquired program rights.

(c)	Represents expense related to common stock equivalents issued to certain employees and officers under the Long-Term Incentive Plan, as well as common stock grants issued to employees, non-employee directors and third-party consultants.

(d)	Represents aggregate transaction-related costs, including legal fees, accounting fees, investment advisory fees and various consulting fees.

(e)	Includes depreciation and amortization of intangibles, property and equipment and amortization of technology expenditures included in cost of revenue.

(f)	Other non-operating income is primarily comprised of various extinguished liabilities as part of a settlement, see Results of Operations for further detail.

(g)	Represents transitional related expenses primarily associated with the Crackle Plus business combination and the Company’s strategic shift related to its production business. Costs include non-recurring payroll, redundant non-recurring technology costs and other transitional costs.

Liquidity and Capital Resources During 2019 and 2018

Overview

Our primary sources of liquidity are our existing cash and cash equivalents, cash inflows from operating activities and financing activities.  As of December 31, 2019, we had cash and cash equivalents of $6.4 million. Our total commercial loan principal outstanding was $15.2 million as of December 31, 2019. In addition, the Company has an outstanding revolving credit facility in the amount of $5.0 million as of December 31, 2019.

Preferred Stock Offering

During the year ended December 31, 2019, the Company completed the sale of an aggregate of 680,505 shares of its Series A Preferred Stock at an offering price of $25.00 per share. The Company’s net proceeds from the sale of Series A Preferred Stock, after deducting offering expenses, was approximately $15.5 million.  The Company used the net proceeds from the sale of Series A Preferred Stock for working capital and other general corporate purposes.

We have declared monthly dividends of $0.2031 per share on our Series A Preferred Stock to holders of record as of each month end January through December 2019. Total dividends paid and declared during the year ended December 31, 2019 were $3.2 million and $3.3 million, respectively.

Commercial Loan

On August 22, 2019, the Company and Screen Media, as co-borrowers, and certain of its and their direct and indirect subsidiaries as guarantors, entered into an amended and restated loan and security agreement (“Amended and Restated Loan Agreement”) with Patriot Bank N.A. as lender. Under the Amended and Restated Loan Agreement, the Company’s outstanding $5,000,000 term loan and $3,500,000 line of credit were consolidated and combined into a term loan in the original principal amount of $16,000,000 (the “Commercial Loan”). The Commercial Loan is evidenced by a consolidated, amended and restated term promissory note. Pursuant to the Amended and Restated Loan Agreement, at closing the Company paid to Patriot Bank an aggregate of approximately $178,000, representing (i) a commitment fee of $85,000, (ii) a payment of approximately $25,555 of interest due on the Loan for the 9 days of the month of August 2019, and (iii) fees of Patriot Bank’s counsel.

Subject to the terms of the Note, the Commercial Loan bears interest, payable monthly in arrears, at a fixed rate of 5.75% per annum. The outstanding principal amount of the Commercial Loan is repayable in consecutive monthly installments in equal amounts of $266,667, plus interest, commencing on October 1, 2019 and continuing on the same date of each subsequent month thereafter during the term of the Commercial Loan. The Commercial Loan matures on September 1, 2024.

Revolving Credit Facility

On October 11, 2019, the Company consummated the creation of the majority owned subsidiary Landmark Studio Group. Through and in connection with the created subsidiary, Landmark Studio Group, the Company entered into the Revolving Credit Facility (“Revolving Credit Facility”) with Cole Investments VII, LLC. The Revolving Credit Facility consists of a revolving line of credit in the amount of $5,000,000 and bears interest of 8% per annum.  The outstanding principal is repayable in full on October 10, 2022, the maturity date.  At the option of the lender, the loan is repayable in cash or additional equity in the subsidiary.  The loan is not collateralized by any assets of the Company except for the agreed upon security interest in the Landmark subsidiary.

Cash Flows

Our cash and cash equivalents balance was $6.4 million and $7.2 million as of December 31, 2019 and 2018, respectively.

Cash flow information for the years ended December 31, 2019 and 2018 is as follows:

	Year Ended December 31,		Change in
	2019	2018	Dollars	Percentage
Cash provided by (used in):
Operating activities	$(18,698,763)	$(7,760,712)	$(10,938,051)	141%
Investing activities	(6,428,996)	(4,149,871)	(2,279,125)	55%
Financing activities	24,373,403	16,939,356	7,434,047	44%
Net (decrease) increase in cash and cash equivalents	$(754,356)	$5,028,773	$(5,783,129)	(115)%

Operating Activities

Net cash used in operating activities was $18.7 million and $7.8 million for the years ended December 31, 2019 and 2018, respectively. The increase of $10.9 million in cash used in operating activities for the year ended December 31, 2019 compared to 2018 was primarily due to a $14. 4 million increase in net loss adjusted for the exclusion of non-cash expenses, offset by approximately a $3.4 million increase related to the effect of changes in operating assets and liabilities.

The net loss adjusted for the exclusion of non-cash expenses was approximately $3.5 million for the year ended December 31, 2019 compared to net income adjusted for the exclusion of non-cash expenses of $10.9 million for the year ended December 31, 2018. The decrease was primarily due to acquisition related expenses, selling, general and administrative expenses due to the growth and transformation of the business, increase in the management and license fee and an increase in interest expense.

The deferred tax asset decreased $0.5 million for year ended December 31, 2019 compared to a decrease of $0.4 million for the year ended December 31, 2018, see note 13 to our consolidated financial statements for further detail.

The effect of changes in operating assets and liabilities was a decrease of $15.7 million for the year ended December 31, 2019 compared to a decrease of $19.1 million for the year ended December 31, 2018. The most significant drivers contributing to this decrease relate to the following:

•	Changes in accounts receivable primarily driven by increased revenue and timing of collections. Accounts receivable increased $24.5 million during the year ended December 31, 2019 as compared to an increase of $6.0 million during the year ended December 31, 2018.

•	Changes in film library primarily due to increased investment in our distribution line of business. Film library increased $18.1 million for the year ended December 31, 2019 compared to a $9.1 million increase for the year ended December 31, 2018.

•	Changes in accounts payable and accrued expenses primarily driven by growth of the business and timing of accruals. Accounts payable and accrued expenses increased $24.2 million during the year ended December 31, 2019 compared to $3.4 million during year ended December 31, 2018, this increase was largely driven by non-recurring acquisition related costs driven by our growth and M&A activity.

Investing Activities

For the year ended December 31, 2019 and 2018, our investing activities required a net use of cash totaling $6.4 million and $4.1 million, respectively. This resulted primarily from an increase in our due-from affiliated companies’ balance driven by our parent company’s central cash management system which from time to time funds are transferred to fulfill joint business needs and liquidity requirements settled on an ongoing basis.  Settlements fluctuate period over period due to timing of liquidity needs.

Financing Activities

For the year ended December 31, 2019, our financing activities provided net cash totaling $24.4 million. This resulted primarily from proceeds from the sale of our preferred stock of $17.0 million, proceeds of $8.7 million related to the commercial loan and proceeds of $5.0 million related to the revolving credit facility. Such proceeds were offset by the scheduled dividends payments to preferred stockholders in the amount of $3.3 million, payment of stock issuance costs of $1.5 million and scheduled debt principal payments of $1.5 million.

For the year ended December 31, 2018, our financing activities provided net cash totaling $16.9 million primarily consisting of proceeds from the commercial loan and the preferred stock offering, offset by dividends paid to preferred stockholders.

Anticipated Cash Requirements

We believe that cash flow from operations, cash on hand, and the monetization of trade accounts receivable, together with equity and debt offerings, will be adequate to meet our known operational cash and debt service (i.e., principal and interest payments) requirements for the foreseeable future. We monitor our cash flow liquidity, availability, capital base, operational spending and leverage ratios with the long-term goal of maintaining our credit worthiness. If we are required to access debt or equity financing for our operating needs, we may incur additional debt and/or issue preferred stock or common equity, which could serve to materially increase our liabilities and/or cause dilution to existing holders. There can be no assurance that we would be able to access debt or equity financing if required on a timely basis or at all or on terms that are commercially reasonable to our company. If we should be required to obtain debt or equity financing and are unable to do so on the required terms, our operations and financial performance could be materially adversely affected.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. In accordance with U.S. GAAP, we base our estimates on historical experience and on various other assumptions we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in more detail in the notes to our consolidated financial statements appearing elsewhere in this Report and should be read in conjunction with the audited consolidated financial statements and accompanying notes included herein. There have been no significant changes in our critical accounting policies, judgments and estimates since December 31, 2019.

Recent Accounting Pronouncements

See Item 8, Financial Statements and Supplementary Data - Note 3 “Recent Accounting Pronouncements”.

Liquidity and Capital Resources During Nine Months Ended September 30, 2020 and 2019

Overview

Our primary sources of liquidity are our existing cash and cash equivalents, cash inflows from operating activities and financing activities. The Company enhanced its liquidity position during the period, by improving year over year cash flow performance, replacing a commercial loan with senior unsecured notes and therefore reducing principal amortization requirements going forward, entering into a film acquisition advance arrangement, and issuing common stock in a private placement.  As of September 30, 2020, we had cash and cash equivalents of $9.2 million. Our total senior unsecured notes principal outstanding was $22.1 million, our total outstanding revolving credit facility was $2.5 million and our total film acquisition advance was $10.2 million as of September 30, 2020.

Preferred Stock Dividend

We have declared monthly dividends of $0.2031 per share on our Series A Preferred Stock to holders of record as of each month ended January 31, 2020 through September 30, 2020. Total dividends paid from January through the date of this report were approximately $3.3 million.

Cash Flows

Our cash and cash equivalents balance was $9.2 million as of September 30, 2020 and $6.5 million as of December 31, 2019.

Cash flow information for the nine months ended September 30, 2020 and 2019 is as follows:

	Nine Months Ended September 30,
	2020	2019
Cash (used in) provided by:
Operating activities	$(13,811,032)	$(16,368,899)
Investing activities	(609,607)	(5,796,629)
Financing activities	17,216,552	21,158,734
Net increase (decrease) in cash and cash equivalents	$2,795,913	$(1,006,794)

Operating Activities

Net cash used in operating activities was $13.8 million for the nine months ended September 30, 2020.  Net cash used in operating activities was $16.4 million for the nine months ended September 30, 2019. The decrease in cash used in operating activities for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 was primarily due to a $8.6 million increase in net income adjusted for the exclusion of non-cash items and a $6.1 million decrease related to the effect of changes in operating assets and liabilities.

The net income adjusted for the exclusion of non-cash items was approximately $0.8 million for the nine months ended September 30, 2020 as compared to a net loss adjusted for the exclusion of non-cash items of $7.9 million for the nine months ended September 30, 2019. The increase in the net income adjusted for non-cash items was primarily due to a $20.0 million increase in net non-cash items driven by the amortization of film library assets and intangible assets, respectively, offset by an $11.3 million increase in net loss.

The effect of changes in operating assets and liabilities was a decrease of $14.6 million for the nine months ended September 30, 2020 compared to a decrease of $8.5 million for the nine months ended September 30, 2020. The most significant drivers contributing to this decrease relate to the following:

●	Changes in accounts receivable primarily driven by the timing of collections. Accounts receivable decreased $5.8 million during the nine months ended September 30, 2020 as compared to an increase of $16.1 million during the nine months ended September 30, 2019.

●	Changes in the film library asset primarily due to increased premium content investment in our distribution and production operation area. The film library asset increased $20.4 million for the nine months ended September 30, 2020 compared to a $10.1 million increase for the nine months ended September 30, 2019.

●	Changes in accounts payable and accrued expenses primarily driven by growth of the business and timing of accruals. Accounts payable and accrued expenses decreased $7.0 million during the nine months ended September 30, 2020 compared to an increase of $17.8 million during nine months ended September 30, 2019.

●	Changes in programming costs and rights due to increased content investment in our distribution and production operation area. Programming costs and rights increased $6.1 million for the nine months ended September 30, 2020 compared to a $3.0 million increase for the nine months ended September 30, 2019.

Investing Activities

For the nine months ended September 30, 2020 and 2019, our investing activities required a net use of cash totaling $0.6 million and $5.8 million, respectively. This decrease resulted from a $2.8 million increase in capital expenditures primarily related to our ongoing investments in technology to support our growing operations, offset by a $1.6 million decrease in our due-from affiliated companies’ balance driven by our parent company’s central cash management system through which from time to time funds are transferred to meet liquidity needs and are settled on an ongoing basis. Settlements fluctuate period over period due to timing of these liquidity needs.

Financing Activities

For the nine months ended September 30, 2020, our financing activities provided net cash totaling $17.2 million. This increase was primarily due to the $21.0 million in net proceeds related to the public offering of the 9.50% notes due 2025, $8.8 million in proceeds from the film acquisition advance, $5.0 million in proceeds from a private placement sale of common stock and $3.0 million in net proceeds from the sale of our preferred stock, offset by the $15.2 million repayment of the Commercial Loan, the $3.0 million payment of dividends to preferred stockholders and a $2.5 million payment on our revolving credit facility.  These financing activities during the period have resulted in the Company improving its liquidity position by increasing cash on hand and extending future principal payments.

For the nine months ended September 30, 2019, our financing activities provided net cash totaling $21.2 million. This resulted primarily from the net proceeds from the sale of our preferred stock of $15.5 million and $8.7 million in proceeds from the Commercial Loan. Such proceeds were primarily offset by the payment of dividends to preferred stockholders of $2.3 million.

Anticipated Cash Requirements

We believe that cash flow from operations, cash on hand, and the monetization of trade accounts receivable, together with equity and debt offerings, will be adequate to meet our known operational cash and debt service (i.e., principal and interest payments) requirements for the foreseeable future.  We monitor our cash flow liquidity, availability, capital base, operational spending and leverage ratios with the long-term goal of maintaining our credit worthiness.  If we are required to access financing for our operating needs, we may incur additional debt and/or issue preferred stock or common equity, which could serve to materially increase our liabilities and/or cause dilution to existing holders.  There can be no assurance that we would be able to access debt or equity financing if required on a timely basis or at all or on terms that are commercially reasonable to our company.  If we should be required to obtain debt or equity financing and are unable to do so on the required terms, our operations and financial performance could be materially adversely affected.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. In accordance with U.S. GAAP, we base our estimates on historical experience and on various other assumptions we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in more detail in the notes to our condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q, and should be read in conjunction with the audited consolidated financial statements and accompanying notes included in our report on Form 10-K for the year ended December 31, 2019. There have been no significant changes in our critical accounting policies, judgments and estimates, since December 31, 2019.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Information about Directors and Executive Officers

The following table sets forth the name, age, and position of each of the Company’s executive officers and directors.

Name	Age	Position	Audit Committee	Compensation Committee	Nominating Committee
William J. Rouhana, Jr.*	68	Chairman of the Board and
		Chief Executive Officer
Scott W. Seaton*	61	Vice Chairman and
		Chief Strategy Officer
Christopher Mitchell*	51	Chief Financial Officer
Elana B. Sofko	53	Chief Operating Officer
Amy L. Newmark*	64	Senior Brand Advisor and
		Director
Fred M. Cohen	76	Director	✓	✓	✓
Cosmo DeNicola	66	Director	✓
Martin Pompadur	85	Director			✓
Christina Weiss Lurie	61	Director		✓	✓
Diana Wilkin	62	Director	✓	✓

*       Services provided pursuant to the CSS Management Agreement

Each director nominee serves as a current director of the Company and attended at least 75% of all meetings of the board of directors and each committee on which he or she sat during 2020.

We believe that it is necessary for each of our directors to possess qualities, attributes, and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of the board of directors. As described below “Nominating Committee — Guidelines for Selecting Director Nominees,” the nominating committee of our Board considers all factors it deems relevant when evaluating prospective candidates or current members of our Board for nomination to our Board, as prescribed in the committee’s written charter and established guidelines and the Company’s corporate governance guidelines. All of our directors bring to the Board leadership experience derived from past service. They also all bring a diversity of views and perspectives derived from their individual experiences working in a range of industries and occupations, which provide our Board, as a whole, with the skills and expertise that reflect the needs of the Company. The following skills matrix shows the diverse range of experience our directors provide to our Company.

	Qualifications			Experience
	Executive Leadership	Public Company Director	Audit Committee Financial Expert(1)	Finance	Law	M&A	Media & Entertainment Industry Experience
William J. Rouhana, Jr	✓			✓	✓	✓	✓
Scott W. Seaton	✓	✓		✓		✓	✓
Amy L. Newmark	✓	✓		✓		✓	✓
Fred M. Cohen	✓						✓
Cosmo DeNicola	✓		✓	✓		✓	✓
Martin Pompadur	✓	✓			✓	✓	✓
Christina Weiss Lurie	✓						✓
Diana Wilkin	✓						✓

(1) Indicates audit committee members who the board has determined meet the criteria of an “Audit Committee Financial Expert” under applicable SEC rules.

Certain individual experiences, qualifications, and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the biographies set forth below.

William J. Rouhana, Jr. Mr. Rouhana has been the Company’s Chairman since the formation of the Company’s predecessor in December 2014, has been the Company’s Chief Executive Officer since January 1, 2017 and has been the Chief Executive Officer of each of Chicken Soup for the Soul Holdings, LLC (“CSS Holdings”) and Chicken Soup for the Soul, LLC (“CSS”) since April 2008. Mr. Rouhana has been a leader in the media, entertainment and communications industries for more than 35 years. He was the founder and Chief Executive Officer of Winstar Communications, a wireless broadband pioneer, and Winstar New Media, one of the earliest online video content companies, from 1993 until 2001. During his career, Mr. Rouhana has led the acquisition of numerous media companies including Virgin Vision, a Virgin Group worldwide film distribution venture, in the 1980s. As an entertainment and finance lawyer from 1977 to 1985, he developed new film financing models for major producers such as Blake Edwards. He received his B.A. from Colby College, where he is currently trustee emeritus, and his J.D. from Georgetown Law School. He is the co-founder of The Humpty Dumpty Institute, which created the International Film Exchange, and the Chairman of the Global Creative Forum, which connects the United Nations with major film and television executives and talent. Among other qualifications, Mr. Rouhana brings to the Board extensive executive leadership in the communications, media and entertainment industries including production and distribution of content, and broad experience in business financings and acquisitions. Mr. Rouhana is the husband of Amy Newmark, a member of the Board.

Scott W. Seaton. Mr. Seaton has been the Company’s Vice Chairman, Chief Strategy Officer and a member of the Board since the Company’s formation in May 2016. He has been the Executive Vice President and Chief Operating Officer of CSS Holdings and CSS since April 2012. He has more than 25 years of media and telecommunications investment banking experience. Prior to joining the CSS companies, he was a Managing Director at Credit Suisse First Boston where he worked from 1988 to 2002, at Bank of America from 2002 to 2009 and at Oppenheimer & Co from 2010 to March 2012. He served on the board of Mediacom Communications Corporation from 2009 to 2011 when Mediacom was taken private for $3.7 billion. He received his A.B. from Stanford University and his M.B.A. from Harvard University. Among other qualifications, Mr. Seaton brings to the Board extensive public company and media-related financing, merger and acquisition transactional experience and important operating experience relating to the Chicken Soup for the Soul brand and related operations and media company board experience.

Christopher Mitchell. Mr. Mitchell became the Company’s Chief Financial Officer and the Chief Financial Officer of CSS on January 1, 2019. He has more than 25 years of experience managing and financing businesses and providing financial and strategic advice to senior management teams. Since May 2013, he has been a member of the executive leadership team and an Executive Vice President at CSS, and the Chief Executive Officer of Chicken Soup for the Pet Lover’s Soul LLC, a subsidiary of CSS. From 2009 to 2013, he was the Chief Executive Officer and founder of TMG Partners, a specialized private capital investment firm focused on enterprising consumer goods and media companies. From 2004 to 2009, Mr. Mitchell was a senior founding member of a proprietary investment fund at Bank of America Merrill Lynch focused on making direct private investments into mostly consumer goods and media companies, including an investment in CSS, and from 1993 to 2003, he was a member of the Leveraged Finance team at Bank of America Merrill Lynch. During his career, Mr. Mitchell has led or assisted 59 transactions totaling more than $17 billion, including financings for subscription based or ad supported media businesses such as Bloomberg, Inc., QwestDex, Inc., Radio One, Inc., Block Communications, Gray Television, Inc., and Entercom Radio, LLC and consumer goods companies such as Del Monte, S&W Fine Foods, Contadina, College Inn, StarKist, Sun Fresh, Orchard Select, Kibbles ‘n Bits, C&H Sugar, Bell Sports and Accessory Network (leading accessories designer and manufacturer for Calvin Klein, Karl Lagerfeld, Tahari and Izod). Mr. Mitchell received his B.S. in Finance and B.S. in Management from Virginia Tech and studied International Law and Finance at the London School of Economics and Political Science.

Elana B. Sofko. Ms. Sofko became the Company’s Chief Operating Officer in November 2017. Prior to that, she served as Senior Vice President of Business Development and Distribution for the Company since September 2016. Ms. Sofko brings more than two decades of media and entertainment experience to the Company. From January 2013 to August 2016, Ms. Sofko led the digital business growth initiatives for WWE, a leading entertainment company, including WWE’s localization of digital products and the launch and international expansion of WWE Network, a subscription-based video over-the-top (OTT) service. From 2011 to December 2012, she led a technology innovation development program at ESPN and prior to that, from 2007 to 2011, headed global content strategy for Nokia’s mobile app storefront. From 2003 to 2007, Ms. Sofko launched digital businesses for A&E Television Networks. From 1997 to 2003, Ms. Sofko worked on the launch of satellite radio as part of the start-up team at SiriusXM. From 1991 to 1997, Ms. Sofko built and launched commercial background music services for News Corp. She received her B.A. from the State University of New York at Albany and an M.B.A. from the University of Connecticut.

Amy L. Newmark. Ms. Newmark has been a member of the Board since the Company’s formation in May 2016. She has more than 30 years of media and telecommunications industry and investment banking experience. Ms. Newmark has been the Publisher, Editor-in-Chief, and an author for CSS since April 2008 and has co-authored the publication of more than 165 books under the brand during her tenure. Ms. Newmark also serves as our Senior Brand Advisor. Ms. Newmark founded and managed a successful hedge fund for five years. Prior to that she was a Managing Director at CJ Lawrence and was a top-ranked telecom analyst during her tenure. She received her A.B. from Harvard University and is a Chartered Financial Analyst. Among other qualifications, Ms. Newmark brings to the Board important financing experience, content publications expertise and an intimate knowledge of the Chicken Soup for the Soul brand and related operations. Ms. Newmark is the wife of Mr. Rouhana, the Company’s chairman and chief executive officer.

Fred M. Cohen. Mr. Cohen has been a member of the Board since June 2016. He has more than 35 years of media and entertainment experience. Since 2004, he has been the Chairman of the International Academy of Television Arts & Sciences (Emmys), and, since 2000, the Chairman of its Foundation. Previously, he was the Executive Vice President of CBS Broadcast International, the President of King World International Productions, advisor to Harpo Productions on the international distribution of its television properties including The Oprah Winfrey Show and Dr. Oz. He is Chair Emeritus of PCI — Media Impact, a New York based international NGO (non-governmental organization). He received his B.A. from The University of Michigan and his M.S. from Stanford University. Among other qualifications, Mr. Cohen brings to the Board extensive executive and operational experience in the media and entertainment industries, including the international segments of such industries.

Cosmo DeNicola. Mr. DeNicola has been a member of the Board since June 2019. Mr. DeNicola is the founder of the Cosmo DeNicola Companies, a portfolio company that holds a diverse range of businesses in the healthcare, technology, publishing, professional sports, and entertainment industries. He is the founder of Amtech Software and Futura Services Inc., and a co-founder of InfoLogix Inc., LogisStar Solutions and Pursuit Healthcare Advisors. Mr. DeNicola received Ernst & Young’s Philadelphia Region Entrepreneur of the Year Award in 2018 and was honored by the Fox School of Business as one of 100 world-wide entrepreneurs and visionaries who have helped shape Fox Business School and the business world. Mr. DeNicola received his B.A. from Temple University. Among other qualifications, Mr. DeNicola brings to the Board extensive executive and entrepreneurial experience.

Martin Pompadur. Mr. Pompadur has been a member of the Board since June 2019. Mr. Pompadur has over 50 years of experience in the media and entertainment industry. He joined American Broadcasting Company in 1960 and became the youngest person ever appointed to ABC, Inc.’s Board of Directors. He is currently on the board of Nexstar Media Group, Inc., and has previously served on the boards of IMAX Corporation, ABC Inc., Ziff Corporation, News Corporation Europe, Sky Italia, News Out of Home, BSkyB, and Metromedia International Group. Mr. Pompadur received his B.A. from Williams College and an L.L.B. from University of Michigan Law School. Among other qualifications, Mr. Pompadur brings to the board extensive executive and operational experience in the media and entertainment industries.

Christina Weiss Lurie. Ms. Weiss Lurie has been a member of the Board since June 2016. Her multi-faceted career spans the worlds of sports, entertainment and philanthropy. She is a minority owner of the Philadelphia Eagles and President of Eagles Charitable Foundation (formerly Eagles Youth Partnership). She is also an Oscar award-winning film producer. As executive producer, Ms. Weiss Lurie received an Oscar for Inside Job (2011), which tackles the consequences of systematic corruption of the U.S. by the financial services industry, and Inocente (2013), which features the struggles of a homeless, undocumented teen. She is the co-founder of multiple independent film companies, including Tango Pictures and Fourth and Twenty Eight Films. She is also a noted philanthropist. Under her leadership, the Philadelphia Eagles earned the coveted 2011 Beyond Sport Team of the Year award for their work in the community and for trailblazing environmental programs in professional sports. She received her B.A. from Yale University. Among other qualifications, Ms. Weiss Lurie brings to the Board extensive content production experience and broad management skills.

Diana Wilkin. Ms. Wilkin has been a member of the Board since June 2016. She has over 20 years of experience in the media industry. Since January 2017, Ms. Wilkin has been the President of Broadcast of Share Rocket, a social media measurement company. She has been Managing Director of Twelve 24 Media, a broadcast and media consulting firm, since February 2014. Formerly she served as President of CBS Affiliate Relations from 2008 to December 2013, where she was responsible for network agreements with all major broadcast groups’ television stations. From 2000 to 2008, she was involved in the management of both CBS and FOX affiliates as Vice President, General Manager in numerous markets. She received her B.S. from the University of Southern California. Among other qualifications, Ms. Wilkin brings to the Board, extensive management and operational experience in the media and entertainment industries, particularly in the television broadcasting industry.

Board Composition

Our board composition is as follows:

Family Relationships

William J. Rouhana, Jr., the Company’s Chairman and Chief Executive Officer, is the husband of Amy Newmark, a member of the Board.

Leadership Structure

William J. Rouhana, Jr. serves as Chairman and Chief Executive Officer. The Company does not believe that its size or the complexity of its operations warrants a separation of the Chairman and Chief Executive Officer functions. Furthermore, the Company believes that combining the roles of Chairman and Chief Executive Officer promotes leadership and direction for executive management, as well as allowing for a single, clear focus for the chain of command. Mr. Rouhana is one of the Company’s founders and has substantial experience in the Company’s industry. The Company believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, issues relating to the implementation of the Company’s strategic plan. While the Board does not have a lead independent director, the independent directors meet in executive session regularly without the presence of management.

Conflicts of Interest

Our certificate of incorporation provides that:

•	we renounce any interest or expectancy in, or being offered an opportunity to participate in, any business opportunities that are presented to us or our officers, directors or stockholders or affiliates thereof, including but not limited to, CSS Productions, LLC (“CSS Productions”) and its affiliates; and

•	our officers and employees will not be liable to our company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any activities of us or any of the CSS Companies to the fullest extent permitted by Delaware law.

We have entered into agreements with our affiliated companies that provide us with access to important assets and resources, including a trademark and intellectual property license agreement, which we refer to as the “CSS License Agreement,” between us and CSS through which we have been granted a perpetual, exclusive, worldwide license to produce and distribute video content using the brand and related content, such as stories published in the Chicken Soup for the Soul books. Pursuant to the CSS License Agreement, the CSS Companies have agreed not to produce and distribute video content. Accordingly, if any of our executive officers or directors becomes aware of a non-video content opportunity which is suitable for an entity to which he or she has current fiduciary or contractual obligations, he or she will be entitled to present those opportunities to the CSS Companies prior to presenting them to us.

Independence of Directors

The Company’s Class A common stock and 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock are each listed on the Global Market of The Nasdaq Stock Market (“Nasdaq”) and the Company adheres to the Nasdaq listing standards in determining whether a director is independent. The Board consults with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq requires that a majority of the Board must be composed of “independent directors,” which is defined generally as a person other than an officer of a Company, who does not have a relationship with the Company that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, the Company has determined that each of Messrs. DeNicola, Pompadur, and Cohen and Mses. Wilkin and Weiss Lurie is an independent director.

Board Role in Risk Oversight

The Board’s primary function is one of oversight. The Board as a whole works with the Company’s management team to promote and cultivate a corporate environment that incorporates enterprise-wide risk management into strategy and operations. Management periodically reports to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Each committee of the Board is responsible for the evaluation of elements of risk management based on the committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its committees consider whether the Company’s programs adequately identify material risks in a timely manner and implement appropriately responsive risk management strategies throughout the organization. The audit committee focuses on assessing and mitigating financial risk, including risk related to internal controls, and receives at least quarterly reports from management on identified risk areas. In setting compensation, the compensation committee strives to create incentives that encourage behavior consistent with the Company’s business strategy, without encouraging undue risk-taking. The nominating committee considers areas of potential risk within corporate governance and compliance, such as management succession. Each of the committees reports to the Board as a whole as to their findings with respect to the risks they are charged with assessing.

Board Committees

The Board has three separately standing committees: the audit committee, the compensation committee, and the nominating committee. Each committee is composed entirely of independent directors as determined in accordance with the rules of Nasdaq for directors generally, and where applicable, with the rules of Nasdaq for such committee. In addition, each committee has a written charter, a copy of which is available free of charge on the Company’s website at http://ir.cssentertainment.com.

Audit Committee

The audit committee consists of Mr. DeNicola (committee chairman), Mr. Cohen, and Ms. Wilkin, each of whom is “independent” as defined in Rule 10A-3 of the Exchange Act and the Nasdaq listing standards.

The audit committee’s duties, which are specified in the audit committee charter, include, but are not limited to:

•	reviewing and discussing with management and the independent registered public accounting firm the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in the Company’s annual reports;

•	discussing with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management the Company’s compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by the Company’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The definition of “financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board has determined that each of Messrs. DeNicola and Cohen, and Ms. Wilkin are independent directors and are financially literate.

Additionally, we must annually certify to Nasdaq that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that Mr. DeNicola qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

The compensation committee consists of Ms. Weiss Lurie (committee chairwoman), Ms. Wilkin, and Mr. Cohen, each of whom is an independent director.

The compensation committee’s duties, which are specified in the Company’s compensation committee charter, include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation (if any), evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of the other executive officers (including through the Company’s management services agreements);

•	reviewing the terms of the CSS Management Agreement as further described below under “Certain Relationships and Related Transactions — Affiliate Resources and Obligations — CSS Management Agreement;”

•	reviewing the Company’s executive compensation policies and plans;

•	implementing and administering the Company’s equity-based incentive compensation plans, determining who participates in the plans, establishing performance goals, if any, and determining specific grants and bonuses to the participants;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	if required, producing a report on executive compensation to be included in the Company’s annual proxy statement; and

•	reviewing, evaluating and recommending changes to non-executive director compensation. The compensation committee makes all decisions regarding executive officer compensation.

The compensation committee periodically reviews the elements of compensation for the executive officers, including annual base salary, annual incentive bonus, and equity compensation, and advises the Board whether executive compensation is properly aligned with measures of shareholder value. The compensation committee also periodically reviews the terms of employment agreements with the executive officers, including in connection with any new hire or the expiration of any existing employment agreements. The compensation committee will consider the recommendations of the Chief Executive Officer when determining compensation for other executive officers of the Company. Executive officers do not determine any element or component of their own pay package or total compensation amount.

The compensation committee also reviews and approves the Company’s compensation plans, policies and programs and administers the Company’s equity incentive plans. In addition, the Chief Executive Officer, the Chief Financial Officer, and other members of management make recommendations to the compensation committee with regard to overall pay strategy for all employees, including program designs, annual incentive design, and long-term incentive plan design. Management from time to time provides the compensation committee with market information and relevant data analysis as requested.

The compensation committee retains sole authority to engage compensation consultants, including determining the nature and scope of services and approving the amount of compensation for those services, and legal counsel or other advisors. The compensation committee assesses the independence of any consultants pursuant to the rules and regulations of the Securities and Exchange Commission and the listing standards of Nasdaq. The Company will provide for appropriate funding, as determined by the compensation committee, for payment of any such investigations or studies and the compensation to any consulting firm, legal counsel or other advisors retained by the compensation committee.

Nominating Committee

The nominating committee consists of Mr. Cohen (committee chairman), Mr. Pompadur, and Ms. Weiss Lurie, each of whom is an independent director under the Nasdaq listing standards.. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Board.

Guidelines for Selecting Director Nominees

The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•	should have demonstrated significant achievements in business, education, or public service;

•	should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives, and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism, and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background, and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. Although the Board does not have specific guidelines on diversity, it is one of many criteria considered by the nominating committee when evaluating candidates. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Procedure for Stockholders to Recommend Director Candidates

The nominating committee does not have a written policy or formal procedural requirements for stockholders to submit recommendations for director nominations. However, the nominating committee will consider recommendations from stockholders. Stockholders should communicate nominee suggestions directly to the nominating committee and accompany the recommendation with biographical details and a statement of support for the nominee. The suggested nominee must also provide a statement of consent to being considered for nomination. There have been no material changes to the procedures by which security holders may recommend nominees to the Board.

Code of Ethics

In August 2017, the Company adopted a code of ethics that applies to all of its respective executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of the Company’s business. This code of ethics is posted on the Company’s corporate website at http://ir.cssentertainment.com. In addition, the Company intends to post on its website disclosures that are required by law concerning any amendments to, or waivers from, any provision of the Company’s code of ethics.

Stockholder Communications

Stockholders may contact the Board or individual members of the Board by writing to them in care of the Secretary, Chicken Soup for the Soul Entertainment Inc., P.O. Box 700, Cos Cob, Connecticut 06807. The Secretary will forward all correspondence received to the Board or the applicable director from time to time. This procedure was approved by the Company’s independent directors.

Director Compensation

Each of the Company’s independent Directors receives annual director fees totaling $50,000 per year in two equal semi-annual installments, payable 50% in cash and 50% in shares of Class A common Stock.

The following table sets forth compensation earned by each director who are not named executive officers and served during the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Fred M. Cohen	25,000	25,249	50,249
Christina Weiss Lurie	25,000	25,249	50,249
Diana Wilkin	25,000	25,249	50,249
Cosmo DeNicola	25,000	25,249	50,249
Martin Pompadur	25,000	25,249	50,249

(1)	Represents the cash portion of annual director fees.
(2)	Represents the fair value of the share awards for the year ended December 31, 2020, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the board member. The assumptions made in valuing the share awards reported in this column are discussed in the Company’s audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2019, including in Note 2, Summary of Significant Accounting Policies — Share-Based Compensation, and Note 6, Share-Based Compensation.

The following table presents information regarding the outstanding stock options held by the Company’s non-executive directors at December 31, 2019.

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying Unexercised	Underlying Unexercised
	Options	Options	Option	Option
Name	(#) Exercisable	(#) Unexercisable	Exercise Price ($)	Expiration Date
Amy L. Newmark	100,000	0	6.50	12/31/2022

EXECUTIVE OFFICER COMPENSATION

Compensation Objectives

Our compensation program is designed to attract, retain, and motivate highly qualified executive officers and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of our Named Executive Officers for each of the fiscal years ended December 31, 2020 and 2019.

Name and Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	All Other ($)(1)	Total ($)
William J. Rouhana, Jr.	2020	126,000	—	—	8,595	134,595
Chief Executive Officer	2019	126,000	—	—	9,326	135,326
Scott W. Seaton	2020	62,500	—	—	6,819	69,319
Vice Chairman	2019	62,500	—	—	10,314	72,814
Christopher Mitchell	2020	200,000	125,000	—	18,204	343,204
Chief Financial Officer	2019	175,000	108,750	399,000	22,332	705,082
Elana B. Sofko	2020	390,000	160,000	—	18,147	568,147
Chief Operating Officer	2018	320,000	160,000	399,000	15,611	894,611

(1)	Represents the allocable portion (based on business time allocated to CSSE) of salary and bonus, medical care, vision, and long-term disability coverage premiums that is paid by our parent company to the listed executive officers. These amounts are not paid separately by CSSE; they are covered by payments CSSE makes under the CSS Management Agreement (except with respect to Elana B. Sofko).
(2)	The amounts reported in the “Stock Awards” column reflect the fair value of stock options for the year ended December 31, 2020, calculated in accordance with ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers.

Compensation Arrangements for Named Executive Officers

William J. Rouhana, Jr., Scott W. Seaton, Christopher Mitchell — CSS Management Agreement

The Company entered into the CSS Management Agreement with its parent operating company, CSS, on May 12, 2016. Under the terms of the CSS Management Agreement, the Company is provided with the broad operational expertise of the CSS companies’ personnel, including the Company’s chairman and chief executive officer, vice chairman and chief strategy officer, senior brand advisor and director, chief financial officer, and chief accounting officer. The CSS Management Agreement also provides for the Company to receive numerous other services, including accounting, legal, marketing, social media support, management, data access and back office systems, and requires CSS to provide the Company with office space and equipment usage. The terms of the CSS Management Agreement and payments made by the Company to date thereunder are described under “Certain Relationships and Related Transactions — Affiliate Resources and Obligations — CSS Management Agreement.”

Elana B. Sofko

Ms. Sofko became our Chief Operating Officer on November 6, 2017. During 2020, Ms. Sofko’s annual base salary was $390,000 and during 2019 her annual base salary was $320,000. Ms. Sofko is entitled to receive a discretionary cash bonus of up to 50% of her annual base salary each year. For the year ended December 31, 2020 and 2019, Ms. Sofko was awarded a cash bonus of $160,000 and $160,000 respectively.

Payments upon Termination or Change in Control

In 2017, Ms. Sofko entered into a severance agreement with the Company. If Ms. Sofko’s employment is terminated by the Company other than for cause, then she will be entitled to continued salary for a period of six months. Ms. Sofko is not entitled to accelerated vesting of any outstanding equity awards.

The following table summarizes the amounts payable upon termination of employment for Ms. Sofko, assuming termination occurred on December 31, 2020 under the severance arrangement with Ms. Sofko. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (the single sum does not reflect any discount).

	Potential Termination Payments
Name	By the Executive ($)	By Company for Cause ($)	By Company without Cause ($)
Elana B. Sofko	—	—	$195,000

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding option and stock awards as of December 31, 2020 for each Named Executive Officer.

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option	Option
Name	(#) Exercisable	(#) Unexercisable	Exercise Price ($)	Expiration Date
William J. Rouhana, Jr.	—	—	—	—
Chief Executive Officer
Scott W. Seaton	100,000	0	6.50	1/1/2022
Vice Chairman
Christopher Mitchell	66,667	33,333	8.08	1/16/2023
Chief Financial Officer
Elana B. Sofko	75,000	0	7.50	12/31/2022
Chief Operating Officer	66,667	33,333	8.08	1/16/2024

The Company believes equity grants provide its executives with a strong link to the Company’s long-term performance, create an ownership culture and help to align the interests of the Company’s executives and its stockholders. In addition, the Board and the compensation committee periodically review the equity incentive compensation of the Company’s named executive officers and, from time to time, may grant equity incentive awards to them in the form of stock options or other equity awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of the Company’s Class A common stock and Class B common stock as of the date of this prospectus by:

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of common stock;
•	each of the Company’s officers and directors; and
•	all of the Company’s officers and directors as a group.

The beneficial ownership of each person was calculated based on 6,255,111 shares of Class A common stock outstanding and 7,654,506 shares of Class B common stock outstanding as of the date of this prospectus. Except as otherwise indicated, the Company believes all persons named in the table below have sole voting and investment power with respect to all the shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Class A		%	Class B		%	Percent of Total Voting Power(2)
Current Directors and Officers:
William J. Rouhana, Jr.(3)	316,932	(4)	5.07	7,654,506	(5)	100	92.83
Scott W. Seaton	119,660	(6)	1.91	—		0	*
Christopher Mitchell	87,581	(7)	1.40	—		0	*
Elana B. Sofko	158,331	(8)	2.53	—		0	*
Amy L. Newmark(3)	161,464	(9)	2.58	—		0	*
Fred M. Cohen	14,364		*	—		0	*
Cosmo DeNicola	254,645	(10)	4.07	—		0	*
Martin Pompadur	2,855		*	—		0	*
Christina Weiss Lurie	33,117		*	—		0	*
Diana Wilkin	21,447		*	—		0	*
All current directors and executive officers as a group (ten persons)	1,170,396	(11)	18.71	7,654,506		100	93.86
Five Percent Holders:
Chicken Soup for the Soul Productions, LLC	—		0	7,654,506		100	92.44
Trema, LLC	316,932	(4)	5.07	—		0	*
Royce & Associates, LP(12)	413,224		6.61	—		0	*
Greenhaven Road Investment Management, L.P.(13)	813,714		13.01	—		0	*
Sony Corporation(14)	4,000,000		39.00	—		0	4.83

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the individuals is Chicken Soup for the Soul Entertainment, Inc., P.O. Box 700, Cos Cob, Connecticut 06807.
(2)	Percentage of total voting power represents voting power with respect to all shares of Class A and Class B common stock, as a single class. The holders of Class B common stock are entitled to ten votes per share, and holders of Class A common stock are entitled to one vote per share.
(3)	Mr. Rouhana and Ms. Newmark are married. Each spouse disclaims beneficial ownership of the shares owned by the other spouse.

(4)	Trema, LLC is an affiliate of Mr. Rouhana.
(5)	Represents (i) 159,432 shares of Class B common stock beneficially owned by an affiliate of Mr. Rouhana and (ii) all of the shares of Class B common stock owned by CSS Productions. The ultimate parent of CSS Productions is CSS Holdings, which in turn is ultimately controlled by Mr. Rouhana.

(6)	Includes 100,000 shares of Class A common stock purchasable under options that have vested. All of these options were granted under the Company’s 2017 Long-Term Incentive Plan, vest in equal quarterly installments beginning on September 30, 2018 and are exercisable at $6.50 per share. Also includes (i) 10,625 shares of Class A common stock issuable upon the exercise of Class W warrants at an exercise price of $7.50 per share and (ii) 2,085 shares of Class A common stock issuable upon the exercise of Class Z warrants at an exercise price of $12.00.
(7)	Represents (i) 75,000 shares of Class A common stock purchasable under options that have vested and an additional 8,333 shares purchasable under options that will vest within 60 days of the date hereof, but does not include 25,000 shares purchasable under options that do not vest within 60 days of the date hereof, such options granted under the Company’s 2017 Long-Term Incentive Plan, vest in twelve equal quarterly installments beginning on March 31, 2019 and are exercisable at $8.08 per share and (ii) 4,250 shares of Class A common stock issuable upon the exercise of Class W Warrants at an exercise price of $7.50 per share.

(8)	Represents: (i) 75,000 shares of Class A common stock purchasable under options that have vested, such options granted under the Company’s 2017 Long-Term Incentive Plan and vest in quarterly installments beginning on March 1, 2017 and are exercisable at $7.50 per share; and (ii) 75,000 shares purchasable under options that have vested and an additional 8,333 shares purchasable under options that will vest within 60 days of the date hereof, but does not include 25,000 shares purchasable under options that do not vest within 60 days of the date hereof, such options granted under the Company’s Incentive Plan, vest in twelve equal quarterly installments beginning on March 31, 2019 and are exercisable at $8.08 per share.
(9)	Includes 100,000 shares of Class A common stock purchasable under options that have vested. All of these options were granted under the Company’s 2017 Long-Term Incentive Plan, vest in equal quarterly installments beginning on September 30, 2018 and are exercisable at $6.50 per share. Also includes 33,150 shares underlying Class W warrants at an exercise price of $7.50 per share and 6,534 shares underlying Class Z warrants at an exercise price of $12.00 per share.
(10)	Includes 53,200 shares of Class A common stock issuable upon the exercise of Class W warrants at an exercise price of $7.50 per share.
(11)	Represents all of the shares beneficially owned by the individuals listed above and as set forth in footnotes (4) through (10) above.
(12)	The business address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151. Information derived from a Schedule 13G filed on February 6, 2019. Includes (i) 314,500 shares held by Royce Micro Cap Trust and (ii) 78,724 shares held by Royce Total Return Fund, each of which is an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LP. Various accounts managed by Royce & Associates, LP have the right to receive or the power to direct the receipts of dividends from, or the proceeds from the sale of shares of the issuer. Information derived from two Schedule 13G/As filed on January 21, 2020.
(13)	The business address of Greenhaven Road Investment Management, LP is c/o Royce & Associates, LP, 8 Sound Shore Drive, Suite 190, Greenwich, CT 06830. Information derived from a Schedule 13G/A filed on February 13, 2020. Represents shares held by (1) Scott Miller; (2) Greenhaven Road Investment Management, LP, a Delaware limited partnership (the “Investment Manager”); (3) MVM Funds, LLC, a New York limited liability company (the “General Partner”); (4) Greenhaven Road Capital Fund 1, L.P., a Delaware limited partnership (“Fund 1”); and (5) Greenhaven Road Capital Fund 2, L.P., a Delaware limited partnership (“Fund 2”, and together with Fund 1, the “Funds”) (all of the foregoing, collectively, the “Reporting Persons”). Each Fund is a private investment vehicle. The Funds directly beneficially own the Class A Common Stock (as defined below) reported in this Statement. The Investment Manager is the investment manager of the Funds. The General Partner is the general partner of the Funds and the Investment Manager. Scott Miller is the controlling person of the General Partner. Scott Miller, the Investment Manager and the General Partner may be deemed to beneficially own the Class A Common Stock directly beneficially owned by the Funds. Each Reporting Person disclaims beneficial ownership with respect to any shares other than the shares directly beneficially owned by such Reporting Person.

(14)	The business address of Sony Corporation is 7-1, Konan 1-Chome, Minato-ku, Tokyo 108-0075 Japan. Information derived from a Schedule 13D/A filed on November 4, 2019. Includes shares of Class A common stock issuable upon the exercise of warrants to purchase (i) 800,000 shares of Class A Common Stock at an exercise price of $8.13 per share; (ii) 1,200,000 shares of Issuer Class A Common Stock at an exercise price of $9.67 per share; (iii) 380,000 shares of Class A Common Stock at an exercise price of $11.61 per share; and (iv) 1,620,000 shares of Class A Common Stock at an exercise price of $11.61 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Policy

The Company’s Code of Ethics requires that the Company avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board. Related party transactions are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of the Company’s total assets in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of the Company’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the other members of the Board with all material information concerning the transaction. Additionally, the Company requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Affiliate Resources and Obligations

CSS License Agreement

We have a trademark and intellectual property license agreement with CSS, which we refer to as the “CSS License Agreement.” Under the terms of the CSS License Agreement, we have been granted a perpetual, exclusive, worldwide license to produce and distribute video content using the Chicken Soup for the Soul brand and related content, such as stories published in the Chicken Soup for the Soul books. We pay CSS an incremental recurring license fee equal to 4% of our net revenue for each calendar quarter, and a marketing fee of 1% of our net revenue.

For the years ended December 31, 2019 and 2018, we recorded $2.8 million and $1.3 million, respectively, of license fee expense under this agreement. We believe that the terms and conditions of the CSS License Agreement, which provides us with the rights to use the trademark and intellectual property in connection with our video content, are more favorable to us than any similar agreement we could have negotiated with an independent third party.

CSS Management Agreement

We have a management services agreement, which we refer to as the “CSS Management Agreement”, in which we pay CSS a management fee equal to 5% of our net revenue. Under the terms of the CSS Management Agreement, we are provided with the broad operational expertise of CSS and its subsidiaries and personnel, including the services of our chairman and chief executive officer, Mr. Rouhana, our vice chairman and chief strategy officer, Mr. Seaton, our senior brand advisor and director, Ms. Newmark, and our chief financial officer, Mr. Mitchell. The CSS Management Agreement also provides for services, such as accounting, legal, marketing, management, data access and back-office systems, and provides us with office space and equipment usage. On August 1, 2019, we entered into an amendment to the CSS Management Agreement which removed our obligation to pay sales commissions to CSS in connection with sponsorships for our video content or other revenue generating transactions arranged by CSS or its affiliates.

For the years ended December 31, 2019 and 2018, we recorded $2.8 million and $1.3 million, respectively, of management fee expense under this agreement. We believe that the terms and conditions of the CSS Management Agreement, as amended, are more favorable and cost effective to us than if we hired the full staff to operate the Company.

DESCRIPTION OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law, or “DGCL,” relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

We are authorized to issue 70 million shares of Class A Common Stock, par value $.0001, 20 million shares of Class B Common Stock, par value $.0001, and 10 million shares of preferred stock, par value $.0001, of which 4,300,000 shares have been designated Series A Preferred Stock.

As of the date of this prospectus, 6,255,111 shares of our Class A Common Stock are outstanding, 7,654,506 shares of our Class B Common Stock are outstanding and 3,698,318 shares of our Series A Preferred Stock are outstanding. We also have outstanding Class W Warrants to purchase an aggregate of 618,343 shares of our Class A Common Stock and Class Z Warrants to purchase an aggregate of 180,618 share of our Class A Common Stock, and we issued warrants to CPEH to purchase an aggregate of 4,000,000 shares of Class A Common Stock.

Common Stock

Voting Rights

Holders of shares of Class A Common Stock and Class B Common Stock have substantially identical rights, except that holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our charter. See “Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws,” below. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power voting for the election of directors can elect all of the directors.

Dividend Rights

Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the board of directors out of any assets legally available therefor.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Subject to the preferential or other rights of any holders of preferred stock then outstanding, including the Series A Preferred Stock, upon our dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our certificate of incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

Merger or Consolidation

In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon our consolidation or merger with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class, provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

Conversion

The outstanding shares of Class B Common Stock are convertible at any time as follows: (a) at the option of the holder, a share of Class B Common Stock may be converted at any time into one share of Class A Common Stock or (b) upon the election of the holders of a majority of the then outstanding shares of Class B Common Stock, all outstanding shares of Class B Common Stock may be converted into shares of Class A Common Stock. Once converted into Class A Common Stock, the Class B Common Stock will not be reissued.

Holders

We have 37 holders of record of our Class A Common Stock and 1 holder of record of our Class B Common Stock. We believe we have in excess of 300 beneficial holders of our Class A Common Stock.

Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, or by our chairman and chief executive officer or by our secretary at the request in writing of stockholders owning a majority of the voting power of our issued and outstanding capital stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Dual Voting Structure

Our certificate of incorporation provides for two classes of common stock. Holders of shares of Class A Common Stock and Class B Common Stock have substantially identical rights, except that holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share. Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Accordingly, the holders of shares of Class B Common Stock will exert significant control over our actions.

Removal and Appointment of Directors

Our entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the voting power of outstanding voting power of the shares then entitled to vote at an election of directors. In such case, new directors may be elected by the stockholders then holding a majority of our voting power. Immediately following this offering, our chairman and chief executive officer shall control the substantial majority of our voting power and therefore will be able to unilaterally exercise the foregoing rights.

Class B Approval Required for Charter Amendments

Any amendment to our certificate of incorporation requires the approval of the majority of the outstanding Class B Common Stock. This approval requirement is separate and in addition to any general stockholder approval that would be required under our certificate of incorporation and law.

Exclusive Forum Selection

Article Twelve of our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our charter documents, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. While this provision is intended to include all actions, excluding any arising under the Securities Act of 1933, the Exchange Act of 1934 and any other claim for which the federal courts have exclusive jurisdiction, there is uncertainty as to whether a court would enforce this provision.

Limitation on Directors’ Liability and Indemnification

Our certificate of incorporation provides that no director of ours will be personally liable to us or any of our stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the DGCL nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to us or our stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit. This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our certificate of incorporation and bylaws provide that all directors and officers shall be entitled to be indemnified by such company to the fullest extent permitted by law. The certificate of incorporation provides that we may indemnify to the fullest extent permitted by law all employees. Our bylaws provide that, if authorized by our board of directors, we may indemnify any other person whom it has the power to indemnify under section 145 of the DGCL. We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. We also maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Provisions

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute.

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Amendments to Our Certificate of Incorporation.

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

Each selling shareholder (the “selling shareholders”) of the Class A Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on our principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other valid securities law exemption or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. Unless the resale securities are sold pursuant to Rule 144 under the Securities Act or another federal securities law exemption, the resale securities will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A Common Stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING SHAREHOLDERS

The Class A Common Stock being offered by the selling shareholders are those shares previously issued to the selling shareholders. For additional information regarding the issuances of these securities, see “Prospectus Summary- Recent Developments” and “Capitalization,” above. We are registering the securities hereunder in order to permit the selling shareholders to offer the shares for resale from time to time.

The following table sets forth:

•	the name of each selling shareholder, and the nature of any position, office, or other material relationship between the selling shareholder and the Company;
•	the number of shares of Class A Common Stock beneficially owned by each selling shareholder prior to the sale of the Class A Common Stock covered by this prospectus and the percentage of the class beneficially owned;
•	the number of shares of Class A Common Stock that may be offered for resale by each selling shareholder pursuant to this prospectus; and
•	the number of shares of Class A Common Stock to be beneficially owned by each selling shareholder assuming all of the shares of Class A Common Stock registered hereunder are sold and the percentage of the class beneficially owned.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” All information with respect to the ownership of our Class A Common Stock by the selling shareholders has been furnished by or on behalf of the selling shareholders and, unless otherwise indicated, is furnished as of January 25, 2021. Based on information supplied by the selling shareholders, we believe that, except as may otherwise be indicated in the footnotes to the table below, the selling shareholders have sole voting and dispositive power with respect to the Class A Common Stock reported as beneficially owned by them.

Because the selling shareholders may sell, transfer or otherwise dispose of all, some or none of the Class A Common Stock covered by this prospectus, we cannot determine the number of such Class A Common Stock that will be sold, transferred or otherwise disposed of by the selling shareholders, or the amount or percentage of Class A Common Stock that will be held by the selling shareholders upon termination of any particular offering or sale, if any. The selling shareholders make no representations, however, that they will sell, transfer or otherwise dispose of any Class A Common Stock in any particular offering or sale. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. Solely for purposes of the requirements applicable to the registration statement of which this prospectus forms a part, the following table assumes that the selling shareholders will sell all of the Class A Common Stock owned beneficially by them that are covered by this prospectus, but will not sell any other shares of Class A Common Stock that they presently own.

Name of Selling Shareholder	Beneficial Ownership Prior to Offering			Shares Offered Hereby	Beneficial Ownership After Offering
	Shares		Percent (1)		Shares	Percent (1)
Highmark Long/Short 4 Ltd.	(2)	272,696	4.46%	272,696	0	0%
Islet Master Fund	(2)	181,849	2.98%	181,849	0	0%
Polar Long/Short Master Fund	(3)	329,111	5.39%	329,111	0	0%
Polar Multi-Strategy Fund	(3)	239,071	3.91%	239,071	0	0%

(1) The percentages of ownership before and after the offering are calculated based on 6,108,052 shares of Class A Common Stock outstanding as of January 22, 2021. The percentages of ownership after the offering assume the sale by each selling shareholder of all of the shares offered for resale hereby.

(2) Islet Management LP is the investment advisor for Highmark Long/Short 4 Ltd. and Islet Master Fund LP and may be deemed to have beneficial ownership over the shares held thereby.

(3) Polar Asset Management Partners Inc. is the investment advisor for Polar Long/Short Master Fund and Polar Multi-Strategy Fund and may be deemed to have beneficial ownership over the shares held thereby.

LEGAL MATTERS

The legality of the Class A Common Stock will be passed on for us by our counsel, Graubard Miller, New York, New York. Graubard Miller and certain of its partners and family members own shares of the Class A Common Stock and Class W Warrants to purchase shares of Class A Common Stock of CSSE and certain Class B membership interests in Chicken Soup for the Soul Holdings, LLC, our ultimate parent company.

EXPERTS

The consolidated financial statements of Chicken Soup for the Soul Entertainment Inc. and subsidiaries as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, appearing herein to the Annual Report on Form 10-K for the year ended December 31, 2019, in reliance upon the report of Rosenfield and Company, PLLC, independent registered public accounting firm, which is also included herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Crackle U.S. (a business of Sony Pictures Entertainment) appearing in Exhibit 99.1 to Chicken Soup for the Soul Entertainment, Inc.’s Current Report on Form 8-K/A dated July 30, 2019 have been so included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of this registration statement and prior to the sale of all of the shares offered hereby, including all documents filed as exhibits to any of the foregoing:

Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

In addition to accessing the above information through the SEC’s website at www.sec.gov, you may obtain a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Chicken Soup for the Soul Entertainment, Inc. 132 E. Putnam Ave., Floor 2W, Cos Cob, Connecticut 06807, telephone number (855) 398-0443.

Page
Number
Unaudited Interim Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets at September 30, 2020 and December 31, 2019	F-36

Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2020 and 2019	F-37

Condensed Consolidated Statements of Equity for the nine months ended September 30, 2020 and 2019	F-38

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-40

Notes to Condensed Consolidated Financial Statements	F-401

Unaudited Pro Forma Condensed Combined Financial Information as of and for the three months ended March 31, 2019 and for the year ended December 31, 2018	F-79

Unaudited Pro Forma Condensed Combined Financial Information as of and for the year ended December 31, 2019	F-88

ROSENFIELD AND CO, PLLC (888) 556-1154 I INFO@ROSENFIELDANDCO.COM ROSENFIELDANDCO.COM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Chicken Soup for the Soul Entertainment, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Chicken Soup for the Soul Entertainment, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenfield and Company, PLLC

We have served as Chicken Soup for the Soul Entertainment, Inc.’s auditor since 2017.

New York, New York

March 27, 2020

RSM US Alliance provides its members with access to resources of RSM US LLP. RSM US Alliance member firms are separate and independent businesses and legal entities that are responsible for their own acts and omissions, and each are separate and independent from RSM US LLP. RSM US LLP is the U.S. member firm of RSM International, a global network of independent audit, tax, and consulting firms. Members of RSM US Alliance have access to RSM International resources through RSM US LLP but are not member firms of RSM International. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International. The RSM™ brandmark is used under license by RSM US LLP. RSM US Alliance products and services are proprietary to RSM US LLP.

Chicken Soup for the Soul Entertainment, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$6,447,402	$6,451,758
Restricted cash	—	750,000
Accounts receivable, net	34,661,119	12,841,099
Prepaid expenses	861,190	218,736
Inventory, net	312,033	262,068
Goodwill	21,448,106	2,537,079
Indefinite lived intangible assets	12,163,943	12,163,943
Intangible assets, net	35,451,951	2,971,637
Film library, net	33,250,149	25,338,502
Due from affiliated companies	7,642,432	1,213,436
Programming costs, net	14,459,271	12,790,489
Program rights, net	654,303	—
Deferred tax asset, net	—	452,000
Other assets, net	313,585	356,221
Total assets	$167,665,484	$78,346,968

LIABILITIES AND EQUITY
Current maturities of commercial loan	$3,200,000	$1,000,000
Commercial loan and revolving line of credit, net of unamortized deferred finance cost of $189,525 and $334,554, respectively	11,810,475	6,582,113
Notes payable under revolving credit facility	5,000,000	—
Accounts payable and accrued expenses	26,646,390	5,078,805
Ad representation fees payable	12,429,838	—
Film library acquisition obligations	5,020,600	2,715,600
Programming obligations	7,300,861	—
Accrued participation costs	5,066,512	1,539,139
Other liabilities	170,106	414,506
Deferred revenue	—	6,469
Total liabilities	76,644,782	17,336,632
Commitments and contingencies (Note 15)

Equity
Stockholders' Equity:
Series A cumulative redeemable perpetual preferred stock, $.0001 par value, liquidation preference of $25.00 per share, 10,000,000 shares authorized; 1,599,002 and 918,497 shares issued and outstanding, respectively, redemption value of $39,975,050 and $22,962,425, respectively	160	92
Class A common stock, $.0001 par value, 70,000,000 shares authorized; 4,259,920 and 4,227,740 shares issued, 4,185,685 and 4,153,505 shares outstanding, respectively	425	421
Class B common stock, $.0001 par value, 20,000,000 shares authorized; 7,813,938 and 7,817,238 shares issued and outstanding, respectively	782	782
Additional paid-in capital	87,610,030	59,360,583
Retained (deficit) earnings	(32,695,629)	2,281,187
Class A common stock held in treasury, at cost (74,235 shares)	(632,729)	(632,729)
Total stockholders’ equity	54,283,039	61,010,336
Subsidiary convertible preferred stock (Note 12)	36,350,000	—
Noncontrolling interests (Note 12)	387,663	—
Total Equity	91,020,702	61,010,336
Total liabilities and equity	$167,665,484	$78,346,968

See accompanying notes to consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2019	2018
Revenue:
Online networks	$40,027,289	$4,411,427
Television and film distribution	15,967,507	13,188,560
Television and short-form video production	610,356	10,152,020
Total revenue	56,605,152	27,752,007
Less: Television & film distribution returns and allowances	(1,241,246)	(892,488)
Net revenue	55,363,906	26,859,519
Cost of revenue	40,423,550	12,345,590
Gross profit	14,940,356	14,513,929
Operating expenses:
Selling, general and administrative	22,242,032	10,745,235
Amortization	13,293,279	326,988
Management and license fees	5,536,390	2,666,907
Total operating expenses	41,071,701	13,739,130
Operating (loss) income	(26,131,345)	774,799
Interest income	(40,191)	(39,058)
Interest expense	811,017	388,036
Loss on extinguishment of debt	350,691	—
Acquisition-related costs	3,968,289	396,793
(Loss) income before income taxes and preferred dividends	(31,221,151)	29,028
Provision for income taxes	585,000	874,000
Net loss before noncontrolling interests and preferred dividends	(31,806,151)	(844,972)
Net loss attributable to noncontrolling interests	(134,282)	—
Net loss attributable to Chicken Soup for the Soul Entertainment, Inc.	(31,671,869)	(844,972)
Less: Preferred dividends	3,304,947	1,112,910
Net loss available to common stockholders	$(34,976,816)	$(1,957,882)
Net loss per common share:
Basic and diluted	$(2.92)	$(0.16)

See accompanying notes to consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc

Consolidated Statements of Stockholders’ Equity

			Common Stock							Subsidiary
	Preferred Stock		Class A		Class B		Additional	Retained		convertible
		Par		Par		Par	Paid-In	(Deficit)	Treasury	Preferred	Noncontrolling
	Shares	Value	Shares	Value	Shares	Value	Capital	Earnings	Stock	Stock	Interests	Total
Balance, December 31, 2017	-	$-	4,096,353	$409	7,863,938	$786	$36,584,575	$9,421,619	$-	$-	$-	$46,007,389
Conversion of Class B shares to Class A shares			46,700	4	(46,700)	(4)						-
Shares issued to directors			10,452	1			96,614					96,615
Share based compensation - stock options							857,073					857,073
Issuance of preferred stock	784,497	79					19,612,346					19,612,425
Preferred Stock Issuance Costs							(1,894,792)					(1,894,792)
Dividends on preferred stock								(6,295,460)				(6,295,460)
Preferred shares issued as part purchase consideration paid for Pivotshare acquisition	134,000	13					3,434,407					3,434,420
Shares issued as part purchase consideration Class A shares paid for Pivotshare acquisition			74,235	7			731,949					731,956
Common Stock Issuance Costs							(61,589)					(61,589)
Purchase of treasury stock									(632,729)			(632,729)
Net loss								(844,972)				(844,972)
Balance, December 31, 2018	918,497	$92	4,227,740	$421	7,817,238	$782	$59,360,583	$2,281,187	$(632,729)	$—	$—	$61,010,336
Share based compensation - stock options							907,572					907,572
Share based compensation - common stock							87,500					87,500
Issuance of preferred stock	680,505	68					17,012,557					17,012,625
Preferred stock issuance costs							(1,489,706)					(1,489,706)
Stock options exercised			16,666	2			160,159					160,161
Shares issued to directors			6,956	1			25,000					25,001
Employee stock grant			5,258	1			41,854					41,855
Conversion of Class B shares to Class A shares			3,300	—	(3,300)	—						—
Dividends on preferred stock								(3,304,947)				(3,304,947)
Crackle business combination							11,504,511			36,350,000	521,945	48,376,456
Net loss attributable to noncontrolling interest											(134,282)	(134,282)
Net loss								(31,671,869)				(31,671,869)
Balance, December 31, 2019	1,599,002	$160	4,259,920	$425	7,813,938	$782	$87,610,030	$(32,695,629)	$(632,729)	$36,350,000	$387,663	$91,020,702

See accompanying notes to consolidated financial statements

Chicken Soup for the Soul Entertainment, Inc

Consolidated Statements of Cash Flows

	Year ended December 31,
	2019	2018
Cash flows from Operating Activities:
Net loss	$(31,806,151)	$(844,972)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,061,926	953,688
Amortization of programming costs and rights	710,689	2,752,446
Amortization of deferred financing costs	82,400	57,161
Amortization of fixed assets and acquired intangibles	13,293,279	326,986
Amortization of film library	10,182,166	6,459,431
Bad debt and video return expense	2,669,699	1,222,032
Loss on debt extinguishment	350,691	—
Deferred income taxes	452,000	373,000
Changes in operating assets and liabilities:
Trade accounts receivable	(24,489,719)	(5,989,864)
Prepaid expenses and other current assets	(657,778)	133,815
Inventory	(49,965)	106,896
Programming costs and rights	(2,151,669)	(8,267,551)
Film library	(18,093,813)	(9,142,288)
Accounts payable, accrued expenses and other payables	24,165,978	3,366,143
Film library acquisition obligations	2,305,000	2,052,200
Accrued participation costs	3,527,373	(1,081,278)
Other liabilities	(244,400)	269,974
Deferred revenue	(6,469)	(508,531)
Net cash used in operating activities	(18,698,763)	(7,760,712)
Cash flows from Investing Activities:
Payment for business acquisition, net of cash acquired	—	190,587
Increase in due from affiliated companies	(6,428,996)	(4,340,458)
Net cash used in investing activities	(6,428,996)	(4,149,871)

(continued on next page)

Chicken Soup for the Soul Entertainment, Inc

Consolidated Statements of Cash Flows

Cont’d

	Year ended December 31,
	2019	2018
Cash flows from Financing Activities:
Proceeds from revolving credit facility from related party	—	200,000
Repayments of revolving credit facility from related party	—	(1,700,000)
Proceeds from commercial loan	8,665,000	8,500,000
Repayments of commercial loan	(1,466,667)	(583,334)
Proceeds from revolving credit facility	5,000,000	—
Payment of preferred stock issuance costs	(1,489,706)	(1,956,393)
Proceeds from issuance of common stock under equity plans	160,161	—
Payment of deferred financing costs	(203,063)	(391,714)
Proceeds from issuance of Series A preferred stock	17,012,625	19,612,438
Common stock repurchases held in treasury	—	(632,729)
Dividends paid to common stockholders	—	(5,182,549)
Dividends paid to preferred stockholders	(3,304,947)	(926,363)
Net cash provided by financing activities	24,373,403	16,939,356
Net (decrease) increase in cash and cash equivalents	(754,356)	5,028,773
Cash and cash equivalents at beginning of period	7,201,758	2,172,985
Cash and cash equivalents at end of the period	$6,447,402	$7,201,758

Supplemental data:
Interest paid	$605,561	$267,064
Non-cash investing activities:
Noncash investing activities (Crackle Plus business combination)	$51,672,531	$—
Affiliated balances settled as a part of the A Sharp acquisition consideration	—	8,711,109
Fair value of Preferred shares issued as a part of business acquisition - Pivotshare	—	3,434,486
Fair value of Common A shares issued as a part of business acquisition - Pivotshare	—	732,028

Reconciliation of cash and cash equivalents and restricted cash per consolidated balance sheets to statements of cash flows
Per consolidated balance sheets:
Cash and cash equivalents	$6,447,402	$6,451,758
Restricted cash	—	750,000
Total cash, cash equivalents and restricted cash per statements of cash flows	$6,447,402	$7,201,758

See accompanying notes to consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Note 1 – Description of the Business

Chicken Soup for the Soul Entertainment, Inc. (the “Company”) is a Delaware corporation formed on May 4, 2016. We operate video-on-demand networks and are a leading global independent television and film distribution company with one of the largest independently owned television and film libraries.

The Company operates and is managed by the Company CEO Mr. William J. Rouhana, Jr, as one reportable segment, the production and distribution of video content. The Company currently operates in the United States and internationally and derives its revenue primarily in the United States. The Company has a presence in over 56 countries and territories worldwide.

Financial Condition and Liquidity

As of December 31, 2019, we had an accumulated deficit of $32.7 million and for the year ended December 31, 2019, we had a net loss of $35.0 million.  We do not expect to continue to incur net losses at this level in the foreseeable future.  We have evaluated our current financial condition and have determined that the losses incurred in the current year are not indicative of our ongoing operations.  2019 has been a transformative year for our Company led by the launch of our new streaming video on demand service Crackle Plus which amalgamated each of our video on demand platforms.  This strategic shift in our business has made us one of the largest providers of free AVOD services in the United States and shifted our business focus.  With this shift and growth, we realized significant non-recurring acquisition and transitional related expenses to integrate our Crackle Plus Network in the 2019 operating year.  In addition, the Company realized a significant portion of expenses related to non-cash items including intangible amortization expenses related to our acquired business and stock compensation.  These expenses accounted for 64% of our total loss for the fiscal year.  The Company does not expect operating expenses will remain at this level in future periods.

We believe that cash flow from operations, cash on hand, and the monetization of trade accounts receivable, together with equity and debt offerings, if necessary, should be adequate to meet our operational cash and debt service requirements (i.e., principal and interest payments) for the foreseeable future. We monitor our cash flow liquidity, availability, capital base, operational spending and leverage ratios with the long-term goal of maintaining our credit worthiness.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (‘‘GAAP’’). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s significant estimates include those related to revenue recognition and estimated ultimate revenues, allowance for doubtful accounts, intangible assets, share-based compensation expense, valuation allowance for income taxes, and amortization of programming and film library costs.  Actual results could differ from those estimates.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less and consist primarily of money market funds. Such investments are stated at cost, which approximates fair value.

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions. These valuations require significant judgment and estimates.

At December 31, 2019 and 2018, the fair value of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, accrued participation costs, film library acquisition costs and accrued programming costs, approximated their carrying value due primarily to the relative short-term nature of these instruments.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect and are subsequently stated net of allowance for uncollectible accounts and video returns. An allowance for doubtful accounts is recorded based on a combination of historical experience, aging analysis and information on specific accounts. Account balances are written off against the allowance after all means of collections have been exhausted and the potential for recovery is considered remote. Accounts are considered past due or delinquent based on contractual terms and how recently payments have been received. Estimated losses resulting from uncollectible accounts are reported as bad debt expense in the consolidated statements of income. At December 31, 2019 and 2018, accounts receivable is presented net of allowance for doubtful accounts and video returns of $1,889,147 and $601,500, respectively. Bad debt expense of $1,428,453 and $329,544 was recorded in the consolidated statements of operations for the year ended December 31, 2019 and 2018, respectively. Provision for returns and allowances of $1,241,246 and $892,488 was recorded in the consolidated statements of operations for the year ended December 31, 2019 and 2018, respectively.

Inventory

Inventory consists of DVD films held for resale to wholesale and retail customers. Inventory is stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out (FIFO) method. When the net realizable value falls below its cost, a provision for write-downs is recorded.

Programming Costs

Programming costs include the unamortized costs of completed, in-process, or in-development long-form and short-form video content produced by the Company. For video content, the Company’s capitalized costs include all direct production and financing costs, capitalized interest when applicable, and production overhead.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

The costs of producing video content are amortized using the individual-film-forecast method. These costs are amortized in the proportion that current period’s revenue bears to management’s estimate of ultimate revenue expected to be recognized from each production.

For an episodic television series, the period over which ultimate revenue is estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later.

Programming costs are stated at the lower of amortized cost or estimated fair value. The valuation of programming costs is reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value may be less than its unamortized cost and the valuation is based on a discounted cash flows (“DCF”) methodology with assumptions for cash flows. Key inputs employed in the DCF methodology include estimates of a program’s ultimate revenue and costs as well as a discount rate. The discount rate utilized in the DCF is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a program. The Company performs an annual impairment analysis for unamortized programming costs. An impairment charge is recorded in the amount by which the unamortized costs exceed the estimated fair value. Estimates of future revenue involve measurement uncertainties and it is therefore possible that reductions in the carrying value of programming costs may be required because of changes in management’s future revenue estimates.

Included in cost of revenue in the consolidated statements of operations for the years ended December 31, 2019 and 2018, is amortization of programming costs related to our original productions totaling $209,627 and $2,752,446, respectively. For the years ended December 31, 2019 and 2018, there were no impairment charges recorded.

Film Library

The film library represents the cost of acquiring film distribution rights and related acquisition and accrued participation costs. The film library is amortized using the individual-film-forecast-computation method. The film library is stated at the lower of unamortized cost or fair value. Amortization is based upon management’s best estimate of total future, or ultimate revenue. Amortization is adjusted when necessary to reflect increases or decreases in forecasted ultimate revenues. The ultimate revenue time frame is determined based on the term of the acquisition agreement, which in most cases is ten years or more. The Company generally acquires distribution rights covering periods of ten or more years.

Film library costs are stated at the lower of amortized cost or estimated fair value. The valuation of film library costs is reviewed at the film acquisition year level (‘vintage’), when an event or change in circumstances indicates that the fair value may be less than its unamortized cost and the valuation is based on a discounted cash flows (“DCF”) methodology with assumptions for cash flows. Key inputs employed in the DCF methodology include estimates of a film vintage ultimate revenue and costs as well as a discount rate. The discount rate utilized in the DCF is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with acquiring a film. The Company performs an annual impairment analysis for unamortized film library costs. An impairment charge is recorded in the amount by which the unamortized costs exceed the estimated fair value. Estimates of future revenue involve measurement uncertainties and it is therefore possible that reductions in the carrying value of film library costs may be required because of changes in management’s future revenue estimates.

Included in cost of revenues in the consolidated statements of operations for the years ended December 31, 2019 and 2018 is amortization of film library costs totaling $10,182,166 and $6,459,431, respectively. For the years ended December 31, 2019 and 2018, there was no impairment charge recorded.

Programming rights and obligations

Programming rights acquired under license agreements are recorded as an asset and a corresponding liability upon commencement of the license period. The programming rights are presented at the lower of unamortized cost or estimated net realizable value on a program by program basis and amortized over the license period using the straight-line method beginning with the first month of availability. Programming obligations represent the gross commitment amounts to be paid to program suppliers over the life of the contracts.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Included in the cost of revenues in the consolidated statements of operations for the years ended December 31, 2019 and 2018 were program rights amortization totaling $501,061 and $0, respectively.

Acquisitions, Goodwill & Acquired Intangible Asset

We have made and expect to continue to make selective acquisitions. The valuation of potential acquisitions is based on various factors, including specialized know-how resulting in future synergies, reputation, competitive position and service offerings of the target businesses, as well as our experience and judgment.

The Company accounts for business combinations using the acquisition accounting method, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 805 “Business Combinations,” which requires the determination of the fair value of the net assets acquired including tangible assets, identified intangible assets, liabilities assumed and any noncontrolling interest in the acquired business are recorded at their acquisition date fair values. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates, asset lives and market multiples. The Company continually evaluates its estimates, including the assumptions, risks, and uncertainties inherent in estimates; however, the Company cannot ensure that these estimates will be accurate. If the Company subsequently determines that the estimates are not accurate, it will be required to record an impairment charge. Considering the characteristics of AVOD and film distribution companies, the Company’s acquisitions to date did not have significant amounts of tangible assets, as the principal assets typically acquired are brands and customer relationships. As a result, a substantial portion of the purchase price is allocated to other intangible assets including goodwill where appropriate.

Changes to the original estimates may be required during the life of an asset. The Company reviews goodwill and other intangible assets with indefinite lives not subject to amortization at least annually and whenever events or significant changes in circumstances indicate that the carrying value may not be recoverable, and if so, an impairment charge is recorded. As of December 31, 2019 no indicators of impairment have been identified and thus no impairment charge has been recorded.

Goodwill and Acquired Intangible Assets consist of the following,

Video Content License

The Company has been granted a perpetual, exclusive license from CSS to utilize the Brand and related content, for visual exploitation on a worldwide basis pursuant to the CSS License Agreement. In granting the license, CSS required an initial purchase price of $5,000,000, which approximated its costs to CSS, and was paid by the Company during 2016. The Company has recorded the initial purchase price of the license at the estimated cost to CSS.

Popcornflix Film Rights and Other Assets

Popcornflix film rights and other assets represents the direct-to-consumer online video service and application platform comprised of five ad-supported networks with rights to over 3,000 films and approximately 60 television series. Popcornflix is an indefinite-lived intangible and is not subject to amortization but annual impairment analysis.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Pivotshare

Acquired intangible assets of Pivotshare represent the fair value of its installed customer base, the non-compete obligation of the former chief executive officer and goodwill.

The installed customer base and the non-compete are stated at the lower of unamortized cost or fair value. Amortization is based upon management’s best estimate of useful lives, which is five years for the installed customer base and three years for the non-compete, which is the period it is in effect.

A Plus

The Company recorded goodwill from the acquisition of A Plus which resulted from the portion of the purchase price in excess of the net assets purchased as of the initial acquisition date.

Crackle

The Company recorded goodwill and intangible assets in connection with the formation of Crackle Plus. The customer user base, content rights, brand value and partner agreements are presented net of accumulated amortization and have useful lives between one and seven years.

We review goodwill and other intangible assets with indefinite lives not subject to amortization as of December 31st each year and whenever events or significant changes in circumstances indicate that the carrying value may not be recoverable.   In performing our annual impairment review, we would first assess qualitative factors to determine whether it is “more likely than not” that the goodwill or indefinite-lived intangible assets are impaired. Qualitative factors to consider may include macroeconomic conditions, industry and market considerations, cost factors that may have a negative effect on earnings, financial performance, and other relevant entity-specific events such as changes in management, key personnel, strategy or clients, as well as pending litigation. If, after assessing the totality of events or circumstances such as those described above, we determine that it is "more likely than not" that the goodwill or indefinite-lived intangible asset is impaired, then we would be required to determine the fair value and perform the quantitative impairment test by comparing the fair value with the carrying value. Otherwise, no additional testing is required.

For our 2019 and 2018 annual impairment tests, we performed a qualitative impairment assessment for our assets goodwill and other intangible assets with indefinite lives. For the qualitative analysis we took into consideration all the relevant events and circumstances, including financial performance, macroeconomic conditions and entity-specific factors such as client wins and losses. Based on this assessment, we have concluded that for each of our assets subject to the qualitative assessment, it is not “more likely than not” that their fair value was less than their carrying value; therefore, no additional testing was required.

For the years ended December 31, 2019 and 2018, there was no impairment charge recorded to our goodwill and acquired intangible assets with indefinite lives.

Income Taxes

The Company records income taxes under the asset and liability method in accordance with FASB ASC Section 740. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred taxes are also recognized for operating losses that are available to offset future taxable income. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740: Income Taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return, should be recorded in the financial statements. Pursuant to the authoritative guidance, the Company may recognize the tax benefit from an uncertain tax position only if it meets the “more likely than not” threshold that the position will be sustained on examination by the taxing authority, based on the technical merits of the position or expiration of statutes. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. In addition, the authoritative guidance addresses de-recognition, classification, interest and penalties on income taxes, accounting in interim periods, and also requires increased disclosures.

The Company includes interest and penalties related to its uncertain tax positions as part of income tax expense within its consolidated statements of operations. At December 31, 2019 and 2018, the Company did not have any unrecognized tax benefits or liabilities.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Film Library Acquisition Obligations

Film library acquisition obligations represent amounts due in connection with the Company acquiring film distribution rights. Pursuant to the film distribution rights agreements, the Company’s right to distribute films may revert to the licensor if the Company is unable to satisfy its financial obligations with respect to the acquisition of the related distribution rights.

Ad Representation Fees Payable

Included in cost of revenue are fees earned by the Ad Rep Partners.

Accrued Participation Costs

The Company accrues for participation costs due to production companies and producers based on the respective agreements. Amounts due to production companies and producers are calculated based on gross revenue for each film after exceeding certain minimum targets. In addition, the Company must recoup its original investment in each film before such payments are due. Accrued participation costs are capitalized and amortized as part of the film library.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Related Party Transactions - Due from / to affiliated Companies

The Company follows subtopic 850-10 of the FASB ASC for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include subsidiaries and affiliates of the Company.  The financial statements and accompanying notes include disclosures of material related party agreements and transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic, 606: Revenue from contracts with customers.

Online Networks

Revenue from AVOD and online digital distribution platforms are recorded and invoiced when monthly activity is reported by advertisers or third-party agencies. The Company earns revenues on a cost per thousand, also called on a cost-per-mille basis (“CPM basis”) as ad impressions are run on the inventory sold to ad agencies and as ad impressions are run on the ad inventory made available to resellers. The Company considers ad agencies and resellers as customers in these transactions and therefore revenue is presented as gross receipts from the agencies and resellers. In addition, advertising representation revenues are fees that the Company earns for selling ad inventory on behalf of third-party over-the-top platforms. The Company earns revenues as placed advertisements are run on the available ad inventory of its Ad Rep Partners. Advertising representation revenues are presented as the gross receipts from advertisers and the amount remitted to the Ad Rep Partners are recorded as cost of sales.

Revenue earned on the distribution of third parties’ streaming content by Pivotshare is reported on a net basis as the Company’s performance obligation is to facilitate a transaction between third party content producers and customers, for which we earn a commission based on revenue share (see Note 5). Revenue from digital online media distribution is included in online networks in the accompanying consolidated statements of operations.

The Company generally invoices customers in arrears on a monthly basis in accordance with the number of advertisements placed or impressions delivered during the month. The Company generally invoices customers when the right to consideration becomes unconditional and the Company has no remaining performance obligations, and as such, the only contract balances the Company recognizes are accounts receivable.

Television and film distribution

The Company licenses and distributes individual and multi-film packages to its customers. Revenue from multi-film sales is allocated on a per title basis and recognized upon initial availability for exploitation by customers. In addition, the Company distributes DVDs and similar media to its customers. The Company recognizes revenue upon shipment of DVD units or similar media units to its customers. Provision for future returns and other allowances are established based upon historical experience. For theatrical releases, revenue is recorded after the theatrical release date and when box office proceeds reports are received. Revenue from the distribution of multi-film packages and DVDs and similar media is included in television and film distribution in the accompanying consolidated statements of operations.

Television and short-form video production

The Company recognizes revenue from the production and distribution of television programs and short-form video content in accordance with FASB ASC 606: Revenue from contracts with customers and ASC 926: Entertainment – Films as amended.  For episodic television programs, revenue is recognized as each episode becomes available for delivery or becomes available for broadcast, and for short-form online videos, revenue is recognized when the videos are posted to a website for viewing. Revenue from the distribution of short-form online media content is included in television and short-form video production revenue in the accompanying consolidated statements of operations.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Cash advances received by the Company are recorded as deferred revenue until all the conditions of revenue recognition have been met.

Share-Based Payments

The Company accounts for share-based payments in accordance with FASB ASC 718: Share-based compensation, which establishes the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Under the provisions of the authoritative guidance, share-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period, net of estimated forfeitures. Shares issued for services are based upon current selling prices of the Company’s Class A common stock or independent third-party valuations.

The Company estimates the fair value of share-based instruments using the Black-Scholes option-pricing model. All share-based awards are fulfilled with new shares of Class A common stock. For the years ended December 31, 2019 and 2018, share-based awards were issued to employees, non-employee directors and were recorded at fair value.

Advertising Costs

Generally, advertising costs are expensed as incurred except for the advertising costs associated with the Company’s theatrically released titles.  Total advertising costs related to theatrically released titles for the year ended December 31, 2019 and 2018 were $2,474,099 and $1,281,278, respectively. These costs are capitalized as part of the film library acquisition costs and are amortized as such.

Acquisition-Related Costs

The Company accounts for acquisition related costs in accordance with FASB ASC 805 Business combinations and expenses these costs as incurred. Acquisition-related costs primarily consists of legal, accounting, investment advisory and other consulting fees related to a transaction.

Total acquisition-related costs expensed for the years ending December 31, 2019 and 2018 were $3,968,289 and $396,793, respectively.

Earnings (Loss) Per Share

Basic earnings (loss) per common share is computed based on the weighted average number of shares of all classes of common stock outstanding during the period. Diluted earnings per common share is computed based on the weighted average number of common shares outstanding during the period increased, when applicable, by dilutive common stock equivalents, comprised of Class W warrants, Class Z warrants, Class I warrants, Class II warrants, Class III-A warrants, Class III-B warrants and stock options outstanding. When the Company has a net loss, dilutive common stock equivalents are not included as they would be anti-dilutive.

In computing the effect of dilutive common stock equivalents, the Company uses the treasury stock method to calculate the related incremental shares.

Client Concentration

For the year ended December 31, 2019, we did not have any customers, which accounted for 10% or more of our total net revenue. For the year ended December 31, 2018, we had one customer, which accounted for 15% of our total net revenue.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2019, the Company had two customers that when combined accounted for 21% of gross accounts receivable. As of December 31, 2018, the Company had two customers that when combined accounted for 46% of gross accounts receivable.

Note 3 – Recent Accounting Pronouncements

Recently Issued Accounting Standards

In March 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-02, “Improvements to Accounting for Costs of Films and License Agreements for Program Materials.” The amendments in this ASU align the accounting for production costs of an episodic television series with the accounting for production costs of films. In addition, the ASU modifies certain aspects of the capitalization, impairment, presentation and disclosure requirements under the current film and broadcaster entertainment industry guidance. The new guidance is effective for interim and annual reporting periods starting in fiscal year 2020, with early adoption permitted. The new guidance will be applied on a prospective basis. The Company does not expect the adoption of the amendments to have a material impact on its consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808) – Clarifying the Interaction between Topic 808 and Topic 606.” The amendments in this ASU clarify that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606, Revenue from Contracts with Customers, when the collaborative arrangement participant is a customer in the context of a unit of account and precludes recognizing as revenue consideration received from a collaborative arrangement participant if the participant is not a customer. The new guidance is effective for interim and annual reporting periods starting in fiscal year 2020 for the Company, with early adoption permitted. The new guidance should be applied retrospectively to the date of initial application of the new revenue guidance in Topic 606 (January 1, 2018 for the Company). The Company does not expect the adoption of the amendments to have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” The new guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this update. The new guidance is effective for interim and annual reporting periods starting in fiscal year 2020 for the Company, with early adoption permitted. The new guidance should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption.  The Company does not expect the adoption of the amendments to have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which requires an entity to assess impairment of its financial instruments based on its estimate of expected credit losses. Since the issuance of ASU 2016-13, the FASB released several amendments to improve and clarify the implementation guidance. The provisions of ASU 2016-13 and the related amendments are effective for fiscal years (and interim reporting periods within those years) beginning after December 15, 2022. Entities are required to apply these changes through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company does not expect the adoption of the amendments to have a material impact on its consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) in order to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under current GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. ASU 2016-02 was effective for public companies’ fiscal years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach. Because the Company is an emerging growth company, adoption is not required until fiscal years beginning after December 15, 2020. The Company is currently assessing the potential impact ASU 2016-02 will have on its consolidated financial statements. The Company is currently evaluating the impact of implementation on its disclosures and consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial statements.

Recently Adopted Accounting Standards

In June 2018, the FASB issued ("ASU") 2018-07, Compensation - Stock Compensation Topic 718: Improvements to Nonemployee Share-Based Payment Accounting, which is intended to reduce cost and complexity and to improve financial reporting for share-based payments issued to nonemployees. Under the new guidance, equity-classified nonemployee awards are to be measured on the grant date, rather than on the earlier of (1) the performance commitment date or (2) the date at which the nonemployee's performance is complete. ASU 2018-07 is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2018 for public entities and after December 15, 2019 for all other entities. Early adoption is permitted but not before an entity adopts ASC 606. The Company has adopted ASC 606 on January 1, 2019 and the impact of implementation was not material.

In May 2014, the FASB issued ASU 2014 09, Revenue from Contracts with Customers (Topic 606) which amended the existing accounting standards for revenue recognition. ASU 2014 09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. For public entities, this standard is effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). For all other entities, this standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The amendments may be applied retrospectively to each prior period (full retrospective) or retrospectively with the cumulative effect recognized as of the date of initial application (modified retrospective). The Company has adopted ASU 2014 09 in the first quarter of 2019 and has applied the modified retrospective method. No adjustment was recorded to opening retained earnings given the lack of change to the Company’s accounting for revenue with contracts with customers.

Refer to “Note 5 Revenue Recognition” for details of the impact and required disclosures.

Note 4 – Business Combination

Crackle

The Company consummated the creation of its Crackle Plus subsidiary on May 14, 2019. In consideration for assets contributed to Crackle Plus by CPE Holdings, Inc. (“CPEH”), a Delaware corporation and affiliate of Sony Pictures Television Inc. (“Sony”), and Crackle, Inc., a Delaware corporation and wholly owned subsidiary of CPEH (“Crackle”), Crackle Plus issued to Crackle 37,000 units of preferred equity (“Preferred Units”) and 1,000 units of common equity (“Common Units”), which are now held by CPEH. In consideration for assets contributed to Crackle Plus by the Company, Crackle Plus issued to the Company 99,000 Common Units. From May 2020 to October 2020 (“Exercise Period”), CPEH will have the right to either convert its Preferred Units into Common Units of Crackle Plus or require us to purchase all, but not less than all, of its interest in Crackle Plus (“Put Option”). We may elect to pay the put option in cash or through the issuance of Series A Preferred Stock using a price per share of $25. Subject to certain limitations, in the event that CPEH hasn’t converted its Preferred Units into Common Units of Crackle Plus or exercised its Put Option, Crackle shall be deemed to have automatically exercised the Put Option on the last day of the Exercise Period.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

As additional consideration to CPEH, the Company issued to CPEH warrants to purchase (a) Eight Hundred Thousand (800,000) shares of the Class A common stock of the Company at an exercise price of $8.13 per share (the “CSSE Class I Warrants”), (b) warrants to purchase One Million Two Hundred Thousand (1,200,000) shares of the Class A common stock of the Company at an exercise price of $9.67 per share, (the “CSSE Class II Warrants”); (c) warrants to purchase Three Hundred Eighty Thousand (380,000) shares of the Class A common stock of the Company at an exercise price of $11.61 per share, (the “CSSE Class III-A Warrants”); and (d) warrants to purchase One Million Six Hundred Twenty Thousand (1,620,000) shares of the Class A common stock of the Company at an exercise price of $11.61 per share, (the “CSSE Class III-B Warrants”). All the CSSE Warrants have a five-year term commencing on the closing and are exercisable at any time and from time to time during such term.

The Crackle Plus transaction was accounted for as a purchase of a business in accordance with FASB ASC 805, Business Combinations and the aggregate purchase price consideration of $51,672,531 has been allocated to assets acquired and liabilities assumed, based on management’s analysis and information received from an independent third-party appraisal. The results are as follows:

Purchase price consideration allocated to fair value of net assets acquired:

Accounts receivable, net	$5,360,667
Prepaid expenses	892,200
Programming Rights	1,155,363
Goodwill	18,911,027
Brand Value	18,807,004
Customer User Base	21,194,641
Content Rights	1,708,270
Partner Agreements	4,005,714
Assets acquired	72,034,886
Accounts payable and accrued expenses	(13,061,494)
Programming Obligations	(7,300,861)
Liabilities assumed	(20,362,355)
Total purchase consideration	$51,672,531

In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected growth rates, and estimated discount rates.

The amount related to other intangible assets represents the estimated fair values of the brand (trademark), customer user base, content rights, and partner agreements. These long-lived assets are being amortized on a straight-line basis over their estimated useful lives of 16-84 months.

Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from the intangible assets acquired that do not qualify for separate recognition. The Company recorded $18.9 million of goodwill in connection with the Crackle Plus transaction.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

The fair values of assets acquired, and liabilities assumed were based upon preliminary valuations performed for the preparation of the pro forma financial information and are subject to the final valuations. These estimates and assumptions are subject to change within the measurement period as additional information is obtained. A decrease in the fair value of the assets acquired or liabilities assumed in the Crackle Plus transaction from the preliminary valuations presented would result in dollar for dollar corresponding increase or decrease, as applicable, in the amount of goodwill resulting from the transaction. In addition, if the value of the other intangible assets is higher than the amount included in these unaudited condensed consolidated financial statements, it may result in higher amortization expense than is presented herein. Any such increases could be material and could result in the Company’s actual future financial condition or results of operations differing materially from that presented herein. As permitted, the final determination of these estimated fair values will be completed as soon as possible but no later than one year from the acquisition date when the Company has completed the detailed valuations and calculations.

Purchase Price Consideration Allocation:

Fair Value of Crackle Preferred Units	$36,350,000
Fair Value of Warrants in CSSE	10,899,204
Fair Value of Put Option	4,423,327
Total Estimated Purchase Price	$51,672,531

The purchase price paid by the Company reflects the total consideration given in return for the ownership share available to CPEH in the entity. Consideration given has been calculated at the fair market value of the Crackle Plus Preferred Units; the four CSSE tranches of warrants and the Put Option. The Company valued the securities based on the terms of the Contribution Agreement and the use of the Black Scholes model valuation technique on each of the respective components as follows,

1. The Preferred Units have a stated value at the time of the acquisition of $36.35 million, as set forth in the Crackle Plus Operating Agreement;

2. The four (4) tranches of CSSE warrants were individually valued based on the Black Sholes valuation model using their respective terms and strike prices (ranging from a 5% to 50% premium over the initial market price of $7.74). Each tranche used a volatility of 58% and a 5-year risk free rate of 2.2%;

3. The Put Option was valued via the Black-Sholes valuation model assuming an initial price of $36.35 million, strike price of $40M, volatility of 17% and term of 1.5 years reflecting the latest time the Put Option could be exercised or triggered.

All consideration transferred has been determined to represent equity-classified contingent consideration and has been measured at fair value as of the acquisition date. Equity-classified contingent consideration is not remeasured following the acquisition date, and its subsequent settlement is accounted for within equity. The equity classification has been determined based on the terms of the transaction.

The Company’s consolidated statement of operations include gross revenue of approximately $38.5 million, gross profit of $10.9 million and net loss of $12 million, from Crackle’s operations from the date of acquisition on May 15, 2019 through December 31, 2019.

On a combined proforma basis (unaudited), assuming the acquisition of Crackle occurred on January 1, 2018, proforma combined consolidated gross revenue, gross profit, and net (loss)/income for the years ending 2019 and 2018 would have resulted in approximately $79.3 million,  $24.0 million and $(26.5) million and $92.6 million, 44.4 million and $0.2 million, respectively.  Proforma results exclude the effects of non-recurring acquisition related expenses and any future integration costs or savings.  Unaudited proforma combined information is not necessarily indicative of results that would have been achieved had the Company controlled Crackle’s operations during the periods presented or the results that the Company will experience going forward.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

A Plus

Effective December 28, 2018, we completed the acquisition of 100% of the outstanding capital stock of A Sharp Inc. (d/b/a “A Plus”). A Plus is a digital media company that develops and distributes high-quality, empathetic short-form videos and articles to millions of people worldwide, with an emphasis on positive journalism and social change. A Plus was founded by and is chaired by renowned actor and investor, Ashton Kutcher.  Pursuant to the SPA, we acquired all of the outstanding capital stock of A Plus, an affiliate of ours, for an aggregate purchase price of $15 million, which was paid as follows: (a) an aggregate of 350,299 shares of Class A common stock, (b) an offset of $8.7 million to amounts due pursuant to the intercompany cash management system and (c) reduction of approximately $3.3 million of advances owed by A Plus to the Company.

Prior to the acquisition, A Plus was majority owned by an affiliate of our parent company, Chicken Soup for the Soul, LLC (“CSS”). In September 2016, we entered into a distribution agreement with A Plus (the “A Plus Distribution Agreement”), pursuant to which we received the exclusive worldwide rights to distribute all video content (in any and all formats) and all editorial content (including articles, photos and still images) created, produced, edited or delivered by A Plus. Under the terms of the Distribution Agreement, we received a net distribution fee equal to 40% of gross revenue generated by the distribution of the A Plus video content.

As a result of the acquisition, A Plus is now a wholly owned subsidiary of our Company, and the A Plus Distribution Agreement has been terminated, resulting in our retention of 100% of the revenues generated by A Plus and projected cost savings. The acquisition of A Plus is expected to have a material positive impact on the Company’s consolidated financial position, results of operations and cash flows.

The Purchase Price otherwise payable by the Company was reduced by approximately $3.3 million of advances owed by A Plus to the Company. The balance of the cash portion of the purchase price was used to reduce all open amounts under the intercompany cash management account. Any excess amount that may be due to CSS will be deferred and will be carried in the intercompany cash management system until amortized in accordance with prior practice.

The Company accounted for its acquisition of A Plus in accordance with ASC Subtopic 805-50, “Transactions between entities under common control”. All net assets have been transferred at their carrying amounts at the date of transfer and financial statements of the have been restated to reflect the transaction from the date of common ownership. The consolidated financial statements have been restated as though the transfer of net assets or exchange of equity interests had occurred at the beginning of the period. Thus, the consolidated results of operations for the period comprise those of the previously separate entities combined from the beginning of the earliest period presented. Financial statements and financial information presented for prior years have been retrospectively adjusted to furnish comparative information as required. All comparative information in prior years have been adjusted for periods during which the entities were under common control.

The effects of intra-entity transactions on current assets, current liabilities, revenue, and cost of sales for periods presented and on retained earnings at the beginning of the periods presented have been eliminated where applicable.

Pivotshare

Effective August 22, 2018, the Company completed the acquisition of all the outstanding capital stock of Pivotshare for approximately $258,000 in cash, the issuance of 134,000 shares of Series A preferred stock valued at $3.4 million and the issuance of 74,235 shares of Class A common stock valued at $731,957. A portion of the Series A preferred stock and the Class A common stock included in the Purchase Price were held in escrow for noncompete and indemnification obligations of Pivotshare and its stockholders.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Pivotshare is the developer and owner of a global subscription-based video on-demand service (“SVOD”) offering channels online across a variety of categories including music, sports, religion, arts and culture, lifestyle and family. Content on most of those channels is owned and provided by third-party content publishers in accordance with terms of the Pivotshare Publishers Agreements.

The acquisition was accounted for as a purchase of a business in accordance with ASC 805 Business Combinations, and the aggregate purchase price consideration of $4.3 million has been allocated to the assets acquired and liabilities assumed, based on management’s analysis and information received from an independent third-party appraisal. The results are as follows:

Purchase price consideration allocated to fair value of net assets acquired:

Accounts receivable, net	$5,239
Other current assets	11,917
Property and equipment, net	7,771
Deferred tax asset	407,000
Other assets	29,138
Intangibles	2,820,410
Goodwill	1,300,319
Assets acquired	4,581,794
Accounts payable and accrued expenses	(98,325)
other current liabilities	(472,693)
Liabilities assumed	(571,018)
Total purchase consideration, less cash acquired	$4,010,776

Purchase Price Consideration Allocation:
Cash consideration	$257,758
Equity consideration - Class A common stock	731,957
Equity consideration - Series A Preferred Stock	3,350,000
Purchase price consideration	4,339,715
Less: cash acquired	(328,939)
Total Estimated Purchase Price	$4,010,776

The fair value of Pivotshare’s installed customer base as well as its former chief executive officers non-compete agreement, were the most significant assets recorded from the acquisition of Pivotshare. In determining the fair value of the installed customer base, the independent third-party appraiser utilized a traditional Customer Life Value (CLV) model. This model took into account average revenue per customer, margins and customer churn rate. In determining the fair value of the former chief executive officers noncompete agreement, the appraiser calculated the value of the securities held in escrow to secure the non-compete.

Aggregate acquisition-related costs related to the Purchase, including legal fees, accounting fees and investment advisory fees were approximately $267,305 and were recognized as expenses in the consolidated statements of operations for the year ended December 31, 2018.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Note 5 – Revenue Recognition

Revenue from contracts with customers is recognized as an unsatisfied performance obligation until the terms of a customer contract are satisfied; generally, this occurs with the transfer of control as we satisfy contractual performance obligations at a point in time or over time. Our contractual performance obligations include licensing of content and delivery of online advertisements on our owned and operated VOD platforms, the distribution of film content and production of episodic television series. Revenue is measured at contract inception as the amount of consideration we expect to receive in exchange for transferring goods or providing services. Our contracts are valued at a fixed price at inception and do not include any variable consideration or financing components in our normal course of business. Sales tax, value added tax, and other taxes that are collected concurrently with revenue producing activities are excluded from revenue.

The following tables disaggregates our revenue by major operating area (Line of Business):

	Year Ended December 31,
		% of		% of
	2019	revenue	2018	revenue
Revenue:
Online networks	$40,027,289	72%	$4,411,427	16%
Television and film distribution	15,967,507	29%	13,188,560	49%
Television and short-form video production	610,356	1%	10,152,020	38%
Total revenue	56,605,152	102%	27,752,007	103%
Less: returns and allowances	(1,241,246)	(2)%	(892,488)	(3)%
Net revenue	$55,363,906	100%	$26,859,519	100%

Online Networks

In this business area, we distribute and exhibit VOD content directly to consumers across all digital platforms, such as connected TV’s, smartphones, tablets, smart TVs, gaming consoles and the web through our subsidiaries and operate AVOD networks including Crackle, Popcornflix® and others. We generate advertising revenues primarily by delivering video advertisements to our streaming viewers. We also distribute our own and third-party owned content to end viewers on our SVOD network Pivotshare.

Revenue from online digital distribution and VOD platforms in our Online Networks business area are recorded over time as advertisements are delivered and when monthly activity is reported by advertisers.

Television and Film Distribution

In this business area, we distribute movies and television series worldwide to consumers through license agreements across all media, including theatrical, home video, pay-per-view, free, cable, pay television, VOD, mobile and new digital media platforms worldwide.

The Company licenses and distributes individual and multi-film packages to its customers. Revenue from multi-film sales is allocated on a per title basis and recognized upon initial availability for exploitation by customers. In addition, the Company distributes DVDs and similar media to its customers. The Company recognizes revenue upon shipment of DVD units or similar media units to its customers. Provision for future returns and other allowances are established based upon historical experience. Revenue from the distribution of multi-film packages and DVDs and similar media is included in television and film distribution in the accompanying consolidated statements of operations.

Television and Short-Form Video Production

In this business area, we work with sponsors and use highly regarded independent producers to develop and produce our television and short-form video content, including Brand-related content. We also derive revenue from our subsidiary A Plus, which develops and distributes high-quality, empathetic short-form videos to millions of people worldwide. A Plus enhances our ability to distribute short form versions of our video productions and video library and provides us with content developed and distributed by A Plus that is complementary to the Brand.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

The Company recognizes revenue from the production and distribution of television programs and short-form video content as each episode becomes available for delivery or becomes available for broadcast, and for short-form online videos, revenue is recognized when the videos are posted to a website for viewing. Revenue from the distribution of short-form online media content is included in television and short-form video production revenue in the accompanying consolidated statements of operations. Cash advances received by the Company are recorded as deferred revenue until all performance obligations have been satisfied.

For all customer contracts, we evaluate whether we are the principal (i.e., report revenue on a gross basis) or the agent (i.e., report revenue on a net basis). Generally, we report revenue for advertisements placed on CSSE properties, films distributed and show productions on a gross basis (the amount billed to our customers is recorded as revenue, and the amount paid to our publishers is recorded as a cost of revenue). We are the principal because we control the advertising inventory before it is transferred to our customers. Our control is evidenced by our sole ability to monetize the advertising inventory, being primarily responsible to our customers, having discretion in establishing pricing, or a combination of these factors. We also generate revenue through agency relationships in which revenue is reported net of agency commissions and publisher payments in arrangements where we do not own the content or the ad inventory.

No impairment losses have arisen from any CSSE contracts with customers during year ended December 31, 2019 and 2018, respectively.

Performance obligations

The unit of measure under ASC 606 is a performance obligation, which is a promise in a contract to transfer a distinct or series of distinct goods or services to a customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Our contracts have either a single performance obligation as the promise to transfer services is not separately identifiable from other promises in the contracts and is, therefore, not distinct, or have multiple performance obligations, most commonly due to the contract covering multiple service offerings. For contracts with multiple performance obligations, the contract’s transaction price can generally be readily allocated to each performance obligation based upon the selling price of each distinct service in the contract. In cases where estimates are needed to allocate the transaction price, we use historical experience and projections based on currently available information.

Contract Assets and Contract Liabilities (Deferred Revenues)

The following table provides information about receivables, contract assets, and contract liabilities from contracts with customers:

	December 31,	December 31,
	2019	2018
Contract Assets	$34,661,119	$12,841,099
Contract Liabilities	$—	$6,469

Contract assets are primarily comprised of contract obligations that are generally satisfied annually under the terms of our contracts and are transferred to accounts receivable when the right to payment becomes unconditional. Contract liabilities relate to advance consideration received from customers under the terms of our contracts primarily related to cash payments received in advance of satisfaction of the contractual performance obligation. We receive payments from customers based upon contractual billing schedules. Contract receivables are recognized in the period the Company provides services when the Company’s right to consideration is unconditional. Payment terms vary by the type and location of our customer and the products or services offered. Payment terms for amounts invoiced are typically net 30 or 60 days. The term between invoicing and when payment is due is not significant.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

A contract asset results when goods or services have been transferred to the customer, but payment is contingent upon a future event, other than the passage of time (i.e. type of unbilled receivable). Given the nature of our business from time to time we engage with customers for terms that include minimum guarantees which are contractual obligations for payment over a period of time that may extend past one year at a variable rate of payment – based on sales or collections. These minimum guarantees are generally collectible via royalty payments at an agreed rate which are collected on a monthly basis. Contractual arrangements containing minimum guarantees are evaluated on a contract by contract basis for the need for present value treatment. As of the financial statement no material arrangements requiring financing treatment have been identified.

We record deferred revenues (also referred to as contract liabilities under Topic 606) when cash payments are received or due in advance of our satisfying our performance obligations. Our deferred revenue balance primarily relates to advance payments received related to our content distribution rights agreements and our production sponsorship arrangements. The Company’s deferred revenue (i.e. contract liabilities) as of December 31, 2019 and 2018, was $0 and $6,469, respectively. These contract liabilities are recognized as revenue as the related performance obligations are satisfied. No significant changes in the timeframe of the satisfaction of contract liabilities have occurred during the year ended December 31, 2019.

Arrangements with multiple performance obligations

In contracts with multiple performance obligations, we identify each performance obligation and evaluate whether the performance obligations are distinct within the context of the contract at contract inception. When multiple performance obligations are identified, we identify how control transfers to the customer for each distinct contract obligation and determine the period when the obligations are satisfied. If obligations are satisfied in the same period, no allocation of revenue is deemed to be necessary. In the event performance obligations within a bundled contract do not run concurrently, we allocate revenue to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices based on the prices charged to customers or by using expected cost-plus margins. Performance obligations that are not distinct at contract inception are combined.

Practical expedients

The Company has elected to use the practical expedient under the relevant accounting guidance to omit disclosure of remaining (or partially unsatisfied) performance obligations as the related contracts have an original expected duration of one year or less.

The Company has elected to use the practical expedient under the relevant accounting guidance to expense sales commissions as incurred because the amortization period is generally one year or less. These commission costs are recorded within Selling, general and administrative expenses.

Note 6 – Share-Based Compensation

Effective January 1, 2017, the Company adopted the 2017 Long Term Incentive Plan (the “Plan”) to attract and retain certain employees. The Plan provides for the issuance of up to one million common stock equivalents subject to the terms and conditions of the Plan. The Plan generally provides for quarterly and bi-annual vesting over terms ranging from two to three years. The Company accounts for the Plan as an equity plan.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

The Company recognized these stock options at fair value determined by applying the Black Scholes options pricing model to the grant date market value of the underlying common shares of the Company.

The compensation expense associated with these stock options is amortized on a straight-line basis over their respective vesting periods. For the year ended December 31, 2019 and 2018, the Company recognized $907,572 and $857,073, respectively, of non-cash share-based compensation expense in selling, general and administrative expense in the condensed consolidated statement of operations.

Stock options activity as of December 31, 2019 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contract	Intrinsic
	Stock Options	Price	Term (Yrs.)	Value
Total outstanding at December 31, 2018	662,500	$7.52	3.34	$332,100
Granted	490,000	8.30	4.15	—
Forfeited	(103,334)	9.66	3.47	—
Exercised	(16,666)	9.61	2.99	—
Expired	—	—	—	—

Outstanding at December 31, 2019	1,032,500	$7.73	3.33	$576,000

Vested and exercisable at December 31, 2019	687,917	$7.37	2.59	$561,375

As of December 31, 2019, the Company had unrecognized pre-tax compensation expense of $1,430,101 related to non-vested stock options under the Plan of which $788,468,  $582,347 and $59,286 will be recognized in 2020, 2021 and 2022, respectively.

We used the following weighted average assumptions to estimate the fair value of stock options granted for the periods presented as follows:

	Year Ended December 31,
Weighted Average Assumptions:	2019	2018
Expected dividend yield	0.0%	0.0%
Expected equity volatility	56.1%	57.1%
Expected term (years)	5	5
Risk-free interest rate	2.22%	2.10%
Exercise price per stock option	$7.73	$7.52
Market price per share	$7.27	$6.80
Weighted average fair value per stock option	$3.51	$3.26

The risk-free rates are based on the implied yield available on US Treasury constant maturities with remaining terms equivalent to the respective expected terms of the options. The Company estimates expected terms for stock options awarded to employees using the simplified method in accordance with FASB ASC 718, Stock Compensation because the Company does not have sufficient relevant information to develop reasonable expectations about future exercise patterns. The Company estimates the expected term for stock options using the contractual term. Expected volatility is calculated based on the Company’s peer group because the Company does not have sufficient historical data and will continue to use peer group volatility information until historical volatility of the Company is available to measure expected volatility for future grants.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

The Company also awards common stock grants to directors, employees and non-employee executive producers that provide services to the Company. The value is based on the market price of the stock on the date granted and amortized over the vesting period. For the year end ended December 31, 2019 and 2018, the Company recognized in selling, general and administrative expense, non-cash share-based compensation expense relating to stock grants of $154,354 and $96,615, respectively.

Note 7 – Earnings (Loss) Per Share

A reconciliation of shares used in calculating basic and diluted per share data is as follows:

	Year Ended December 31,
	2019	2018
Net loss available to common stockholders	$(34,976,816)	$(1,957,882)
Basic weighted-average shares outstanding	11,987,292	11,944,528
Effect of dilutive securities:
Assumed issuance of shares from exercise of stock options*	—	—
Assumed issuance of shares from exercise of warrants*	—	—

Diluted weighted-average shares outstanding*	11,987,292	11,944,528

Loss per share:
Basic and diluted	$(2.92)	$(0.16)

* For the year ended December 31, 2019 and 2018 common stock equivalents totaling 261,328 and 239,702, respectively, were excluded from the calculation of diluted loss per share because their effect is anti-dilutive.

Note 8 – Programming Costs

Programming costs, net of amortization, consists of the following:

	December 31,	December 31,
	2019	2018
Released, net of accumulated amortization of $9,682,935 and $9,473,308, respectively	$11,571,785	$11,418,244
In production	991,277	17,099
In development	1,896,209	1,355,146
	$14,459,271	$12,790,489

Programming costs consists primarily of episodic television programs which are available for distribution through a variety of platforms, including Crackle. Amounts capitalized include development costs, production costs and employee salaries.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Costs to create episodic programming are amortized in the proportion that revenues bear to management’s estimates of the ultimate revenues expected to be recognized from various forms of exploitation.

During the years ended December 31, 2019 and 2018 the Company recognized amortization related to episodic television programs of $209,627 and $2,752,446, respectively.

During the years ended December 31, 2019 and 2018, we did not record any impairments related to our programming costs.

Note 9 – Film Library

Film library costs, net of amortization, consists of the following:

	December 31,	December 31,
	2019	2018
Acquisition costs	$48,846,483	$33,176,802
Accumulated amortization	(15,596,334)	(7,838,300)
Net film library costs	$33,250,149	$25,338,502

Film library consists primarily of the cost of acquiring film distribution rights and related acquisition and accrued participation costs. Costs related to film distribution rights are amortized in the proportion that revenues bear to management’s estimates of the ultimate revenue expected to be recognized from various forms of exploitation.

During the years ended December 31, 2019 and 2018 the Company recognized film library amortization of $10,182,166 and $6,459,431, respectively.

During the years ended December 31, 2019 and 2018, we did not record any impairments related to our film library.

Note 10 – Intangible Assets and Goodwill

Indefinite lived Intangible assets, consists of the following:

	December 31,	December 31,
	2019	2018
Intangible asset - video content license	$5,000,000	$5,000,000
Popcornflix film rights and other assets	7,163,943	7,163,943
	$12,163,943	$12,163,943

Amortizable intangible assets, consists of the following:

	December 31,	December 31,
	2019	2018
Acquired customer base, net	$1,660,425	$2,118,473
Non-compete agreement, net	287,175	463,898
Website development, net	259,510	389,266
Crackle Plus Customer User Base, net	11,259,653	—

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Crackle Plus Content Rights, net	1,352,381	—
Crackle Brand Value, net	17,127,807	—
Crackle Plus Partner Agreements, net	3,505,000	—
	$35,451,951	$2,971,637

Amortization expense was $13,235,315 and $326,986 for the years ended December 31, 2019 and 2018, respectively.

Goodwill consists of the following:

	December 31,	December 31,
	2019	2018
Goodwill: Pivotshare	$1,300,319	$1,300,319
Goodwill: A Plus	1,236,760	1,236,760
Goodwill: Crackle Plus	18,911,027	—
	$21,448,106	$2,537,079

There was no impairment related to goodwill and intangible assets for the years ended December 31, 2019 and 2018.

Note 11 – Long-term Debt

Commercial Loan

On August 22, 2019, the Company, entered into an amended and restated loan with Patriot Bank, N.A. Under the Amended and Restated Loan Agreement, the Company’s outstanding $5,000,000 term loan and $3,500,000 line of credit were consolidated and combined into a term loan in the principal amount of $16,000,000 (the Commercial Loan”). As a result, the Company recognized a loss on extinguishment of $350,691 for the year ended December 31, 2019.

The Commercial Loan is evidenced by a consolidated, amended and restated term promissory note. Subject to the terms of the Note, the Commercial Loan bears interest, payable monthly in arrears, at a fixed rate of 5.75% per annum. The outstanding principal amount of the Commercial Loan is repayable in consecutive monthly installments in equal amounts of $266,667, commencing on October 1, 2019 and continuing on the same date of each subsequent month thereafter during the term of the Commercial Loan. The Commercial Loan matures on September 1, 2024.

Pursuant to the Amended and Restated Loan Agreement, at closing the Company paid to Patriot Bank, N.A. an aggregate of approximately $179,000, representing a commitment fee of $85,000, a payment of $25,556 of interest due on the Commercial Loan for the 9 days of the month of August 2019 and $68,090 in fees paid to Patriot Bank’s counsel.

Revolving Credit Facility

On October 11, 2019, the Company consummated the creation of the majority owned subsidiary Landmark Studio Group. Through and in connection with the created subsidiary, Landmark Studio Group, the Company entered into a Revolving Credit Facility (“Revolving Credit Facility”) with Cole Investments VII, LLC. The Revolving Credit Facility consists of a revolving line of credit in the amount of $5,000,000 and bears interest of 8% per annum.  The outstanding principal is repayable in full on October 10, 2022, the maturity date.  At the option of the lender, the loan is repayable in cash or additional equity in the subsidiary.  The loan is not collateralized by any assets of the Company.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Long-term debt for the periods presented was as follows:

	December 31,	December 31,
	2019	2018
Commercial Loan	$15,200,000	$4,416,667
Revolving Credit Facility	5,000,000	—
Revolving Line of Credit	—	3,500,000
Total Debt	20,200,000	7,916,667
Less: debt issuance costs	189,525	334,554
Less: current portion	3,200,000	1,000,000
Total long-term debt	$16,810,475	$6,582,113

The Amended and Restated Loan Agreement includes customary financial covenants, restrictions and interest rate governors including delivery of financial statements, maintaining an account at Patriot Bank, N.A. with an average balance of $2,500,000 in any trailing 90-day period or the interest rate will increase by 0.50% and maintain a minimum debt service coverage ratio of 1.25 to 1.0. The Company did not maintain the average balance of $2,500,000 with Patriot Bank N.A. during the 90-day period ending December 31, 2019. The Company has a 30-day cure period to comply with the covenant or the interest rate will increase 0.50%. There is no event of default related to the aforementioned covenant. The Company was in compliance with all other covenants as of December 31, 2019.

As of December 31, 2019, the expected aggregate maturities of long-term debt for each of the next five years are as follows:

Year Ended December 31,	Amount
2020	3,200,000
2021	3,200,000
2022	8,200,000
2023	3,200,000
2024	2,400,000
$20,200,000

Note 12 – Stockholders’ Equity

Class A and B Common Stock

The Company is authorized to issue 70,000,000 shares of Class A common stock, par value $0.0001 (“Class A Stock”), 20,000,000 shares of Class B common stock, par value $.0001 (“Class B Stock”). and 10,000,000 shares of preferred stock, par value $.0001, of which 4,300,000 shares are designated Series A preferred stock.

As of December 31, 2019, and 2018, the Company had 4,185,685 and 4,153,505 shares of Class A Stock outstanding, respectively and 7,813,938 and 7,817,238 shares of Class B Stock outstanding, respectively. Each holder of Class A Stock is entitled to one vote per share while holders of Class B Stock are entitled to ten votes per share.

The Company declared a special one-time dividend of $0.45 per share on shares of Class A and Class B common stock to holders of record of such stock as of August 6, 2018. The special one-time dividend totaling approximately $5.2 million was paid on August 10, 2018. As a result of the special one-time dividend, a payment of approximately $3.4 million was made to CSS as a holder of Class B common stock. No dividends on our common stock were declared during the year ended December 31, 2019.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

On March 27, 2018, the board of directors of the Company approved a stock repurchase program (the “Repurchase Program”) that enables the Company to repurchase up to $5.0 million of its Class A common stock prior to April 30, 2020. During the year ended December 31, 2019 and 2018 the Company has repurchased 0 and 74,235 shares of its Class A common stock pursuant to the Repurchase Program at a cost of approximately $0 and $633,000, respectively.

Series A Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, of which 4,300,000 is designated 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $.0001 (“Series A Preferred Stock”). At December 31, 2019 and 2018, the Company had 1,599,002 and 918,497 shares of Series A Preferred Stock outstanding, respectively.

Holders of the Series A Preferred Stock will receive cumulative cash dividends at a rate of 9.75% per annum, as and when declared by the board of directors. Holders of Series A Preferred Stock generally have no voting rights except for the right to add two members to the board of directors if dividends payable on the outstanding Series A Preferred Stock are in arrears for eighteen or more consecutive or non-consecutive monthly dividend periods. The Series A Preferred Stock is not convertible into common stock of the Company.

If the Company liquidates, dissolves or winds up, holders of the Series A Preferred stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends before any payment is made to the holders of the Company’s Class A and Class B common stock.

The Series A Preferred Stock is not redeemable by the Company prior to June 27, 2023 except upon the occurrence of a change in control which the Company, at its option, may redeem the Series A Preferred Stock, in whole or in part, within 120 days after the change in control, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

After June 27, 2023, the Company may, at its option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

The Company has made all dividend payments and there are no unpaid cumulative dividends.

Subsidiary convertible preferred stock

The subsidiary convertible preferred stock represents the equity attributable to the noncontrolling interest holder as a part of the Crackle Plus business combination. Given the terms of the transaction, the noncontrolling interest holder has the right to convert their Preferred Units in Crackle Plus into Common Units representing common ownership of 49% in Crackle Plus or into Series A Preferred Stock of the Company. Based on the terms of the transaction agreement, the noncontrolling interest in Crackle Plus is convertible into equity.

Noncontrolling interest

Noncontrolling interests represents a 1% equity interest in the consolidated subsidiary Crackle Plus. The noncontrolling interests are presented as a component of equity and the proportionate share of net income (loss) attributed to the noncontrolling interests is recorded in results of operations. Changes in noncontrolling interests that do not result in a loss of control are accounted for in equity. Gains and losses from the changes in noncontrolling interests that result in a loss of control are recorded in results of operations.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Note 13 – Income Taxes

The Company’s current and deferred income tax provision are as follows:

	Year Ended December 31,
	2019	2018
Current provision (benefit):
Federal	$—	$4,000
States	133,000	90,000
Total current provision	133,000	94,000
Deferred provision:
Federal	333,000	575,000
States	119,000	205,000
Total deferred provision	452,000	780,000
Total provision for income taxes	$585,000	$874,000

The provision for income taxes is different from amounts computed by applying the U.S. statutory rates to consolidated earnings (loss) before taxes. The significant reason for these differences is as follows:

	Year Ended December 31,
	2019	2018
Expected tax provision -- Income taxes computed at Federal statutory rate	$(6,654,000)	$6,000
Increase (decrease) in tax expense resulting from:
Gain on asset contribution	782,000	—
Crackle amortization	2,769,000	—
State and local taxes	276,000	276,000
Programming costs	(41,000)	(1,384,000)
Acquisition-related costs	887,000	116,000
Share-based compensation - incentive plan	286,000	237,000
Film library	341,000	1,620,000
Allowance for doubtful accounts	348,000	—
Other	28,000	3,000
Increase in valuation allowance	1,563,000	—
Actual tax provision	$585,000	$874,000

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Deferred income taxes reflect the “temporary differences” between the financial statement carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, adjusted by the relevant tax rate. The components of the deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2019	2018
Deferred Tax Assets:
Net operating loss carry-forwards	$9,680,000	$3,022,000
Acquisition-related costs	723,000	663,000
Film library and other intangibles	3,769,000	427,000
Deferred state taxes	34,000	157,000
Less: valuation allowance	(11,243,000)	(719,000)
Total Deferred Tax Assets	$2,963,000	$3,550,000
Deferred Tax Liabilities:
Programming costs	2,820,000	2,779,000
Other assets	143,000	319,000
Total Deferred Tax Liabilities	$2,963,000	$3,098,000
Net deferred tax asset	$—	$452,000

The Company and its subsidiaries have combined net operating losses of approximately $35,951,000,  $10,845,000 of which were incurred before 2018 and expire between 2031 and 2037 with the balance of $25,106,000 having no expiration under changes made by the Tax Cuts and Jobs Act but may only be utilized generally to offset 80 percent of taxable income. The ultimate realization of the tax benefit from net operating losses is dependent upon future taxable income, if any, of the Company.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% stockholders (stockholders owning 5% or more of the Company’s outstanding capital stock) has increased by more than 50 percentage points. Additionally, the separate-return-limitation-year (SRLY) rules that apply to consolidated returns may limit the utilization of losses in a given year when consolidated tax returns are filed. Management has determined that because of a recent history of recurring losses, the ultimate realization of the net operating loss carryovers is not assured and has recorded a full valuation allowance. Public trading of the Company’s stock poses a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The deferred tax asset valuation allowance increased by $10,524,000 and $609,000 for the years ended December 31, 2019 and 2018, respectively.

Note 14 – Related Party Transactions

Affiliate Resources and Obligations

The Company has agreements with CSS and affiliated companies that provide the Company with access to important assets and resources including key personnel.  The assets and resources provided are included as a part of a management services and a license agreement. A summary of the relevant ongoing agreements is as follows:

Management Services Agreement

The Company is a party to a Management Services Agreement with CSS (the “Management Agreement”). Under the terms of the Management Agreement, the Company is provided with the operational expertise of the CSS companies’ personnel, including its chief executive officer, chief financial officer, chief accounting officer, chief strategy officer, and senior brand advisor, and with other services, including accounting, legal, marketing, management, data access and back office systems. The Management Agreement also requires CSS to provide headquarter office space and equipment usage.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Under the terms of the Management Agreement, the Company pays a quarterly fee to CSS equal to 5% of the net revenue as reported under GAAP for each fiscal quarter.  For the years ended December 31, 2019 and 2018, the Company recorded management fee expense of $2,768,195 and $532,820, respectively, payable to CSS.

The term of the Management Agreement is five years, with automatic one-year renewals thereafter unless either party elects to terminate by delivering written notice at least 90 days prior to the end of the then current term. The Management Agreement is terminable earlier by either party by reason of certain prescribed and uncured defaults by the other party. The Management Agreement will automatically terminate in the event of the Company’s bankruptcy or a bankruptcy of CSS or if the Company no longer has licensed rights from CSS under the License Agreement described below.

License Agreement and Marketing Support Fee

The Company is a party to a trademark and intellectual property license agreement with CSS (the “License Agreement”). Under the terms of the License Agreement, the Company has been granted a perpetual, exclusive license to utilize the Brand and related content, such as stories published in the Chicken Soup for the Soul books, for visual exploitation worldwide. Under the License Agreement, the Company pays a license fee to CSS equal to 4% of net revenue for each fiscal quarter.

In addition, CSS provides marketing support for the Company’s productions through its email distribution, blogs and other marketing and public relations resources. The Company pays a quarterly fee to CSS for those services equal to 1% of net revenue as reported under GAAP for each fiscal quarter for such support.

For the years ended December 31, 2019 and 2018, the Company recorded a combined license and marketing support fee expense of $2,768,195 and $532,820, respectively, payable to CSS.

Due from Affiliated Companies

The Company is part of CSS’s central cash management system whereby payroll and benefits are administered by CSS and the related expenses are charged to its subsidiaries and funds are transferred between affiliates to fulfill joint liquidity needs and business initiatives.  Settlements fluctuate period over period due to timing of liquidity needs.  As of December 31, 2019, the Company is owed $7,642,432 and $1,213,436, respectively, from affiliated companies primarily CSS.

Promotions License Agreement

The Company entered into a Promotions License Agreement with One Last Thing (“OLT”) in 2018 under which the Company paid $100,000 for the right to integrate certain products into a feature film produced by OLT, such amount being recoupable from the gross revenue of such film. OLT is controlled by the son of the Company’s chairman and chief executive officer. The payment of $100,000 is included in programming costs in the accompanying consolidated balance sheet as of December 31, 2019.

The Company also has agreements to provide management services to consolidated subsidiaries which have non-controlling interest holders.  As these subsidiaries are controlled by the Company and consolidated for financial reporting purposes any revenues generated and fees incurred are eliminated in consolidation.  A summary of the relevant ongoing agreements is as follows:

Crackle Plus Management Services Agreement

We provide management services to Crackle Plus, including property management, back-office support, accounting, tax, legal and financial services (including strategic financial planning) and technology resources and support for a quarterly fee equal to five percent (5%) of Crackle Plus’s gross revenues, subject to adjustment after the first year.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Landmark Studios Group Management Services Agreement

We provide management services to Landmark Studio Group, including property management, back-office support, accounting, tax, legal and financial services (including strategic financial planning) and technology resources and support for a quarterly fee equal to five percent (5%) of Landmark Studio Group’s gross revenues.

Note 15 – Commitments and Contingencies

Operating Leases

We are obligated under non-cancellable lease agreements for certain facilities and services, which frequently include renewal options and escalation clauses. For leases that contain predetermined fixed escalations, we recognize the related rent expense on a straight-line basis and record the difference between the recognized rent expense and amounts payable under the lease as lease obligations. Lease obligations due within one year are included in accounts payable and accrued expenses on our Consolidated Balance Sheets. These leases expire at various points through 2031.

Rent expense related to these leases was $452,000 and $425,688 for the years ended December 31, 2019 and 2018, respectively. The Company does not record rent expense for its Connecticut office as it is included under the Management Agreement with CSS

The Company is contingently liable for a standby letter of credit in connection with its office lease agreement in the amount of $129,986 as of December 31, 2019.

Future minimum payments under non-cancelable operating lease agreements as of December 31, 2019 were as follows:

Year Ended December 31,	Amount
2020	5,964,411
2021	7,136,682
2022	4,011,272
2023	1,269,773
2024	1,295,168
2025 - 2031	8,862,909
Total minimum lease payments	$28,540,215

Legal and Other Matters

We may be involved in various legal proceedings and litigation arising in the ordinary course of business. While any legal proceeding or litigation has an element of uncertainty, management believes the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

Note 16 – Segment and Geographic Information

The Company’s reportable segments have been determined based on the distinct nature of its operations, the Company’s internal management structure, and the financial information that is evaluated regularly by the Company’s chief operating decision maker. The Company operates in one reportable segment, the production and distribution of video content, and currently operates in the United States and internationally.

Net revenue generated in the United States accounted for approximately 99% and 99% of total net revenue for the years ended December 31, 2019 and 2018, respectively. Remaining net revenue was generated in the rest of the world. 100% of total consolidated long-lived assets are based in the United States.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Consolidated Financial Statements

Note 17 – Client Concentration

The list of our customers changes periodically. Our largest customers accounted for the following percentages of total net revenue:

	Year Ended December 31,
	2019	2018
Customer A	—%	15%

Our largest customers accounted for the following percentages of total gross accounts receivable:

	Year Ended December 31,
Accounts Receivable	2019	2018
Customer A	11%	32%
Customer B	10%	14%

Note 18 – Subsequent Events

Series A Preferred Stock Dividends

We have declared monthly cash dividends of $0.2031 per share on our Series A preferred stock to holders of record as of January 31, 2020, February 29, 2020, and March 31, 2020. The monthly dividend for January was paid on February 15, 2020, the monthly dividend for February was paid on March 15, 2020, and the monthly dividend for March is expected to be paid on April 15, 2020. The total dividends declared and paid through March 2020 was approximately $974,272.

COVID-19

The impact that the recent COVID-19 outbreak will have on our consolidated results of operations is uncertain. The Company will continue to evaluate the nature and extent of the impact to our business and consolidated results of operations.

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Chicken Soup for the Soul Entertainment, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Cash and cash equivalents	$9,243,315	$6,447,402
Accounts receivable, net of allowance for doubtful accounts of $1,777,744 and $1,531,247, respectively	24,772,024	34,661,119
Prepaid expenses and other current assets	2,985,503	1,173,223
Goodwill	21,448,106	21,448,106
Indefinite lived intangible assets	12,163,943	12,163,943
Intangible assets, net	20,575,942	35,451,951
Film library, net	36,878,196	33,250,149
Due from affiliated companies	6,081,324	7,642,432
Programming costs and rights, net	20,702,405	15,113,574
Other assets, net	4,794,239	313,585
Total assets	$159,644,997	$167,665,484

LIABILITIES AND EQUITY
Current maturities of commercial loan	$—	$3,200,000
Commercial loan, net of unamortized deferred finance costs of $0 and $189,525, respectively	—	11,810,475
9.50% Notes due 2025, net of unamortized deferred finance costs of $1,059,401 and $0, respectively	21,040,599	—
Notes payable under revolving credit facility	2,500,000	5,000,000
Film acquisition advance	10,210,000	—
Accounts payable and accrued expenses	25,923,748	26,646,390
Ad representation fees payable	3,021,520	12,429,838
Film library acquisition obligations	10,609,186	5,020,600
Programming obligations	6,416,012	7,300,861
Accrued participation costs	12,894,099	5,066,512
Other liabilities	1,777,548	170,106
Total liabilities	94,392,712	76,644,782
Commitments and contingencies (Note 14)

Equity
Stockholders' Equity:
Series A cumulative redeemable perpetual preferred stock, $.0001 par value, liquidation preference of $25.00 per share, 10,000,000 shares authorized; 1,732,139 and 1,599,002 shares issued and outstanding, respectively; redemption value of $43,303,475 and $39,975,050, respectively	173	160
Class A common stock, $.0001 par value, 70,000,000 shares authorized; 4,919,195 and 4,259,920 shares issued, 4,844,960 and 4,185,685 shares outstanding, respectively	492	425
Class B common stock, $.0001 par value, 20,000,000 shares authorized; 7,813,938 shares issued and outstanding	782	782
Additional paid-in capital	96,498,618	87,610,030
Deficit	(67,182,836)	(32,695,629)
Class A common stock held in treasury, at cost (74,235 shares)	(632,729)	(632,729)
Total stockholders’ equity	28,684,500	54,283,039
Subsidiary convertible preferred stock	36,350,000	36,350,000
Noncontrolling interests	217,785	387,663
Total equity	65,252,285	91,020,702
Total liabilities and equity	$159,644,997	$167,665,484

See accompanying notes to unaudited condensed consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Online networks	$6,652,562	$14,383,659	$21,038,965	$25,128,001
Distribution and Production	13,318,050	2,662,429	26,948,795	6,655,114
Total revenue	19,970,612	17,046,088	47,987,760	31,783,115
Less: returns and allowances	(608,861)	(255,394)	(1,861,396)	(828,785)
Net revenue	19,361,751	16,790,694	46,126,364	30,954,330
Cost of revenue	14,840,851	13,614,648	37,684,786	23,568,743
Gross profit	4,520,900	3,176,046	8,441,578	7,385,587
Operating expenses:
Selling, general and administrative	9,301,550	6,371,870	23,194,223	13,894,351
Amortization and depreciation	4,576,742	4,695,522	15,022,885	5,631,136
Management and license fees	1,936,175	1,676,303	4,612,636	3,091,093
Total operating expenses	15,814,467	12,743,695	42,829,744	22,616,580
Operating loss	(11,293,567)	(9,567,649)	(34,388,166)	(15,230,993)
Interest expense	659,803	195,881	1,322,831	483,363
Loss on extinguishment of debt	169,219	350,691	169,219	350,691
Acquisition-related costs	—	1,078,637	98,926	3,735,373
Other non-operating income, net	(43,445)	(8,997)	(4,381,292)	(34,546)
Loss before income taxes and preferred dividends	(12,079,144)	(11,183,861)	(31,597,850)	(19,765,874)
Provision for income taxes	26,000	1,248,000	93,000	557,000
Net loss before noncontrolling interests and preferred dividends	(12,105,144)	(12,431,861)	(31,690,850)	(20,322,874)
Net loss attributable to noncontrolling interests	(73,135)	(37,473)	(169,878)	(36,960)
Net loss attributable to Chicken Soup for the Soul Entertainment, Inc.	(12,032,009)	(12,394,388)	(31,520,972)	(20,285,914)
Less: preferred dividends	1,017,691	929,387	2,966,235	2,330,675
Net loss available to common stockholders	$(13,049,700)	$(13,323,775)	$(34,487,207)	$(22,616,589)
Net loss per common share:
Basic and diluted	$(1.04)	$(1.11)	$(2.83)	$(1.89)

See accompanying notes to unaudited condensed consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc

Condensed Consolidated Statements of Equity

(unaudited)

			Common Stock							Subsidiary
	Preferred Stock		Class A		Class B		Additional			convertible
		Par		Par		Par	Paid-In		Treasury	Preferred	Noncontrolling
	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Stock	Stock	Interests	Total
Balance, December 31, 2019 (audited)	1,599,002	$160	4,259,920	$425	7,813,938	$782	$87,610,030	$(32,695,629)	$(632,729)	$36,350,000	$387,663	$91,020,702
Share based compensation - stock options							213,585					213,585
Share based compensation - common stock							31,250					31,250
Shares issued to directors			7,805	1			(1)					—
Dividends								(974,272)				(974,272)
Net loss attributable to noncontrolling interest											(52,854)	(52,854)
Net loss								(10,453,108)				(10,453,108)
Balance, March 31, 2020	1,599,002	$160	4,267,725	$426	7,813,938	$782	$87,854,864	$(44,123,009)	$(632,729)	$36,350,000	$334,809	$79,785,303
Share based compensation - stock options							198,023					198,023
Share based compensation - common stock							31,250					31,250
Dividends								(974,272)				(974,272)
Net loss attributable to noncontrolling interest											(43,889)	(43,889)
Net loss								(9,035,855)				(9,035,855)
Balance, June 30, 2020	1,599,002	$160	4,267,725	$426	7,813,938	$782	$88,084,137	$(54,133,136)	$(632,729)	$36,350,000	$290,920	$69,960,560
Share based compensation - stock options							230,123					230,123
Share based compensation - common stock							116,650					116,650
Stock options exercised			10,000	1			74,999					75,000
Shares issued to directors			6,470	1			(1)					—
Common stock grant			10,000	1			(1)					—
Issuance of common stock			625,000	63			4,999,937					5,000,000
Issuance of preferred stock, net	133,137	13					2,992,774					2,992,787
Dividends								(1,017,691)				(1,017,691)
Net loss attributable to noncontrolling interest											(73,135)	(73,135)
Net loss								(12,032,009)				(12,032,009)
Balance, September 30, 2020	1,732,139	$173	4,919,195	$492	7,813,938	$782	$96,498,618	$(67,182,836)	$(632,729)	$36,350,000	$217,785	$65,252,285

See accompanying notes to unaudited condensed consolidated financial statements.

			Common Stock							Subsidiary
	Preferred Stock		Class A		Class B		Additional	Retained		convertible
		Par		Par		Par	Paid-In	(Deficit)	Treasury	Preferred	Noncontrolling
	Shares	Value	Shares	Value	Shares	Value	Capital	Earnings	Stock	Stock	Interests	Total
Balance, December 31, 2018 (audited)	918,497	$92	4,227,740	$421	7,817,238	$782	$59,360,583	$2,281,187	$(632,729)	$—	$—	$61,010,336
Share based compensation - stock options							190,847					190,847
Share based compensation - common stock							25,000					25,000
Issuance of preferred stock	140,000	14					3,499,986					3,500,000
Preferred stock issuance costs							(288,160)					(288,160)
Dividends								(603,307)				(603,307)
Net loss								(2,773,430)				(2,773,430)
Balance, March 31, 2019	1,058,497	$106	4,227,740	$421	7,817,238	$782	$62,788,256	$(1,095,550)	$(632,729)	$—	$—	$61,061,286
Share based compensation - stock options							250,097					250,097
Share based compensation - common stock							25,000					25,000
Issuance of preferred stock	279,505	28					6,987,597					6,987,625
Preferred stock issuance costs							(538,295)					(538,295)
Stock options exercised			16,666	2			160,159					160,161
Conversion of class B shares to class A shares			3,300	—	(3,300)	—						—
Dividends								(797,981)				(797,981)
Crackle business combination							15,322,531			36,350,000	521,945	52,194,476
Net income attributable to noncontrolling interest											513	513
Net loss							—	(5,118,096)				(5,118,096)
Balance, June 30, 2019	1,338,002	$134	4,247,706	$423	7,813,938	$782	$84,995,345	$(7,011,627)	$(632,729)	$36,350,000	$522,458	$114,224,786
Share based compensation - stock options							236,351					236,351
Issuance of preferred stock	261,000	26					6,524,974					6,525,000
Preferred stock issuance costs							(663,251)					(663,251)
Shares issued to directors			6,956	1			25,000					25,001
Employee stock grant			5,258	1			41,854					41,855
Dividends								(929,387)				(929,387)
Crackle business combination							(3,083,130)					(3,083,130)
Net loss attributable to noncontrolling interest											(37,473)	(37,473)
Net loss								(12,394,388)				(12,394,388)
Balance, September 30, 2019	1,599,002	$160	4,259,920	$425	7,813,938	$782	$88,077,143	$(20,335,402)	$(632,729)	$36,350,000	$484,985	$103,945,364

See accompanying notes to unaudited condensed consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
	2020	2019
Cash flows from Operating Activities:
Net loss	$(31,690,850)	$(20,322,874)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	820,881	794,149
Amortization of programming costs and rights	216,486	451,050
Amortization of deferred financing costs	65,905	72,063
Amortization and depreciation of intangibles, property and equipment	15,661,774	5,631,136
Amortization of film library	16,781,685	3,475,471
Bad debt and video return expense	4,072,785	1,241,243
Realized and unrealized losses on marketable securities	183,815	—
Loss on debt extinguishment	169,219	350,691
Other non-operating income	(5,530,650)	—
Deferred income taxes	—	452,000
Changes in operating assets and liabilities:
Trade accounts receivable	5,816,310	(16,132,075)
Prepaid expenses and other assets	(2,691,799)	(933,210)
Programming costs and rights	(5,805,317)	(1,622,067)
Film library	(20,409,732)	(10,134,353)
Accounts payable, accrued expenses and other payables	(7,000,310)	17,797,811
Film library acquisition and programming obligations	6,093,737	3,019,500
Accrued participation costs	7,827,587	(230,564)
Other liabilities	1,607,442	(278,870)
Net cash used in operating activities	(13,811,032)	(16,368,899)
Cash flows from Investing Activities:
Expenditures for property and equipment	(2,811,225)	—
Sales of marketable securities	640,510	—
Decrease (increase) in due from affiliated companies	1,561,108	(5,796,629)
Net cash used in investing activities	(609,607)	(5,796,629)
Cash flows from Financing Activities:
Proceeds from commercial loan	—	8,665,000
Repayments of commercial loan	(15,200,000)	(666,667)
Repayments of revolving credit facility	(2,500,000)	—
Proceeds from 9.50% notes due 2025, net	20,995,000	—
Proceeds from film acquisition advance	8,820,000	—
Proceeds from issuance of Class A common stock	5,000,000	—
Proceeds from issuance of common stock under equity plans	75,000	160,161
Proceeds from issuance of Series A preferred stock, net	2,992,787	15,522,919
Dividends paid to preferred stockholders	(2,966,235)	(2,330,675)
Payment of deferred financing costs	—	(192,004)
Net cash provided by financing activities	17,216,552	21,158,734
Net increase (decrease) in cash and cash equivalents	2,795,913	(1,006,794)
Cash and cash equivalents at beginning of period	6,447,402	7,201,758
Cash and cash equivalents at end of the period	$9,243,315	$6,194,964

Supplemental data:
Interest paid	$977,925	$376,881
Non-cash investing activities:
Property and equipment in accounts payable and accrued expenses	$2,400,000	$—
Crackle Plus business combination	$—	$51,672,531

See accompanying notes to unaudited condensed consolidated financial statements.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 1 – Description of the Business

Chicken Soup for the Soul Entertainment, Inc. (the “Company”), is a Delaware corporation formed on May 4, 2016. The Company operates video-on-demand networks and is a leading global independent television and film distribution company with one of the largest independently owned television and film libraries.

The Company operates in one reportable segment, across two operations areas, the distribution and production of video content for sale to others and for use on our owned and operated video on demand platforms. The Company currently operates in the United States and internationally and derives its revenue primarily in the United States. The Company has a presence in over 56 countries and territories worldwide. The chief executive officer of the Company is Mr. William J. Rouhana, Jr.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

The accompanying interim condensed consolidated financial statements of Chicken Soup for the Soul Entertainment, Inc. have been prepared in conformity with accounting principles generally accepted in the United States and are consistent in all material respects with those applied in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2020. These condensed consolidated financial statements are unaudited and have been prepared by the Company following the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted as permitted by such rules and regulations; however, the Company believes the disclosures are adequate to make the information presented not misleading.

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include revenue recognition, estimated film ultimate revenues, allowance for doubtful accounts, intangible assets, share-based compensation expense, valuation allowance for income taxes and amortization of programming and film library costs. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On a regular basis, the Company evaluates the assumptions, judgments and estimates. Actual results may differ from these estimates.

The interim financial information is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary to fairly present the information set forth herein. The interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Interim results are not necessarily indicative of the results for a full year. Certain prior year amounts have been reclassified to conform to the current year presentation.

There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Note 3 – Recent Accounting Pronouncements

Recently Issued Accounting Standards

In March 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-02, “Improvements to Accounting for Costs of Films and License Agreements for Program Materials.” The amendments in this ASU align the accounting for production costs of an episodic television series with the accounting for production costs of films. In addition, the ASU modifies certain aspects of the capitalization, impairment, presentation and disclosure requirements under the current film and broadcaster entertainment industry guidance. The new guidance is effective for the Company’s interim and annual reporting periods starting in the fiscal year beginning after December 15, 2020, with early adoption permitted. The new guidance will be applied on a prospective basis. Based on the Company’s preliminary assessment, the impact of implementation is not expected to be material.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808) – Clarifying the Interaction between Topic 808 and Topic 606.” The amendments in this ASU clarify that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606, Revenue from Contracts with Customers, when the collaborative arrangement participant is a customer in the context of a unit of account and precludes recognizing as revenue consideration received from a collaborative arrangement participant if the participant is not a customer. The new guidance is effective for the Company’s interim and annual reporting periods starting in the fiscal year beginning after December 15, 2020, with early adoption permitted. The new guidance should be applied retrospectively to the date of initial application of the new revenue guidance in Topic 606 (January 1, 2018 for the Company). The Company does not expect the adoption of the amendments to have a material impact on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.” The new guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this update. The new guidance is effective for interim and annual reporting periods starting in fiscal year 2020 for the Company, with early adoption permitted. The new guidance should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption.  The impact of adoption on the Company’s condensed consolidated financial statements is immaterial.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which requires an entity to assess impairment of its financial instruments based on its estimate of expected credit losses. Since the issuance of ASU 2016-13, the FASB released several amendments to improve and clarify the implementation guidance. The provisions of ASU 2016-13 and the related amendments are effective for fiscal years (and interim reporting periods within those years) beginning after December 15, 2022. Entities are required to apply these changes through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company does not expect the adoption of the amendments to have a material impact on its condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) in order to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under current GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. ASU 2016-02 is effective for public companies’ fiscal years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach and early adoption is permitted. Because the Company is an emerging growth company, adoption is not required until fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021 as recently voted and deferred by FASB. The Company is currently assessing the potential impact ASU 2016-02 will have on its consolidated financial statements. Based on the Company’s preliminary assessment, the impact of implementation is expected to have a material impact on its condensed consolidated financial statements. If adopted, the Company estimates the right-of-use lease asset and corresponding lease liability will each total approximately $15,600,000, respectively, as of September 30, 2020.  The Company does not expect adoption to have any material impact on its results from operations and financial condition.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the condensed consolidated financial statements.

Note 4 – Business Combination

The Company consummated the creation of its Crackle Plus subsidiary on May 14, 2019. In consideration for assets contributed to Crackle Plus by CPE Holdings, Inc. (“CPEH”), a Delaware corporation and affiliate of Sony Pictures Television Inc. (“Sony”), and Crackle, Inc., a Delaware corporation and wholly owned subsidiary of CPEH (“Crackle”), Crackle Plus issued to Crackle 37,000 units of preferred equity (“Preferred Units”) and 1,000 units of common equity (“Common Units”), which are now held by CPEH. In consideration for assets contributed to Crackle Plus by the Company, Crackle Plus issued to the Company 99,000 Common Units. From May 2020 to October 2020 (“Exercise Period”), CPEH will have the right to either convert its Preferred Units into Common Units of Crackle Plus or require us to purchase all, but not less than all, of its interest in Crackle Plus (“Put Option”). We would likely elect to pay the Put Option in cash or through the issuance of our 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) using a price per share of $25, unless we are able to raise sufficient cash to pay the Put Option in cash. Subject to certain limitations, in the event that CPEH hasn’t converted its Preferred Units into Common Units of Crackle Plus or exercised its Put Option, Crackle shall be deemed to have automatically exercised the Put Option on the last day of the Exercise Period.

As additional consideration to CPEH, the Company issued to CPEH warrants to purchase (a) Eight Hundred Thousand (800,000) shares of the Class A common stock of the Company at an exercise price of $8.13 per share (the “CSSE Class I Warrants”), (b) warrants to purchase One Million Two Hundred Thousand (1,200,000) shares of the Class A common stock of the Company at an exercise price of $9.67 per share, (the “CSSE Class II Warrants”); (c) warrants to purchase Three Hundred Eighty Thousand (380,000) shares of the Class A common stock of the Company at an exercise price of $11.61 per share, (the “CSSE Class III-A Warrants”); and (d) warrants to purchase One Million Six Hundred Twenty Thousand (1,620,000) shares of the Class A common stock of the Company at an exercise price of $11.61 per share, (the “CSSE Class III-B Warrants”). All the CSSE Warrants have a five-year term commencing on the closing and are exercisable at any time and from time to time during such term.

The Crackle Plus transaction was accounted for as a purchase of a business in accordance with FASB ASC 805, Business Combinations and the aggregate purchase price consideration of $51,672,531 has been allocated to assets acquired and liabilities assumed, based on management’s analysis and information received from an independent third-party appraisal.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

The initial purchase price allocation was preliminary and subject to change up to one year after the date of acquisition. The final allocation of the purchase price to the fair values of the assets acquired and liabilities assumed at the date of the acquisition was as follows:

May 14, 2019
Accounts receivable, net	$5,360,667
Prepaid expenses	892,200
Programming Rights	1,155,363
Goodwill	18,911,027
Brand Value	18,807,004
Customer User Base	21,194,641
Content Rights	1,708,270
Partner Agreements	4,005,714
Assets acquired	72,034,886
Accounts payable and accrued expenses	(13,061,494)
Programming Obligations	(7,300,861)
Liabilities assumed	(20,362,355)
Total purchase consideration	$51,672,531

In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected growth rates and estimated discount rates.

The amount related to other intangible assets represents the estimated fair values of the brand (trademark), customer user base, content rights, and partner agreements. These long lived assets are being amortized on a straight-line basis over their estimated useful lives of 16-84 months.

Goodwill was calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from the intangible assets acquired that do not qualify for separate recognition.

The fair values of assets acquired, and liabilities assumed were based upon valuations performed by independent third party valuation experts.

Purchase Price Consideration Allocation:

Fair Value of Preferred Units	$36,350,000
Fair Value of Warrants in CSSE	10,899,204
Fair Value of Put Option	4,423,327
Total Estimated Purchase Price	$51,672,531

The purchase price paid by the Company reflects the total consideration given in return for the ownership share available to CPEH in the entity. Consideration given has been calculated at the fair market value of the Crackle Plus Preferred Units; the four CSSE tranches of warrants and the Put Option. The Company valued the securities based on the terms of the Contribution Agreement and the use of the Black Scholes model valuation technique on each of the respective components as follows,

1.	The Preferred Units have a stated value at the time of the acquisition of $36.35 million, as set forth in the Crackle Plus Operating Agreement;

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

2.	The four (4) tranches of CSSE warrants were individually valued based on the Black Sholes valuation model using their respective terms and strike prices (ranging from a 5% to 50% premium over the initial market price of $7.74). Each tranche used a volatility of 58% and a 5-year risk free rate of 2.2%;

3.	The Put Option was valued via the Black-Sholes valuation model assuming an initial price of $36.35 million, strike price of $40M, volatility of 17% and term of 1.5 years reflecting the latest time the Put Option could be exercised or triggered.

All consideration transferred has been determined to represent equity-classified contingent consideration and has been measured at fair value as of the acquisition date. Equity-classified contingent consideration is not remeasured following the acquisition date, and its subsequent settlement is accounted for within equity. The equity classification has been determined based on the terms of the transaction.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

The following table illustrates Crackle’s stand-alone financial performance included in the Company’s condensed consolidated statement of operations:

	Three Months Ended September 30,
	2020	2019
Gross revenue	$7,427,763	$14,023,375
Gross margin	$1,231,913	$2,419,470
Net loss	$(7,454,920)	$(5,851,970)

	Nine Months Ended September 30,
	2020	2019
Gross revenue	$22,569,775	$23,445,004
Gross margin	$3,552,624	$5,579,282
Net loss	$(17,592,841)	$(5,428,404)

Note 5 – Revenue Recognition

Revenue from contracts with customers is recognized as an unsatisfied performance obligation until the terms of a customer contract are satisfied; generally, this occurs with the transfer of control as we satisfy contractual performance obligations at a point in time or over time. Our contractual performance obligations include licensing of content and delivery of online advertisements on our owned and operated VOD platforms, the distribution of film content and production of episodic television series. Revenue is measured at contract inception as the amount of consideration we expect to receive in exchange for transferring goods or providing services. Our contracts are valued at a fixed price at inception and do not include any variable consideration or financing components in our normal course of business. Sales tax, value added tax, and other taxes that are collected concurrently with revenue producing activities are excluded from revenue.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

The following tables disaggregate our revenue by operations area:

	Three Months Ended September 30,
	2020	% of revenue	2019	% of revenue
Revenue:
Online networks	$6,652,562	34%	$14,383,659	86%
Distribution and Production	13,318,050	69%	2,662,429	16%
Total revenue	19,970,612	103%	17,046,088	102%
Less: returns and allowances	(608,861)	(3)%	(255,394)	(2)%
Net revenue	$19,361,751	100%	$16,790,694	100%

	Nine Months Ended September 30,
	2020	% of revenue	2019	% of revenue
Revenue:
Online networks	$21,038,965	46%	$25,128,001	81%
Distribution and Production	26,948,795	58%	6,655,114	22%
Total revenue	47,987,760	104%	31,783,115	103%
Less: returns and allowances	(1,861,396)	(4)%	(828,785)	(3)%
Net revenue	$46,126,364	100%	$30,954,330	100%

Online Networks

In this operations area, the Company distributes and exhibits VOD content through Crackle Plus directly to consumers across all digital platforms, such as connected TV’s, smartphones, tablets, gaming consoles and the web through our owned and operated AVOD Crackle Plus networks. We also distribute our own and third-party owned content to consumers across various digital platforms through our SVOD network, Pivotshare. We generate advertising revenues primarily by serving video advertisements to our streaming viewers on our AVOD networks and subscription revenue from customers on our SVOD network.

Revenue from online digital distribution and VOD platforms in our Online Networks operations area are recorded over time as advertisements are delivered and when monthly activity is reported by advertisers.

Television and Film Distribution and Production

In this operations area, the Company distributes movies and television series worldwide, through Screen Media, to consumers through license agreements across all media, including theatrical, home video, pay-per-view, free, cable, pay television, VOD, mobile and new digital media platforms worldwide. We own the copyright or long-term distribution rights to over 1,000 television series and feature films, representing one of the largest independently owned libraries of filmed entertainment in the world.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Historically, we produced content in two main ways: we worked with sponsors and used highly regarded independent producers to develop and produce our television and short-form video content, including Brand-related content. We also derived revenue from our subsidiary, A Plus, which develops and distributes high-quality, empathetic short-form videos to millions of people worldwide. As a result of launching Crackle Plus, we decided to change our approach to content production, focusing primarily on co-production partnerships in order to build our AVOD networks, through Crackle Plus, and our worldwide distribution capabilities through Screen Media. By focusing this way, we believe that we will be able to grow our business more rapidly by entering into production agreements with a variety of production partners. In October 2019, we launched Landmark Studio Group, our first production co-venture subsidiary. Landmark Studio Group is a fully integrated entertainment company focused on ownership, development, and production of quality entertainment franchises.

The Company recognizes revenue from the production and distribution of television programs and short-form video content as each episode becomes available for delivery or becomes available for broadcast, and for short-form online videos, revenue is recognized when the videos are posted to a website for viewing. Revenue from the distribution of short-form online media content is included in television and short-form video production revenue in the accompanying consolidated statements of operations. Cash advances received by the Company are recorded as deferred revenue until all performance obligations have been satisfied.

For all customer contracts, the Company evaluates whether we are the principal (i.e., report revenue on a gross basis) or the agent (i.e., report revenue on a net basis). Generally, the Company reports revenue for show productions, films distributed, and advertising placed on CSSE properties on a gross basis (the amount billed to our customers is recorded as revenue, and the amount paid to our publishers is recorded as a cost of revenue). The Company is the principal because we control the advertising inventory before it is transferred to our customers. Our control is evidenced by our sole ability to monetize the advertising inventory, being primarily responsible to our customers, having discretion in establishing pricing, or a combination of these factors. The Company also generates revenue through agency relationships in which revenue is reported net of agency commissions and publisher payments in arrangements where we do not own the content or the ad inventory.

No impairment losses have arisen from any CSSE contracts with customers during the three and nine months ended September 30, 2020 and 2019.

Performance obligations

The unit of measure under ASC 606 is a performance obligation, which is a promise in a contract to transfer a distinct or series of distinct goods or services to a customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Our contracts have either a single performance obligation as the promise to transfer services is not separately identifiable from other promises in the contracts and is, therefore, not distinct, or have multiple performance obligations, most commonly due to the contract covering multiple service offerings. For contracts with multiple performance obligations, the contract’s transaction price can generally be readily allocated to each performance obligation based upon the selling price of each distinct service in the contract. In cases where estimates are needed to allocate the transaction price, we use historical experience and projections based on currently available information.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Contract balances

Contract balances include the following:

	September 30,	December 31,
	2020	2019
Accounts receivable, net	$13,498,711	$23,266,611
Contract assets (included in accounts receivable)	11,273,313	11,394,508
Total accounts receivable, net	$24,772,024	$34,661,119

Deferred revenue (included in other liabilities)	$1,018,383	$—

Contract assets are primarily comprised of contract obligations that are generally satisfied over time under the terms of our contracts with customers and are transferred to accounts receivable when the right to payment becomes unconditional. Contract liabilities relate to advance consideration received from customers under the terms of our contracts primarily related to cash payments received in advance of satisfaction of the contractual performance obligation. We generally receive payments from customers based upon contractual billing schedules and arrangements.

Contract receivables are recognized in the period the Company performs the agreed upon performance obligations and the Company’s right to consideration becomes unconditional. Payment terms vary by the type and location of our customer and the products or services provided. Payment terms for amounts invoiced are typically net 30 or 60 days. The term between invoicing and when payment is due is not significant.

A contract asset results when goods or services have been transferred to the customer, but payment is contingent upon a future event, other than the passage of time (i.e. type of unbilled receivable). Given the nature of our business from time to time we engage with customers for terms that include minimum guarantees which are contractual obligations for payment over a period of time that may extend past one year at a variable rate of payment – based on sales or collections. These minimum guarantees are generally collectible via royalty payments at an agreed rate which are collected on a monthly or quarterly basis. Contractual arrangements containing minimum guarantees are evaluated on a contract by contract basis for the need for present value treatment. As of the financial statement date no material arrangements requiring financing treatment have been identified.

The Company records deferred revenues (also referred to as contract liabilities under Topic 606) when cash payments are received or due in advance of our satisfying our performance obligations. Our deferred revenue balance primarily relates to advance payments received related to our content distribution rights agreements and our production sponsorship arrangements. These contract liabilities are recognized as revenue as the related performance obligations are satisfied. No significant changes in the timeframe of the satisfaction of contract liabilities have occurred during the three and nine months ended September 30, 2020.

Arrangements with multiple performance obligations

In contracts with multiple performance obligations, the Company identifies each performance obligation and evaluates whether the performance obligations are distinct within the context of the contract at contract inception. When multiple performance obligations are identified, we identify how control transfers to the customer for each distinct contract obligation and determine the period when the obligations are satisfied. If obligations are satisfied in the same period, no allocation of revenue is deemed to be necessary. In the event performance obligations within a bundled contract do not run concurrently, we allocate revenue to each performance obligation based on its relative standalone selling price. We generally determine standalone selling prices based on the prices charged to customers or by using expected cost-plus margins. Performance obligations that are not distinct at contract inception are combined.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Practical expedients

The Company has elected to use the practical expedient under the relevant accounting guidance to omit disclosure of remaining (or partially unsatisfied) performance obligations as the related contracts have an original expected duration of one year or less.

The Company has elected to use the practical expedient under the relevant accounting guidance to expense sales commissions as incurred because the amortization period is generally one year or less. These commission costs are recorded within Selling, general and administrative expenses.

Note 6 – Share-Based Compensation

Effective January 1, 2017, the Company adopted the 2017 Long Term Incentive Plan (the “Plan”) to attract and retain certain employees. The Plan provides for the issuance of up to 1,250,000 common stock equivalents subject to the terms and conditions of the Plan. The Plan generally provides for quarterly and bi-annual vesting over terms ranging from two to three years. The Company accounts for the Plan as an equity plan.

The Company recognizes stock options granted under the Plan at fair value determined by applying the Black Scholes options pricing model to the grant date market value of the underlying common shares of the Company.

The compensation expense associated with stock options is amortized on a straight-line basis over their respective vesting periods. For the three months ended September 30, 2020 and 2019, the Company recognized $230,123 and $236,351, respectively, and for the nine months ended September 30, 2020 and 2019, the Company recognized $641,731 and $677,295, respectively, of non-cash share-based compensation expense relating to stock options in selling, general and administrative expenses in the condensed consolidated statements of operations.

Stock options activity as of September 30, 2020 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contract	Intrinsic
	Stock Options	Price	Term (Yrs.)	Value
Outstanding at December 31, 2019	1,032,500	$7.73	3.33	$576,000
Granted	30,000	8.73
Forfeited	—	—
Exercised	(10,000)	7.50
Expired	—	—
Outstanding at September 30, 2020	1,052,500	$7.76	2.73	$7,021,325

Vested and exercisable at September 30, 2020	834,167	$7.57	2.08	$5,725,583

As of September 30, 2020 the Company had unrecognized pre-tax compensation expense of $916,770 related to non-vested stock options under the Plan of which $189,537, $625,147 and $102,086 will be recognized in 2020, 2021 and 2022, respectively.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

We used the following weighted average assumptions to estimate the fair value of stock options granted for the periods presented as follows:

	Nine Months Ended September 30,
Weighted Average Assumptions:	2020	2019
Expected dividend yield	0.0%	0.0%
Expected equity volatility	56.1%	56.1%
Expected term (years)	5	5
Risk-free interest rate	2.20%	2.22%
Exercise price per stock option	$7.76	$7.73
Market price per share	$7.32	$7.27
Weighted average fair value per stock option	$3.54	$3.51

The risk-free rates are based on the implied yield available on US Treasury constant maturities with remaining terms equivalent to the respective expected terms of the options.

The Company estimates expected terms for stock options awarded to employees using the simplified method in accordance with ASC 718, Stock Compensation, because the Company does not have sufficient relevant information to develop reasonable expectations about future exercise patterns. The Company estimates the expected term for stock options using the contractual term. Expected volatility is calculated based on the Company’s peer group because the Company does not have sufficient historical data and will continue to use peer group volatility information until historical volatility of the Company is available to measure expected volatility for future grants.

The Company also awards common stock under the Plan to directors, employees and third-party consultants that provide services to the Company. The value is based on the market price of the stock on the date granted and amortized over the vesting period. For the three months ended September 30, 2020 and 2019, the Company recognized non-cash share-based compensation expense relating to stock grants of $116,650 and $66,854, respectively. For the nine months ended September 30, 2020 and 2019, the Company recognized non-cash share-based compensation expense relating to stock grants of $179,150 and $116,854, respectively.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 7 - Earnings Per Share

Basic EPS is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period. The dilutive effect of outstanding common stock equivalents is reflected in diluted earnings per share by application of the treasury stock method.

Basic and diluted earnings per share are computed as follows:

	Three Months Ended September 30,
	2020	2019
Net loss available to common stockholders	$(13,049,700)	$(13,323,775)
Basic weighted-average shares outstanding	12,508,643	11,994,112
Effect of dilutive securities:
Assumed issuance of shares from exercise of stock options(a)	—	—
Assumed issuance of shares from exercise of warrants(a)	—	—

Diluted weighted-average shares outstanding(a)	12,508,643	11,994,112

Loss per share:
Basic and diluted	$(1.04)	$(1.11)

(a)   For the three months ended September 30, 2020 and 2019, common stock equivalents totaling 942,336 and 325,790, respectively, were excluded from the calculation of diluted loss per share because their effect is anti-dilutive.

	Nine Months Ended September 30,
	2020	2019
Net loss available to common stockholders	$(34,487,207)	$(22,616,589)
Basic weighted-average shares outstanding	12,174,779	11,983,136
Effect of dilutive securities:
Assumed issuance of shares from exercise of stock options(a)	—	—
Assumed issuance of shares from exercise of warrants(a)	—	—

Diluted weighted-average shares outstanding(a)	12,174,779	11,983,136

Loss per share:
Basic and diluted	$(2.83)	$(1.89)

(a)	For the nine months ended September 30, 2020 and 2019, common stock equivalents totaling 344,419 and 248,857, respectively, were excluded from the calculation of diluted loss per share because their effect is anti-dilutive.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 8 – Programming Costs

Programming costs and rights, consists of the following:

	September 30,	December 31,
	2020	2019
Programming costs released	$22,344,720	$21,254,720
In production	—	991,277
In development	7,588,805	1,896,209
Accumulated depreciation	(9,758,353)	(9,682,935)
Programming costs, net	20,175,172	14,459,271

Programming rights	1,169,362	1,155,364
Accumulated depreciation	(642,129)	(501,061)
Programming rights, net	527,233	654,303

Total	$20,702,405	$15,113,574

Programming costs consists primarily of episodic television programs which are available for distribution through a variety of platforms, including Crackle. Amounts capitalized include development costs, production costs and direct production dedicated employee salaries.

Costs to create episodic programming are amortized in the proportion that revenues bear to management’s estimates of the ultimate revenues expected to be recognized from various forms of exploitation.

Amortization expense related to episodic television programs was $11,667 and $25,816 for the three months ended September 30, 2020 and 2019, respectively, and $75,418 and $122,253 for the nine months ended September 30, 2020 and 2019, respectively.

During the three and nine months ended September 30, 2020 and 2019, the Company did not record any impairments related to our programming costs.

Programming rights consists of licenses to various titles which the company makes available for streaming on Crackle for an agreed upon license period.

Amortization expense related to programming rights was $39,426 and $155,263 for the three months ended September 30, 2020 and 2019, respectively, and $141,068 and $328,797 for the nine months ended September 30, 2020 and 2019, respectively.

Note 9 – Film Library

Film library costs, net of amortization, consists of the following:

	September 30,	December 31,
	2020	2019
Acquisition costs	$71,680,347	$51,270,615
Accumulated amortization	(34,802,151)	(18,020,466)
Net film library costs	$36,878,196	$33,250,149

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Film library consists primarily of the cost of acquiring film distribution rights and related acquisition and accrued participation costs. Costs related to film distribution rights are amortized in the proportion that revenues bear to management’s estimates of the ultimate revenue expected to be recognized from various forms of exploitation.

Film library amortization expense was $7,981,212 and $1,214,610 for the September 30, 2020 and 2019, respectively, and $16,781,685 and $3,475,471 for the nine months ended September 30, 2020 and 2019, respectively.

During the three and nine months ended September 30, 2020 and 2019, the Company did not record any impairments related to our film library.

Note 10 - Intangible Assets

Indefinite lived intangible assets, consists of the following:

	September 30,	December 31,
	2020	2019
Intangible asset - video content license	$5,000,000	$5,000,000
Popcornflix film rights and other assets	7,163,943	7,163,943
	$12,163,943	$12,163,943

Intangible assets, net, consists of the following:

	September 30,	December 31,
	2020	2019
Acquired customer base, net	$1,316,889	$1,660,425
Non-compete agreement, net	154,632	287,175
Website development, net	162,194	259,510
Crackle Plus customer user base, net	—	11,259,653
Crackle Plus content rights, net	925,313	1,352,381
Crackle brand value, net	15,112,771	17,127,807
Crackle Plus partner agreements, net	2,904,143	3,505,000
	$20,575,942	$35,451,951

Amortization expense was $4,517,115 and $4,681,030 for the three months ended September 30, 2020 and 2019, respectively, and $14,876,009 and $5,587,663 for the nine months ended September 30, 2020 and 2019, respectively.

As of September 30, 2020 amortization expense for the next 5 years is expected be:

Remainder of 2020	$1,205,452
2021	4,755,536
2022	4,159,440
2023	3,774,138
2024	2,987,143
Thereafter	3,694,233
Total	$20,575,942

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Goodwill consists of the following:

	September 30,	December 31,
	2020	2019
Goodwill: Pivotshare	$1,300,319	$1,300,319
Goodwill: A Plus	1,236,760	1,236,760
Goodwill: Crackle Plus	18,911,027	18,911,027
	$21,448,106	$21,448,106

There was no impairment recorded related to goodwill and intangible assets in the three and nine months ended September 30, 2020 and 2019, respectively.

Note 11 – Debt

Commercial Loan

On August 22, 2019, the Company, entered into an amended and restated loan agreement with Patriot Bank, N.A. Under the Amended and Restated Loan Agreement, the Company’s outstanding $5,000,000 term loan and $3,500,000 line of credit were consolidated and combined into a term loan in the principal amount of $16,000,000 (the “Commercial Loan”). As a result, the Company recognized a loss on extinguishment of debt of $350,691 during the three and nine months ended September 30, 2019.

The Commercial Loan was evidenced by a consolidated, amended and restated term promissory note (“Note”). Subject to the terms of the Note, the Commercial Loan bore interest, payable monthly in arrears, at a fixed rate of 5.75% per annum. (which amount increased to 6.25% in March 2020 due to our failure to maintain a minimum cash deposit with Patriot Bank, N.A.) and had a maturity date of  September 1, 2024.

On June 19, 2020, the Company and Patriot Bank, N.A. entered into an amendment and waiver, pursuant to which Patriot Bank waived certain defaults under the Amended and Restated Loan Agreement. The Company agreed to furnish certain financial reports to Patriot Bank and Patriot Bank acknowledged the Company’s intention to consummate an underwritten public offering of bonds and use a portion of the proceeds of such offering to repay in full the outstanding obligations under the Amended and Restated Loan Agreement.

On July 17, 2020, the Company repaid the entirety of the principal outstanding under the Commercial Loan of $13,333,333.

Revolving Credit Facility

On October 11, 2019, the Company created a majority owned subsidiary Landmark Studio Group. Through Landmark Studio Group, the Company entered into a Revolving Credit Facility (“Revolving Credit Facility”) with Cole Investments VII, LLC. The Revolving Credit Facility consists of a line of credit in the amount of $5,000,000 and bears interest of 8% per annum.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

On July 23, 2020, the Company repaid $2,500,000 of the principal outstanding under the Revolving Credit Facility. The outstanding principal is repayable in full on October 11, 2021. At the option of the lender, the loan is repayable in cash or additional equity in the subsidiary.

9.50% Notes Due 2025

On July 17, 2020, the Company completed a public offering of 9.50% Notes due 2025 (the “Notes”) in the aggregate principal amount of $21,000,000.  On August 5, 2020, the Company sold an additional $1,100,000 of Notes pursuant to the partial exercise of the overallotment option. The Notes bear interest at 9.50% per annum, payable every March 31, June 30, September 30, and December 31, and at maturity, beginning September 30, 2020. The Notes mature on July 31, 2025.

The sale of the Notes resulted in net proceeds of approximately $20,995,000 after deducting underwriting discounts and commissions of approximately $1,105,000. The Company used $13,333,333 of the net proceeds to repay the outstanding principal under the Commercial Loan.

Film Acquisition Advance

On August 27, 2020, the Company entered into a Film Acquisition Advance Agreement with Great Point Media Limited (“GPM”). GPM advanced to the Company $10,210,000 of acquisition advances on August 28, 2020 (the “Acquisition Advance”) and may, directly, or through affiliated entities, fund additional acquisition advances in the future. Pursuant to the agreement, GPM has formed a US-based special purpose vehicle (the “SPV”), which has been assigned the territorial licenses and distribution rights in certain films and productions owned or to be acquired by Screen Media Ventures Inc., CSSE’s wholly owned subsidiary.  The Company will pay the SPV on a quarterly basis adjusted gross receipts generated on each of the assigned productions during the two year term of the agreement, until the SPV has recouped the full Acquisition Advance for each of the productions together with interest and additional participation amounts on gross receipts generated by the productions. The Acquisition Advance bears interest at 10% per annum compounded monthly on the amount outstanding. In the event the SPV has not recouped the full Acquisition Advance from gross receipts generated within the two year contractual term, the Company shall pay the remaining balance outstanding, if any, by no later than November 30, 2022.

Long-term debt for the periods presented was as follows:

	September 30,	December 31,
	2020	2019
Commercial Loan	$—	$15,200,000
Notes due 2025	22,100,000	—
Revolving Credit Facility	2,500,000	5,000,000
Film acquisition advance	10,210,000	—
Total debt	34,810,000	20,200,000
Less: debt issuance costs	1,059,401	189,525
Less: current portion	—	3,200,000
Total long-term debt	$33,750,599	$16,810,475

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

As of September 30, 2020, the expected aggregate maturities of debt for each of the next five years are as follows:

Remainder of 2020	$—
2021	2,500,000
2022	10,210,000
2023	—
2024	—
Thereafter	22,100,000
$34,810,000

Note 12 – Income Taxes

The Company’s current and deferred income tax provision (benefit) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Current provision (benefit):
States	$26,000	$(5,000)	93,000	105,000
Total current provision	26,000	(5,000)	93,000	105,000
Deferred provision:
Federal	—	923,000	—	333,000
States	—	330,000	—	119,000
Total deferred provision	—	1,253,000	—	452,000
Total provision for income taxes	$26,000	$1,248,000	$93,000	$557,000

Deferred income taxes reflect the temporary differences between the financial statement carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, adjusted by the relevant tax rate. The components of deferred tax assets and liabilities are as follows:

	September 30,	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carry-forwards	$13,352,000	$9,680,000
Acquisition-related costs	723,000	723,000
Film library and other intangibles	7,406,000	3,769,000
Deferred state taxes	34,000	34,000
Less: valuation allowance	(18,566,000)	(11,243,000)
Total deferred tax assets	2,949,000	2,963,000
Deferred tax liabilities:
Programming costs	2,831,000	2,820,000
Other assets	118,000	143,000
Total deferred tax liabilities	2,949,000	2,963,000
Net deferred tax asset	$—	$—

The Company and its subsidiaries have combined net operating losses of approximately $49,591,000, $10,845,000 of which were incurred before 2018 and expire between 2031 and 2037 with the balance of $38,746,000 having no expiration under changes made by the Tax Cuts and Jobs Act but may only be utilized generally to offset only 80 percent of taxable income. The ultimate realization of the tax benefit from net operating losses is dependent upon future taxable income, if any, of the Company.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% stockholders (stockholders owning 5% or more of the Company’s outstanding capital stock) has increased by more than 50 percentage points. Additionally the separate-return-limitation-year (SRLY) rules that apply to consolidated returns may limit the utilization of losses in a given year when consolidated tax returns are filed. Management has determined that because of a recent history of recurring losses, the ultimate realization of the net operating loss carryovers is not assured and has recorded a full valuation allowance. Public trading of company stock poses a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The deferred tax asset valuation allowance increased by $2,920,000 and $5,290,000 in the three months ended September 30, 2020 and 2019, respectively. The deferred tax asset valuation allowance increased by $7,323,000 and $5,394,000 in the nine months ended September 30, 2020 and 2019, respectively..

Note 13 – Related Party Transactions

At September 30, 2020 and December 31, 2019, the Company is owed $6,081,324 and $7,642,432, respectively, from affiliated companies - primarily CSS. The Company is part of CSS’s central cash management system whereby payroll and benefits are administered by CSS and the related expenses are charged to its subsidiaries and funds are transferred between affiliates to fulfill joint liquidity needs and business initiatives. Advances and repayments occur periodically. The Company and CSS do not charge interest on the net advances.

For the three months ended September 30, 2020 and 2019, the Company recorded management and license fees of $1,936,175 and $1,676,303, respectively, and $4,612,636 and $3,091,093 for the nine months ended September 30, 2020 and 2019, respectively, payable to CSS.

Note 14 - Commitments and Contingencies

Operating Leases

The Company is obligated under non-cancellable lease agreements for certain facilities and services, which frequently include renewal options and escalation clauses. For leases that contain predetermined fixed escalations, we recognize the related rent expense on a straight-line basis and record the difference between the recognized rent expense and amounts payable under the lease as lease obligations. Lease obligations due within one year are included in accounts payable and accrued expenses on our condensed consolidated balance sheets. These leases expire at various points through 2031.

During May 2020, a technology platform vendor discontinued operations prior to the completion of the contractual service period. As a result, the Company was relieved of its multi-year commitment which extended through May 2022 of approximately $9,800,000. This commitment relief has been reflected in the below future minimum payments table.

Rent expense related to these leases was $399,711 and $107,303 for the three months ended September 30, 2020 and 2019, respectively, and $1,314,019 and $340,421 for the nine months ended September 30, 2020 and 2019, respectively.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Content Obligations

Content obligations include amounts related to the acquisition, licensing and production of content. An obligation for the acquisition and licensing of content is incurred at the time we enter into an agreement to obtain future titles. Once a title is delivered, accepted and becomes available for exploitation, a content liability is recorded on the condensed consolidated balance sheet.

As of September 30, 2020, the Company had $23,503,285 of content obligations, comprised of $10,609,186 in film library acquisition obligations and $12,894,099 in accrued participation costs.

As of December 31, 2019, the Company had $10,087,112 of content obligations, comprised of $5,020,600 in film library acquisition obligations and $5,066,512 in accrued participation costs.

In the ordinary course of business, the Company from time to time enters into contractual arrangements under which it agrees to commitments with producers and other content providers for the acquisition of content and distribution rights which are in production or have not yet been completed, delivered to, and accepted by the Company ready for exploitation.  Based on those contractual arrangements, the Company is committed but is not contractually liable to transfer any financial consideration until final delivery and acceptance has occurred.  These commitments which are expected to be fulfilled in the normal course of business have been included below.  The Company does not include any estimated obligation for these future titles beyond the known minimum amount.

Future minimum payments under non-cancelable operating leases and content agreements as of September 30, 2020 were as follows:

Remainder of 2020	1,555,468
2021	7,390,120
2022	7,083,085
2023	1,269,773
2024	1,295,168
2025 - 2031	8,862,909
Total minimum lease payments	$27,456,523

Legal and Other Matters

The Company is not presently a party to any legal proceedings the resolution of which the Company believes would have a material adverse effect on its business, financial condition, operating results, or cash flows. However, legal proceedings are subject to inherent uncertainties, and an unfavorable outcome could include monetary damages, and excessive verdicts can result from litigation, and as such, could result in a material adverse impact on its business, financial position, results of operations, and /or cash flows. Additionally, although the Company has specific insurance for certain potential risks, the Company may in the future incur judgments or enter into settlements of claims which may have a material adverse impact on its business, financial condition, or results of operations.

Chicken Soup for the Soul Entertainment, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 15 – Equity

Subsidiary convertible preferred stock

The subsidiary convertible preferred stock represents the equity attributable to the noncontrolling interest holder as a part of the Crackle Plus business combination. Given the terms of the transaction, the noncontrolling interest holder has the right to convert its Preferred Units in the Crackle Plus joint venture into Common Units representing common ownership of 49% in the Crackle Plus joint venture or into Series A Preferred Stock in the Company. Based on the terms of the transaction agreement, the noncontrolling interest in the Crackle Plus joint venture is convertible into equity.

Noncontrolling interest

The noncontrolling interest represents a 1% equity interest in the consolidated subsidiary Crackle Plus. The noncontrolling interest is presented as a component of equity and the proportionate share of net income (loss) attributed to the noncontrolling interest is recorded in results of operations. Changes in noncontrolling interest that does not result in a loss of control are accounted for in equity. Gains and losses from the changes in the noncontrolling interest that result in a loss of control are recorded in results of operations.

Note 16 – Segment Reporting and Geographic Information

The Company’s reportable segment has been determined based on the distinct nature of its operations, the Company’s internal management structure, and the financial information that is evaluated regularly by the Company’s chief operating decision maker. The Company operates in one reportable segment, across two operations areas, the distribution and  production of video content for sale to others and for use on our owned and operated video on demand platforms. We have a presence in over 56 countries and territories worldwide and intend to continue to sell our video content internationally.

Net revenue generated in the United States accounted for approximately 99% of total net revenue for the three and nine months ended September 30, 2020 and 2019, respectively. Remaining net revenue was generated in the rest of the world. Long-lived assets are 100% based in the United States.

Note 17 – Subsequent Events

Management has evaluated events occurring between the end of the period, September 30, 2020 and November 11, 2020 and noted no subsequent events requiring financial statement disclosure.

Report of Independent Auditors

To the Management of Crackle U.S. (a business of Sony Pictures Entertainment)

We have audited the accompanying financial statements of Crackle U.S. (a business of Sony Pictures Entertainment), which comprise the balance sheets as of March 31, 2019 and March 31, 2018, and the related statements of operations, of changes in net parent investment, and of cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crackle U.S. (a business of Sony Pictures Entertainment) as of March 31, 2019 and March 31, 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

July 30, 2019

Crackle U.S.

(A Business of Sony Pictures Entertainment)

Carve-Out Balance Sheets

		March 31,	March 31,
	Notes	2019	2018
Assets
Current assets:
Accounts receivable net of allowance for doubtful accounts of $496,122 and $410,114, respectively		$17,086,178	$24,189,939
Current programming rights, net		2,516,101	1,896,679
Prepaid expenses and other current assets		1,562,767	207,075
Total current assets		21,165,046	26,293,693
Non-current programming rights		8,500,120	4,405,324
Equipment, net	3	8,687	24,298
Goodwill, net	5	49,017,709	57,817,709
Total assets		$78,691,562	$88,541,024

Liabilities and Net Parent investment
Current liabilities:
Accounts payable		$1,335,957	$1,383,558
Due to related parties	10	15,730,915	18,252,344
Representation fees payable		1,018,603	-
Accrued expenses	6	7,547,653	10,144,358
Current programming obligations		670,907	1,412,843
Total current liabilities		26,304,035	31,193,103
Non-current programming obligations		502,500	-
Total liabilities		26,806,535	31,193,103
Commitments and contingencies	9
Net Parent investment		51,885,027	57,347,921
Total Net Parent investment		51,885,027	57,347,921
Total liabilities and Net Parent investment		$78,691,562	$88,541,024

The accompanying notes are an integral part of these Carve-Out Financial Statements.

Crackle U.S.

(A Business of Sony Pictures Entertainment)

Carve-Out Statements of Operations

		Years ended March 31,
	Notes	2019	2018
Revenues	3, 4
Direct advertisement		$20,516,085	$29,717,107
Reseller advertisement		14,503,685	12,636,509
Advertisement representation		28,451,842	47,291,738
Other		2,312,696	143,350
Total revenues		65,784,308	89,788,704
Cost of sales		65,558,710	76,837,932
Gross profit		225,598	12,950,772
Operating expenses
Selling, general and administrative	2	44,357,634	56,308,419
Goodwill impairment	5	8,800,000	-
Total operating expenses		53,157,634	56,308,419
Operating loss		(52,932,036)	(43,357,647)
Loss before income taxes		(52,932,036)	(43,357,647)
Income tax (provision) benefit	8	-	-
Net loss		$(52,932,036)	$(43,357,647)

The accompanying notes are an integral part of these Carve-Out Financial Statements.

Crackle u.s.

(A Business of Sony Pictures Entertainment)

Carve-Out Statements of Changes in Net Parent Investment

Total Net Parent Investment
Balance as of March 31, 2017	$58,913,158
Net loss	(43,357,647)
Net transfers from Parent	41,792,410
Balance as of March 31, 2018	57,347,921
Net loss	(52,932,036)
Net transfers from Parent	47,469,142
Balance as of March 31, 2019	$51,885,027

The accompanying notes are an integral part of these Carve-Out Financial Statements.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Carve-Out Statements of Cash Flows

	Years ended March 31,
	2019	2018
Cash flows from operating activities
Net loss	$(52,932,036)	$(43,357,647)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization	17,755,225	15,189,901
Goodwill impairment	8,800,000	-
Provisions for bad debt	96,671	605,798
Changes in operating assets and liabilities:
(Increases) decreases in:
Accounts receivable, net	7,007,090	(6,678,836)
Current programming rights, net	(18,346,007)	(13,031,256)
Prepaid expenses and other current assets	(1,355,692)	179,261
Non-current programming rights	(4,094,796)	(256,249)
Increases (decreases) in:
Accounts payable	(47,601)	861,231
Due to related parties	(2,521,429)	2,052,936
Representation fees payable	1,018,603	-
Accrued expenses	(2,596,705)	1,229,608
Current programming obligations	(741,936)	1,412,843
Non-current programming obligations	502,500	-
Net cash used in operating activities	(47,456,113)	(41,792,410)

Investing activities:
Capital expenditures	(13,029)	-
Net cash used in investing activities	(13,029)	-

Financing activities:
Net transfers from Parent	47,469,142	41,792,410
Net cash provided by financing activities	47,469,142	41,792,410

Net change in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	-	-

The accompanying notes are an integral part of these Carve-Out Financial Statements.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

Notes to Carve-Out Financial Statements

(1)	Nature of operations and background

Crackle U.S. (the “Company”) is an advertiser-supported video on demand (“AVOD”) business based in Culver City, California. The Company allows its users to view premium video content, such as TV shows and feature films, through its online platform across a variety of internet-connected digital devices including mobile, tablet, smart TV, desktop and console. Users have unlimited access to stream content from the Company’s content library without a subscription or usage fee. The Company primarily generates revenues from placing advertisements on its platform through direct and reseller channels, and on behalf of its advertisement representation partners.

The Company commenced operations in 2004 as an online video company called Grouper Networks Inc (“Grouper”). In August 2006, Grouper was acquired by CPE Holdings, Inc. (“CPEH”), a Delaware corporation and subsidiary of Sony Pictures Entertainment Inc. (the “Parent” or “SPE”), in an all cash transaction. The business was then rebranded and commenced operations as a wholly owned subsidiary called Crackle, Inc. (the “Subsidiary”).

On March 27, 2019, Chicken Soup for the Soul Entertainment, Inc. (“CSSE”), a media company headquartered in Connecticut, CPEH, and the Subsidiary entered into a definitive agreement (the “Contribution Agreement”) to form a joint venture entity (the “Transaction”). The newly formed joint venture is operating as a Delaware limited liability company called Crackle Plus, LLC (“Crackle Plus”).

Pursuant to the Contribution Agreement, the Subsidiary and its affiliates contributed certain U.S. and Canadian assets and liabilities of the Company to the joint venture in exchange for equity interests in CSSE and Crackle Plus. Upon consummation, the Subsidiary received 37,000 units of preferred equity and 1,000 units of common equity of Crackle Plus. During the six month period following the first anniversary of the consummation of the Transaction (the “Exercise Period”), the Subsidiary has the right to convert all of its preferred units in Crackle Plus into a number of common units that, when added to the common units in Crackle Plus then held by the Subsidiary, will provide the Subsidiary with a 49% ownership interest in Crackle Plus on a fully diluted basis (the “Conversion Right”). In lieu of exercising the Conversion Right, during the Exercise Period, the Subsidiary has the right to require CSSE to purchase all of the Subsidiary’s interest in Crackle Plus through the issuance of CSSE’s 9.75% Series A Perpetual Preferred Shares (“CSSE Preferred Shares”) or, at CSSE’s election, an amount of cash based on the number of CSSE Preferred Shares that would have been issued using a price per share of $25. Further, CPEH received warrants to purchase (a) 800,000 shares of the Class A common stock of CSSE at an exercise price of $8.13 per share, (b) warrants to purchase 1,200,000 shares of the Class A common stock of CSSE at an exercise price of $9.67 per share, (c) warrants to purchase 380,000 shares of the Class A common stock of CSSE at an exercise price of $11.61 per share, and (d) warrants to purchase 1,620,000 shares of the Class A common stock of CSSE at an exercise price of $11.61 per share (collectively, the “Transaction Consideration”).

The Transaction was consummated on May 14, 2019 (“Closing”). Upon Closing, the Company and CSSE entered into an amended and restated operating agreement (the “JV Operating Agreement”).

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

(2)	Basis of presentation

The Carve-Out Financial Statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Throughout the periods covered by the Carve-Out Financial Statements, the Company did not operate as a separate stand-alone entity but, rather as a business of the Parent. Consequently, stand-alone financial statements were not historically prepared for the Company. The Carve-Out Financial Statements have been prepared in connection with the Transaction, and are derived from the accounting records of the Parent using the historical results of operations and the historical bases of assets and liabilities of the Company, adjusted as necessary to conform to U.S. GAAP. The Carve-Out Financial Statements present the assets, liabilities, revenues, and expenses directly attributed to the Company as well as certain allocations from the Parent. Intercompany balances and transactions between the Company and the Parent have been presented in Net Parent investment within the Carve-Out Balance Sheets. The Parent’s debt and the related interest expense have not been allocated and reflected within the Carve-Out Financial Statements as the Company is not the legal obligor of the debt and the Parent’s borrowings were not directly attributable to the Company’s business. The Carve-Out Financial Statements may, therefore, not reflect the results of operations, financial position or cash flows that would have resulted had the Company been operated as a separate entity.

Cash management

Cash is not included within the Carve-Out Balance Sheets as the Company historically received funding to cover any shortfalls on operating cash requirements through a centralized treasury function of the Parent. Given the Company became a part of a newly formed joint venture on May 14, 2019, the Parent no longer has a controlling financial interest in the Company and therefore, financial support is no longer needed from Parent.

Net Parent investment

As the Carve-Out Financial Statements are derived from the historical records of the Parent, the historical equity accounts are eliminated and Net Parent investment is presented in lieu of shareholders’ equity on the Carve-Out Balance Sheets. The primary components of the Net Parent investment are intercompany balances other than related party payables and the allocation of shared costs.

Cost allocation and attribution

The Carve-Out Statements of Operations include all costs directly attributable to the Company, as well as costs for certain functions and services used by the Company that have been allocated from the Parent and affiliates. Costs were allocated to the financial statements for certain operating, selling, governance and corporate functions such as direct labor, overhead, sales and marketing, administration, legal and information technology. The costs for these services and support functions were allocated to the Company using either specific identification or a pro-rata allocation using revenues or other drivers. Management believes the methodology for cost allocations is a reasonable reflection of common expenses incurred by the Parent and affiliates on the Company’s behalf.

For the fiscal year ended March 31, 2019, the Company had $19,155,271 of total allocated and directly attributable costs, of which $5,564,052 were included in Cost of sales and $13,591,219 in Selling, general and administrative within the Carve-Out Statements of Operations.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

For the fiscal year ended March 31, 2018, the Company had $18,618,648 of total allocated and directly attributable costs, of which $4,889,616 were included in Cost of sales and $13,729,032 in Selling, general and administrative within the Carve-Out Statements of Operations.

(3)	Summary of significant accounting policies

a)	Use of estimates

The Carve-Out Financial Statements have been prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Carve-Out Balance Sheets and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions include those used in determining the fair value of the Company for goodwill impairment, revenue recognition, allowance for doubtful accounts, programming rights and obligations, valuation of deferred tax assets, and corporate allocations. Actual results may differ from those estimates.

b)	Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from contracts with Customers, which superseded the previous revenue recognition requirements. The new guidance, along with related amendments, requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected to early adopt the new revenue recognition standard on April 1, 2017 using the modified retrospective approach to all contracts at the date of adoption. Management performed an assessment and determined that the cumulative effect of adopting this standard was not material to the Carve-Out Financial Statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, which simplified the analysis for goodwill impairment. This ASU eliminated the second step from the goodwill impairment test. Instead, an entity performs its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The Company elected to early adopt this ASU beginning March 31, 2017 and eliminated Step 2 from the goodwill impairment tests performed starting fiscal year 2017.

In February 2016, the FASB issued ASU 2016-02, Leases, which amended the previous leasing guidance. The new guidance, along with related amendments, requires substantially all leases to be recognized on the balance sheet. This ASU will be effective for the Company beginning April 1, 2020, and early adoption is permitted. The Company is currently evaluating the potential impact of adopting this standard.

In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, which updates the guidance for the capitalization of film costs associated with episodic television series, requires the use of fair value rather than net realizable value when determining potential impairments of broadcasting rights, and modifies the presentation and disclosure requirements for films and broadcasting rights. In addition, upon capitalization of film costs entities are required to determine qualitatively whether the predominant monetization strategy is on a title-by-title basis or together with other films and/or broadcast rights as part of a film group, such as in the case of a release of a film as part of a library of content on a streaming service. In the case of a film group, impairments are evaluated at the overall film group level rather than the individual title level. This ASU will be for the Company beginning April 1, 2020. The Company is currently evaluating the potential impact of adopting this standard.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

c)	Revenue recognition

Revenues are recognized when control of the promised services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company primarily generates revenues through the following advertising arrangements.

•	Direct advertisement revenues are generated from arrangements whereby ad inventory on its AVOD platform are primarily sold directly to ad agencies representing an advertiser. The Company earns revenues on a cost-per-mille basis (“CPM basis”) as ad impressions are run on the inventory sold to ad agencies. The Company considers the ad agency to be its customer in these transactions and revenue is presented as the gross receipts from the agencies.

•	Reseller advertisement revenues are generated through the sale of ad inventory on the AVOD platform to non-exclusive resellers. The Company earns revenues on a CPM basis as ad impressions are run on the ad inventory made available to resellers. The Company has determined that the resellers generally control the ad inventory prior to its transfer to the end advertiser, as evidenced by their ability to select their own customers and establish pricing through separately executed contracts to which the Company lacks visibility. Accordingly, the Company considers the reseller to be the customer in these transactions and revenue is presented as the gross receipts from the resellers.

•	Advertisement representation revenues are generated by selling ad inventory on behalf of affiliated and third party over-the-top platforms (collectively, "Ad Rep Partners"). The Company earns revenues as placed advertisements are run on the available ad inventory of its Ad Rep Partners. The Company collects on an invoice and remits a portion due to the Ad Rep Partners derived as a percentage of the total consideration invoiced, measured on a CPM basis, to the end advertiser. While the Company sells ad inventory on behalf of the Ad Rep Partner platforms, the Company has determined that it acts as the principal in the arrangement as it controls the ad inventory prior to its transfer to the end advertiser. Control is evidenced through the Company’s ability to choose the advertiser, the ultimate responsibility to fulfill the ad inventory and ability to set pricing. Accordingly, advertising representation revenues are presented as the gross receipts from advertisers and the amount remitted to the Ad Rep Partners are recorded as cost of sales. In addition, in the fiscal year ended March 31, 2019 an advertising representation arrangement with an affiliated platform was terminated, and the Company received consideration for certain ongoing and future advertisements for which the affiliated platform became the principal. The consideration received from the affiliated platform under the terminated arrangement is presented in Other Revenues. Refer to Note 10, Related party transactions for additional information related to the affiliated Ad Rep Partners.

Contracts with customers are generally evidenced through the combination of a master agreement and an insertion order (“IO”). Advertising revenues are recognized over time as a single performance obligation as a series as the ad impressions are delivered per the IO. Contracts with customers are generally short term in nature and billing generally occurs on a monthly basis as monthly activity is reported. Customers are generally billed in arrears with payment due in 30 days.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

d)	Accounts receivable

Accounts receivable is recorded at the invoiced amount and do not bear interest. The Company monitors the collection of receivables and maintains an allowance for doubtful accounts based upon the aging of such receivables and specific collection issues that may be identified. When receivables are deemed to be uncollectible, amounts are written off to bad debt expense.

e)	Equipment

Equipment is stated at cost less accumulated depreciation. Equipment is depreciated on the straight-line method over an estimated useful life of 3 years. Maintenance and repairs are expensed as incurred.

f)	Goodwill

Goodwill represents the excess of the purchase price over the fair value assigned to assets acquired and liabilities assumed in a business acquisition. Goodwill is tested for impairment on an annual basis, and between annual tests if an event occurs and circumstances change that will more likely than not reduce the fair value of the goodwill below its carrying value. The Company has a single reporting unit, and tests goodwill based on a comparison of the estimated fair value of the reporting unit with the carrying amount for the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized. The Company uses valuation models with significant unobservable inputs and assumptions to determine the current fair value of its reporting unit.

g)	Programming rights and obligations

Programming rights acquired under license agreements are recorded as an asset and a corresponding liability upon commencement of the license period. The programming rights are presented at the lower of unamortized cost or estimated net realizable value on a program by program basis, and amortized over the license period using a straight line method beginning with the first month of availability. Programming rights expected to be amortized within one year are classified as current within the Carve-Out Balance Sheets. The amortization expense is included in Cost of sales within the Carve-Out Statements of Operations.

Programming obligations represent the gross commitment amounts to be paid to program suppliers over the life of the contracts. Payments for programming obligations, which are due within one year, are classified as current within the Carve-Out Balance Sheets.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

h)	Fair value measurements

Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The framework for measuring fair value provides a hierarchy that gives the highest priority to observable inputs that reflect market data obtained from independent sources and the lowest priority to unobservable inputs that represent market assumptions.

The three levels of the fair value hierarchy are as follows:

•	Level 1: unadjusted quoted prices that are available in active markets for the identical assets or liabilities.

•	Level 2: other observable inputs available at the measurement date, other than quoted prices included in Level 1.

•	Level 3: significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment.

The fair value of the Company’s financial instruments including accounts receivable, prepaid expenses, accounts payable and accrued expenses as of March 31, 2019 and 2018, approximated their carrying value due to the relative short-term nature of these instruments.

i)	Cost of sales

Costs classified as cost of sales relate to the advertisement representation fees earned by the Ad Rep Partners and costs of maintaining the AVOD platform, and include items such as hosting bandwidth costs, website traffic report costs, royalty fees, and music costs. Cost of sales also includes content license fees payable to an affiliate and the amortization expense associated with programming rights.

j)	Selling, general and administrative

Costs classified as Selling, general and administrative expenses relate to promoting and selling products and include items such as advertising, marketing expenses, officers’ salaries and personnel expenses.

k)	Advertising

Advertising costs are expensed as incurred. Advertising expense are included within Selling, general and administrative expenses and amounted to $12,439,685 and $24,501,864 for the fiscal years ended March 31, 2019 and 2018, respectively.

l)	Income taxes

The Company’s operations have historically been included in Parent’s combined U.S. income tax returns. Income tax expense included in the financial statements has been calculated following the separate return method, as if the Company was a stand-alone enterprise and a separate taxpayer for the periods presented. The calculation of income taxes on a separate return basis requires considerable judgment and the use of both estimates and allocations that affect the calculation of certain tax liabilities and the determination of the recoverability of certain deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. As a result, the Company’s deferred income tax rate and deferred tax balances may differ from those in Parent’s historical results.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

The provision for income taxes is determined using the asset and liability approach. Deferred taxes represent the future tax consequences expected when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes result from differences between financial statement and tax bases of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In evaluating the Company’s ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and results of operations. Any tax carryforwards reflected in the financial statements have also been determined using the separate return method. Tax carryforwards include net operating losses.

The complexity of tax regulations requires assessments of uncertainties in estimating taxes the Company will ultimately pay. The Company recognizes liabilities for anticipated tax audit uncertainties based on its estimate of whether, and the extent to which additional taxes would be due on a separate return basis. Tax liabilities are presented net of any related tax loss carryforwards.

(4)	Revenues

Contract balances

Contract assets are rights to consideration in exchange for goods or services that the entity has transferred to a customer when that right is conditional on something other than the passage of time. Receivables represent an unconditional right to consideration. Contract liabilities arise when consideration is received in advance of providing the goods or services promised in the contract.

The Company generally invoices customers in arrears on a monthly basis in accordance with the number of advertisements placed or impressions delivered during the month. The Company generally invoices customers when the right to consideration becomes unconditional, and as such, the only contract balances the Company recognizes are accounts receivable as presented on the Carve-Out Balance Sheets.

Remaining performance obligations

The Company has elected to use the practical expedient under the relevant accounting guidance to omit disclosure of remaining (or partially unsatisfied) performance obligations as the related contracts have an original expected duration of one year or less.

Contract costs

The Company has elected to use the practical expedient under the relevant accounting guidance to expense sales commissions as incurred because the amortization period is generally one year or less. These commission costs are recorded within Selling, general and administrative expenses.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

(5)	Goodwill, net

Goodwill, net is as follows:

Balance as of March 31, 2017	$57,817,709
Accumulated impairment losses	-
Additional goodwill recognized	-
Impairment losses recognized during the period	-
Balance as of March 31, 2018	57,817,709
Accumulated impairment losses	-
Additional goodwill recognized	-
Impairment losses recognized during the period	(8,800,000)
Balance as of March 31, 2019	$49,017,709

Goodwill impairment analysis

As of March 31, 2018, the Company performed its goodwill impairment analysis, which indicated that the estimated fair value of the reporting unit exceeded its carrying value. Therefore, no impairment charge was recorded.

The third quarter of the fiscal year ended March 31, 2019 saw a continued challenging market environment in which the Company operates. The Company’s operating underperformance versus management expectations in the third quarter, with an expectation that such trends may continue into the fourth quarter, led management to reconsider the Company’s operating model. Concurrently, management opened an exploratory sale process to gauge market interest in the Company. Bids received during this process were lower than management’s fair value expectations. The Company concluded that these factors represented triggering events which required the Company to test its goodwill for impairment. The market-based valuation model used in the test utilized multiples ranging from 0.5x to 1.25x, depending on the source of the Company’s revenues for the nine months ended December 31, 2018 and the forecast through March 31, 2019. The inputs and assumptions utilized in the goodwill impairment analysis for the nine months ended December 31, 2018 are classified as Level 3 inputs in the fair value hierarchy. As a result of the impairment test, the Company recorded a goodwill impairment loss of $4,700,000 during the third quarter ended December 31, 2018.

The Company performed its annual goodwill impairment analysis as of March 31, 2019. The Company’s determination of the estimated fair value of the reporting unit for the goodwill impairment analyses during the fiscal year ended March 31, 2019 was based on the Transaction Consideration. The Company believes that this approach is the most reliable indication of fair value as it utilizes the price for the Transaction ultimately entered into during the fourth quarter of the fiscal year ended March 31, 2019. This measurement is based on both significant observable inputs classified as Level 1 and unobservable inputs classified as Level 3. The significant inputs and assumptions are as follows:

•	The fair value of the CSSE Preferred Shares was determined using the measurement date close price from a public stock exchange.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

•	The fair value of the warrants was determined using the Black-Scholes option valuation model. The risk free rate was 2.53% and the expected volatility of the underlying stock price was 30%.

As a result of the goodwill impairment test as of March 31, 2019, the Company recorded an additional impairment loss of $4,100,000 for a total goodwill impairment loss for the fiscal year ended March 31, 2019 of $8,800,000.

(6)	Accrued expenses

Accrued expenses consist of the following:

	March 31,
	2019	2018
Accrued expenses	$4,191,641	$4,637,744
Accrued marketing expenses	1,136,511	3,527,745
Accrued bonuses	1,930,179	1,518,641
Other	289,322	460,228
Total accrued expenses	$7,547,653	$10,144,358

(7)	Restructuring charges

As part of its effort to improve the performance of the AVOD business, the Company has undertaken a number of restructuring initiatives. The restructuring activities are generally short term in nature and are generally completed within one year of initiation.

The Company has undergone a headcount reduction program to further reduce operating costs primarily in an effort to improve its performance. These activities resulted in restructuring charges primarily consisting of severance payments totaling $642,320 and $75,090 for the fiscal years ended March 31, 2019 and 2018, respectively.

The accrued employee termination benefits costs in the table below are included in Accrued expenses within the Carve-Out Balance Sheets and the corresponding expenses are included in Selling, general and administrative within the Carve-Out Statements of Operations.

Employee termination benefits
Accrual Balance as of March 31, 2017	$-
Restructuring charges	75,090
Payments	(5,090)
Accrual Balance as of March 31, 2018	70,000
Restructuring charges	642,320
Payments	(712,320)
Accrual Balance as of March 31, 2019	$-

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

(8)	Income tax

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (“TCJA”), which made substantial changes to corporate income tax laws. Among the key provisions are a U.S. corporate tax rate reduction from 35% to 21% effective for tax years beginning January 1, 2018; an acceleration of expensing for certain business assets; a one-time transition tax on the deemed repatriation of cumulative earnings from foreign subsidiaries; and changes to U.S. taxation of foreign earnings from a worldwide to a territorial tax system effective for tax years beginning January 1, 2018. As of March 31, 2019, the Company has recognized the effects of TCJA in the Carve-Out Financial Statements.

During 2017, the Company recorded a tax benefit of $24 million as a result of the remeasurement of deferred tax assets and liabilities and other provisions of U.S. tax reform. This was offset by a tax expense of $24 million for the valuation allowance recorded against the net change in deferred tax assets as a result of tax reform.

The components of loss from continuing operations before income taxes for the periods were as follows (in thousands):

	Fiscal Year Ended March 31,
	2019	2018
Domestic	$(52,932)	$(43,358)
Foreign	-	-
Total loss from continuing operations before income taxes	$(52,932)	$(43,358)

The principal items of the U.S. and foreign net deferred tax assets and liabilities are as follows (in thousands):

	Fiscal Year Ended March 31,
	2019	2018
Deferred tax assets:
Net operating losses	$68,028	$55,981
Amortization	9	20
Accrued expenses	543	425
Allowance for doubtful accounts and other reserves	139	115
Less: valuation allowance	(68,716)	(56,534)
Total deferred tax assets	3	7
Deferred tax liabilities:
Depreciation	(3)	(7)
Total deferred tax liabilities	$(3)	$(7)
Net deferred tax asset (liability)	$-	$-

As of March 31, 2019, the Company had U.S. federal net operating loss carry forwards ("Federal NOL") of approximately $243 million, which generated a deferred tax asset of $51 million. Losses generated during the fiscal year ended March 31, 2019 have indefinite lives but may only offset 80% of taxable income. Currently, the Company records a valuation allowance on its U.S. federal tax loss carry forwards as it is more likely than not that the Federal NOL carry forwards will not be utilized in the future. As of March 31, 2019, the Company had state net operating loss carry forwards ("State NOL") which generated a deferred tax asset of $17 million, offset with a valuation allowance as it is more likely than not that the State NOL carry forwards will not be utilized in the future. In addition, the Company recorded an additional valuation allowance of $0.7 million against its remaining federal and state deferred tax assets.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

As of March 31, 2018, the Company had U.S. Federal NOL carry forwards of approximately $200 million, which generated a deferred tax asset of $42 million. Currently, the Company records a valuation allowance on its U.S. federal tax loss carry forwards as it is more likely than not that the Federal NOL carry forwards will not be utilized in the future. As of March 31, 2018, the Company had State NOL carry forwards which generated a deferred tax asset of $14 million, offset with a valuation allowance as it is more likely than not that the State NOL carry forwards will not be utilized in the future. In addition, the Company recorded an additional valuation allowance of $0.6 million against its remaining federal and state deferred tax assets.

The net operating losses discussed and included in the table above are applicable for the Carve-Out Financial Statements, and do not reflect the actual net operating losses available for future use. These net operating losses were utilized by the Company’s Parent in its consolidated return, and as such, would not exist for the Company’s future use.

In determining valuation allowances, an assessment of positive and negative evidence was performed regarding realization of the net deferred tax assets. This assessment included the evaluation of cumulative earnings and losses in recent years, scheduled reversals of net deferred tax liabilities, the availability of carry forwards and the remaining period of the respective carry forward, future taxable income and any applicable tax-planning strategies that are available.

The significant items in the reconciliation of the statutory and effective income tax rates consisted of the following:

	Fiscal Year Ended March 31,
	2019	2018
Statutory federal income tax expense (benefit) rate	21.0%	31.5%
State and local income tax expense, net of federal income tax effect	5.7%	6.1%
Domestic permanent differences	-3.7%	-0.3%
Tax Reform	0.0%	-56.3%
Valuation allowance	-23.0%	19.0%
Effective income tax expense (benefit)	0.0%	0.0%

For the fiscal years ended March 31, 2019 and 2018, the Company did not record any tax benefit (expense). This is as a result of the Company recording a valuation allowance against its net deferred tax assets.

As of March 31, 2019 and 2018, there were no unrecognized tax benefits.

(9)	Commitments and contingencies

Programming obligations

The Company enters into long-term contracts for programming content that cover various periods up to 5 years.

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

Programming obligations are recognized when the license period begins and the content is available for showing. At March 31, 2019 and 2018, $3,850,243 and $3,675,093 of programming obligations met the recognition criteria, respectively.

As of March 31, 2019, $6,746,725 of obligations are not reflected within the Carve-Out Balance Sheets as they did not yet meet the criteria for recognition. The following is a schedule of future contractual obligations under the Company’s programming obligations as of March 31, 2019:

Years ending March 31,	Future Contractual Obligations
2020	$3,147,500
2021	1,354,225
2022	1,020,000
2023	525,000
2024	700,000
Total	$6,746,725

Litigation and other claims

From time to time, the Company may be subject to certain litigation and other claims that arise in the ordinary course of business. Pending settlements and final judgments that are considered probable of being rendered against the Company and that can be reasonably estimated are accrued. At March 31, 2019, there are no pending legal matters that would have a material adverse effect on the financial position, results of operations or cash flows.

(10)	Related party transactions

In the normal course of business, the Company enters into transactions with related parties. Related parties include entities that share common control or management. The outstanding related party balances presented within the Carve-Out Balance Sheets will be settled following the consummation of the Transaction.

Due to related parties

The Company’s due to related parties’ balances are comprised of the following:

	March 31, 2019	March 31, 2018
Participation payable	$12,970,955	$15,595,412
Programming Obligations	2,676,836	2,262,250
Other	83,124	394,682
Total	$15,730,915	$18,252,344

crackle u.s.

(A Business of Sony Pictures Entertainment)

Notes to Carve-Out Financial Statements

Participation payable – The revenues earned from the transactions with Sony Interactive and Funimation (collectively the “Sony affiliates”), arise through advertisement sales representation arrangements whereby the Company sells advertisement on behalf of the Sony affiliates. Revenue is recognized as the gross receipts, and the amounts due to the Sony affiliates are recorded as cost of sales in the corresponding period of the revenue recognized. For the fiscal years ended March 31, 2019 and 2018, the gross revenues earned through the ad representation transactions were $28,451,842 and $47,291,738 and the corresponding payable to the Sony affiliates were $22,493,983 and $35,144,108, respectively. For the fiscal year ended March 31, 2019, the consideration received under the terminated advertising representation arrangement included within Other Revenues was $2,027,234.

Programming obligations – Content license fees for the right to use programming owned or developed by Parent are included in this balance.

Other – The fees to place the Crackle application on different Sony affiliated platforms such as Playstation and Sony TV are included in this balance.

Content licensing fees with SPE affiliate

The Company has a revenue share arrangement for content and services acquired from an affiliate. Under this arrangement, the Company has agreed to remit a percentage of the ad revenues generated from advertisements placed during content produced by the affiliate. Revenue is recognized as the gross receipts and the amounts due to the SPE affiliates are recorded as cost of sales in the corresponding period of the revenue recognized.

For the fiscal years ended March 31, 2019 and 2018, the gross revenues earned under this licensing arrangement were $9,839,487 and $6,859,360, respectively, and the portion of the ad revenues to remit to the affiliate were $5,903,692 and $4,115,616, respectively.

(11)	Subsequent events

The Company has evaluated subsequent events through July 30, 2019, the date these financial statements were available for issuance, for disclosure or recognition within the Carve-Out Financial Statements as appropriate.

F-78

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 14, 2019, Chicken Soup for the Soul Entertainment, Inc. a Delaware corporation (the “Company” ”, or “us”, “our” or similar terms) consummated (the “Closing”) the creation of a joint venture entity to be known as “Crackle Plus” (the “Crackle Transaction”), contemplated by the previously announced Contribution Agreement, dated as of March 27, 2019 (the “Contribution Agreement”) by and among the Company, Crackle Plus, LLC, a Delaware limited liability company (the “JV Entity”), CPE Holdings, Inc. (“CPEH”), a Delaware corporation and affiliate of Sony Pictures Television Inc. (“Sony”), and Crackle, Inc., a Delaware corporation and wholly owned subsidiary of CPEH (“Crackle” or “Crackle U.S.”). The Contribution Agreement provides, among other things, for the creation of a new streaming video joint venture to be known as “Crackle Plus” and for the contribution by CPEH and its affiliates of certain U.S. and Canadian assets of the Crackle branded advertising-based video on demand streaming business to the JV Entity and for the contribution by the Company and its affiliates of certain assets of their advertising-based and subscription-based video on demand businesses to the JV Entity.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting (ASC 805 “Business Combinations”), with the Company considered the acquirer of Crackle U.S. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, the Company has completed only a preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Crackle transaction and is in the process of completing a final allocation of such purchase price. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial information, and these differences may be material.

The unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of Chicken Soup for the Soul Entertainment and Crackle U.S. adjusted to give effect to events and circumstances that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. Specifically, at the time of the consummation of the business combination, the Company has changed the way that Crackle operates by identifying four key areas to reduce costs and improve margins; technology, marketing, content and SG&A. Directly attributable pro forma adjustments consist of:

•	The Company worked with Sony to consolidate technology costs onto Sony’s shared platform.
•	Upon creation of the JV Entity, technology costs were reduced significantly.
•

Marketing spend was also significantly reduced as the Company excluded Sony’s marketing agreements from transferred assets and will use its owned-and-operated networks and brand related social media to drive growth through cross-promotion.

•	Fixed fee content agreements were replaced with revenue sharing agreements between Crackle Plus, the Company and Sony.
•	Duplicative roles within the Company’s and Crackle’s operations teams were evaluated, and staff was reduced to streamline operations.

The unaudited pro forma condensed combined statements of operations of Chicken Soup for the Soul Entertainment for the quarter ended March 31, 2019 and for the year ended December 31, 2018 give effect to the Crackle transaction as if the transaction had been consummated on January 1, 2018. The unaudited pro forma condensed combined balance sheet information at March 31, 2019 has been prepared as if the transaction was consummated as of March 31, 2019.

The unaudited pro forma condensed combined balance sheet and statements of operations were prepared based on the historical: (i) consolidated statements of operations of Chicken Soup for the Soul Entertainment; and (ii) carve-out statements of operations of Crackle U.S.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 were prepared utilizing the Crackle U.S. March 31, 2019 year-end carve-out financial statements. As per SEC FRM 1440 the fiscal year end of Crackle U.S. is within 93 days of the Company fiscal year end of December 31, 2018 and thus no adjustments to conform the year ended March 31, 2019 carve-out financial statements of the Crackle U.S. have been made. Further, the periods combined are comparable because the number of months combined are the same, therefore no adjustment is necessary. Given this combination, the inclusion of the quarter to date period March 31, 2019 of Crackle U.S. in the unaudited pro forma condensed combined statements of operations presented periods has been duplicated. The duplicative inclusion of this period has not resulted in the inclusion of any unusual charges or adjustments in the prepared and presented unaudited pro forma periods, except for the goodwill impairment expense recorded in the quarter, which we have not deemed to be unusual requiring adjustment. Given the consistent nature of the results of the business and the fair presentation of comparable periods we have deemed it an accurate depiction of the quarter for purposes of the presented unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s audited historical consolidated financial statements as of and for the year ended December 31, 2018, which have been filed with the Securities and Exchange Commission (“SEC”), and the audited historical carve-out financial statements as of and for the years ended March 31, 2019 and 2018 of Crackle U.S., incorporated by reference or included in this Current Report on Form 8-K/A (Exhibit 99.1).

In management’s opinion, all adjustments necessary to reflect the significant effects of the Crackle transaction have been made. These combined financial statements are based on assumptions and estimates considered appropriate by our management; however, they are unaudited and are not necessarily, and should not be assumed to be, an indication of our financial position or results of operations that would have been achieved had the acquisitions been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not include all of the effects of cost savings that may result from operating efficiencies as a result of the Crackle transaction. The historical financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Crackle transaction, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual results of operations of Crackle Plus would have been had the Crackle Transaction occurred on the date assumed or any other date, nor is it necessarily indicative of Crackle Plus’s future results of operations for any future period or as of any future date. The unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that the Company’s management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

The actual amounts recorded as of the closing of the Crackle Transaction may differ materially from the information presented in the unaudited pro forma condensed combined financial information as a result of several factors, including the following:

•	completion of final valuation procedures on Crackle U.S.’s net assets, which could result in materially different fair values of acquired assets and liabilities;

•	changes in Crackle U.S.’s net assets between the pro forma balance sheet as of March 31, 2019 and the closing of the Transaction, which could impact the estimated fair values as of the consummation of the Crackle Transaction;

•	the impact of our streamlining of the combined Crackle Plus operations

Chicken Soup for the Soul Entertainment, Inc.

Pro Forma Condensed Combined Balance Sheet

As of March 31, 2019

(unaudited)

	CSS		Pro Forma		Pro Forma
	Entertainment	Crackle U.S. (1)	Adjustments		Combined
ASSETS

Cash and cash equivalents	$3,043,110	$-	$-		$3,043,110
Restricted cash	750,000				750,000
Accounts receivable, net	10,305,684	17,086,178			27,391,862
Prepaid expenses	358,384	1,562,767			1,921,151
Inventory, net	286,601				286,601
Current programming rights, net	-	2,516,101			2,516,101
Goodwill	2,537,079	49,017,709	10,705,069	(A)	62,259,857
Indefinite lived intangible assets	12,163,943		30,487,527	(A)	42,651,470
Intangible assets, net	2,780,505		20,974,761	(A)	23,755,266
Film library, net	27,287,110				27,287,110
Due from affiliated companies	3,198,936				3,198,936
Programming costs, net	12,876,296				12,876,296
Non-current programming rights	-	8,500,120			8,500,120
Equipment, net	-	8,687	(8,687)	(B)	-
Deferred tax asset	917,000				917,000
Other assets, net	337,362				337,362

Total assets	$76,842,010	$78,691,562	$62,158,670		$217,692,242

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of commercial loan	$1,000,000				1,000,000
Current programming obligations	-	670,907			670,907
Non-current programming obligations	-	502,500			502,500
Commercial loan and revolving line of credit, net of
unamortized deferred finance cost of $308,731 and $334,554, respectively	6,347,578				6,347,578
Accounts payable and accrued expenses	3,860,127	8,883,610	22,896,236	(C)	35,639,973
Due to related parties	-	15,730,915	(15,730,915)	(C)	-
Representation fees payable	-	1,018,603			1,018,603
Film library acquisition obligations	2,988,850				2,988,850
Accrued participation costs	1,507,124				1,507,124
Other liabilities	64,107				64,107
Deferred revenue	12,938				12,938

Total liabilities	15,780,724	26,806,535	7,165,321		49,752,580

Redeemable noncontrolling interest			51,672,531	(D)	51,672,531

Stockholders' equity

Series A cumulative redeemable perpetual preferred stock, $.0001 par value, liquidation preference of $25.00 per share, 10,000,000 shares authorized; 1,058,497 and 918,497 shares issued and outstanding, respectively, redemption value of $26,462,425 and $22,962,425, respectively	106				106
Class A common stock, $.0001 par value, 70,000,000 shares authorized;
4,227,740 shares issued, 4,153,505 outstanding	421				421
Class B common stock, $.0001 par value, 20,000,000 shares authorized;
7,817,238 shares issued and outstanding	782				782
Net Parent investment	-	51,885,027	(51,885,027)	(E)	-
Additional paid-in capital	62,788,256		62,371,166	(E)	125,159,422
Retained (deficit) earnings	(1,095,550)		(7,165,321)	(E)	(8,260,871)
Class A common stock held in treasury, at cost (74,235 shares)	(632,729)				(632,729)

Total stockholders' equity	61,061,286	51,885,027	3,320,818		116,267,131

Total liabilities, redeemable noncontrolling interest and stockholders' equity	$76,842,010	78,691,562	62,158,670		217,692,242

(1)	Certain reclassifications were made to conform to CSS Entertainments’ financial statement presentation.

See accompanying notes to unaudited pro forma condensed combined information.

Chicken Soup for the Soul Entertainment, Inc.

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018
(unaudited)

	CSS		Pro Forma		Pro Forma
	Entertainment	Crackle U.S. (1)	Adjustments		Combined
Revenue, net	26,859,519	65,784,308			92,643,827
Cost of revenue	12,345,590	65,558,710	(29,629,305)	(F)	48,274,995
Gross profit	14,513,929	225,598	29,629,305		44,368,832
Operating expenses:
Selling, general and administrative	10,745,235	44,357,634	(35,943,445)	(G)	19,159,424
Management and license fees	2,666,907	-	6,578,431	(H)	9,245,338
Total operating expenses	13,412,142	44,357,634	(29,365,014)		28,404,762
Operating (loss) / income before Amortization	1,101,787	(44,132,036)	58,994,319		15,964,070
Amortization	326,988	-	4,194,952	(I)	4,521,940
Operating (loss) / income	774,799	(44,132,036)	54,799,367		11,442,130
Interest income	39,058	-			39,058
Interest expense	(388,036)	-	-		(388,036)
Acquisition-related costs	(396,793)	-	-		(396,793)
Goodwill impairment expense		(8,800,000)	-		(8,800,000)
Income / (loss) before income taxes and preferred dividends	29,028	(52,932,036)	54,799,367		1,896,359
Provision for (benefit from) income taxes	874,000	-	(363,310)	(J)	510,690
Net (loss) / income before noncontrolling interests and preferred dividends	(844,972)	(52,932,036)	55,162,677		1,385,669
Net (loss) / income attributable to noncontrolling interests			38,100	(K)	38,100
Net (loss) / income attributable to Chicken Soup for the Soul Entertainment, Inc.	(844,972)	(52,932,036)	55,124,577		1,347,569
Preferred dividends	1,112,910	-	-		1,112,910
Net (loss) / income available to common Stockholders	$(1,957,882)	(52,932,036)	55,124,577		234,659
Net (loss) / income per common share:
Basic and diluted	$(0.16)				0.02
Weighted average number of common shares outstanding:
Basic and diluted	11,944,528				11,944,528

(1)	Crackle U.S. financial information presented is for the year ended March 31, 2019, while the Company’s presented financial information is for the year ended December 31, 2018. Given the combined year end dates are within 93 days and the combined periods are the same as per SEC FRM 1440, no adjustments have been made to conform the financial statements.

See accompanying notes to unaudited pro forma condensed combined information.

Chicken Soup for the Soul Entertainment, Inc.

Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2019

(unaudited)

	CSS		Pro Forma		Pro Forma
	Entertainment	Crackle U.S.	Adjustments		Combined
Revenue, net	2,193,154	15,040,554	-		17,233,708
Cost of revenue	1,632,101	16,992,166	(8,004,622)	(L)	10,619,645
Gross profit	561,053	(1,951,612)	8,004,622		6,614,063
Operating expenses:
Selling, general and administrative	2,822,057	6,237,890	(5,156,864)	(M)	3,903,083
Management and license fees	219,270	-	1,504,055	(N)	1,723,325
Total operating expenses	3,041,327	6,237,890	(3,652,809)		5,626,408
Operating (loss) / income before Amortization	(2,480,274)	(8,189,502)	11,657,431		987,655
Amortization	205,623	-	1,048,738	(O)	1,254,361
Operating (loss) / income	(2,685,897)	(8,189,502)	10,608,693		(266,706)
Interest income	13,525	-	-		13,525
Interest expense	(141,123)	-	-		(141,123)
Acquisition-related costs	(397,935)	-	397,935	(P)	(0)
Goodwill impairment expense	-	(4,100,000)	-		(4,100,000)
(loss) / income before income taxes and preferred dividends	(3,211,430)	(12,289,502)	11,006,628		(4,494,304)
Provision for (benefit from) income taxes	(438,000)	-	(772,316)	(Q)	(1,210,316)
Net (loss) / income before noncontrolling interests and preferred dividends	(2,773,430)	(12,289,502)	11,778,944		(3,283,988)
Net (Loss) / income attributable to noncontrolling interests			(17,690)	(R)	(17,690)
Net (loss) / income attributable to Chicken Soup for the Soul Entertainment, Inc.	(2,773,430)	(12,289,502)	11,796,634		(3,266,298)
Preferred dividends	603,307	-	-		603,307
Net (loss) / income available to common Stockholders	$(3,376,737)	(12,289,502)	11,796,634		(3,869,605)
Net (loss) per common share:
Basic and diluted	$(0.28)				(0.32)
Weighted average number of common shares outstanding:
Basic and diluted	11,970,743				11,970,743

See accompanying notes to unaudited pro forma condensed combined information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation and Purchase Price Allocation

The historical condensed combined financial statements have been adjusted in the pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The Crackle transaction business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of the transaction assets acquired and liabilities assumed.

The pro forma combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. It also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma combined financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition and other planned cost savings initiatives following the completion of the business combination. The pro forma financial information strictly reflects transactions entered contractually as a part of the Crackle transaction which are directly attributable, factually supportable, and specifically having a continuing impact on the combined results within the pro forma adjustments.

Note 2 – Preliminary Purchase Price Allocation

The following table reconciles the preliminary purchase price for the Crackle transaction to the amount allocated, on a preliminary basis to the estimated fair values of the assets acquired and retained as well as liabilities assumed and retained:

Purchase Price Consideration Allocation:

Fair Value of Preferred Units	$36,350,000
Fair Value of Warrants in CSSE	10,899,204
Fair Value of Put Option	4,423,327
Total Estimated Purchase Price	51,672,531

The purchase price paid by the Company reflects the total consideration given in return for the ownership share available to Sony in the entity. Consideration given has been calculated at the fair market value of the Preferred Units in the JV; the four CSSE tranches of warrants and the Put option. The Company valued the securities based on the terms of the contribution agreement and the use of the Black Scholes model valuation technique on each of the respective components as follows,

1.	The preferred units have a stated value at the time of the acquisition of $36.35 million based upon the March 27, 2019 Contribution Agreement;

2.	The four (4) tranches of CSSE warrants were individually valued based on the Black Sholes valuation model using their respective terms and strike prices (ranging from a 5% to 50% premium over the initial market price of $7.74). Each tranche used a volatility of 58% and a 5-year risk free rate of 2.2%;

3.	The Put option given to Sony was valued via the Black-Sholes valuation model assuming an initial price of $36.35 million, strike price of $40M, volatility of 17% and term of 1.5 years reflecting the latest time that Sony could exercise their Put.

All consideration transferred has been determined to represent equity-classified contingent consideration and has been measured at fair value as of the acquisition date. Equity-classified contingent consideration is not remeasured following the acquisition date, and its subsequent settlement is accounted for within equity. The equity classification has been determined based on the terms of the transaction.

The Company has performed a preliminary valuation analysis of the fair market value of the Crackle transaction assets and liabilities. The following table summarizes the preliminary allocation of the estimated purchase price to the estimated fair values of the assets acquired and liabilities assumed in the Crackle transaction:

Purchase price consideration allocated to fair value of net assets acquired:

Accounts Receivable, net	$5,360,667
Programming Rights	754,598
Brand Value (Trademark)	30,487,527
Customer User Base	12,900,088
Content Rights	2,576,140
Partner Agreements	5,498,533
Goodwill	59,722,778
Accounts Payable & Accrued Expenses	(8,999,063)
Programming Obligations	(4,956,206)
Redeemable Noncontrolling Interest	(51,672,531)
Total Net Assets acquired	51,672,531

In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected growth rates, and estimated discount rates.

The amount related to other intangible assets represents the estimated fair values of the brand (trademark), customer user base, content rights, and partner agreements. These long lived assets are being amortized on a straight-line basis over their estimated useful lives of 3-7 years. The impact of the intangible asset amortization has been included as adjustments within the presented periods of unaudited pro forma statements of operations.

Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from the intangible assets acquired that do not qualify for separate recognition. The Company has preliminarily estimated $59.7 million of Goodwill in connection with the Crackle transaction.

The fair values of assets acquired, and liabilities assumed were based upon preliminary valuations performed for the preparation of the pro forma financial information and are subject to the final valuations. These estimates and assumptions are subject to change within the measurement period as additional information is obtained. A decrease in the fair value of the assets acquired or liabilities assumed in the Crackle transaction from the preliminary valuations presented would result in dollar for dollar corresponding increase or decrease, as applicable, in the amount of goodwill resulting from the transaction. In addition, if the value of the other intangible assets is higher than the amount included in these unaudited pro forma condensed combined financial statements, it may result in higher amortization expense than is presented herein. Any such increases could be material and could result in the Company’s actual future financial condition or results of operations differing materially from that presented herein. As permitted, the final determination of these estimated fair values will be completed as soon as possible but no later than one year from the acquisition date when the Company has completed the detailed valuations and calculations.

Note 3 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the Pro Forma Condensed Combined Balance Sheet as of March 31, 2019 which assume the transaction occurred as of March 31, 2019 consist of the following:

(A)	Represents adjustment to eliminate historical Crackle U.S. Goodwill and record the preliminary business combination determined Goodwill and Intangible assets,
	Adjustment to eliminate historical Crackle U.S. Goodwill	(49,017,709)
	To record Goodwill resulting from the business combination	59,722,778
	Total adjustments to Goodwill	10,705,069

	To record Indefinite lived Intangible Assets resulting from the business combination	30,487,527
	To record Definite lived Intangible Assets resulting from the business combination with useful lives of 3-7 years.	20,974,761
	Total adjustments to Intangible Assets	51,462,288

(B)	Represents adjustment to eliminate Crackle U.S. Equipment not contractually contributed as a part of the business combination.	(8,687)

(C)	Represents adjustment to accrue for acquisition related costs directly attributable to the transaction.	7,165,321
	Represents adjustment to reclass Ad Rep Partner liabilities on the balance sheet classified as related parties to Accounts Payable and Accrued Expenses as they are directly attributable to the ongoing business of Crackle Plus.	15,730,915
		22,896,236
	Represents adjustment to reclass related party fees for Ad Rep Partner liabilities previously classified as related parties per above.	(15,730,915)

(D)	Represents adjustment to record redeemable non-controlling interest in Crackle Plus held by Sony at 49% (equity attributable to Sony as a part of the Crackle transaction, as they have the right to increase ownership to 49% in the Crackle Plus entity). Based on the terms of the transaction agreement, the redeemable noncontrolling interest is redeemable into equity as upon exercise of the equity interest the company has the option to transfer equity in the form of Series A cumulative redeemable perpetual preferred stock in the Company or cash at the election of the Company, or into 49% equity stake in the Crackle Plus joint venture.	51,672,531
(E)	Represents adjustment to eliminate Crackle U.S. parent investment not applicable to the Crackle transaction and ongoing business.	(51,885,027)
(E)	Represents adjustment to record the Company controlling equity interests in the Crackle Plus entity.	62,371,166
(E)	Represents adjustment to record acquisition related expenses directly attributable to the transaction.	(7,165,321)
	Total adjustments to Stockholder’s Equity	3,320,818

Note 4 – Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments for the Year Ended December 31, 2018

Adjustments included in the column under the heading “Pro Forma Adjustments” in the Unaudited Condensed Combined Statement of Operations for the year ended December 31, 2018, which assume the transaction occurred as of January 1, 2018 consist of the following:

(F)	Represents adjustment to reduce content amortization and studio fees resulting from the consummation change in content license fee agreement structures. As a part of the business combination the parties entered into revenue share content AVOD agreements.	(17,957,770)
	Represents adjustment to reduce costs related to maintaining the AVOD platform as the Company entered as part of the business combination into a fixed fee agreement.	(11,671,535)
	Total adjustments to Cost of Revenue:	(29,629,305)

(G)	Represents adjustment to reduce marketing spend resulting from the termination of marketing contracts previously utilized by Crackle U.S. and excluded as contracts from assets transferred as a part of the business combination as the company uses its owned-and-operated networks and brand related social media to drive growth through cross-promotion.	(11,444,510)
	Represents adjustment for severed employees of the Crackle U.S. workforce, reducing duplicative roles between the two entities as per agreed and executed severance agreements upon the consummation.	(8,141,518)
	Represents adjustment to eliminate Sony corporate overhead allocation expenses not applicable to the Crackle Plus business. Costs historically allocated by Sony include costs for operating services contractually agreed to be provided by the parent company as a part of the business combination via the executed management fee agreement. Costs associated have been added as pro forma adjustment (H) below.	(16,357,417)
	Total adjustments to Selling, General, and Administrative:	(35,943,445)

(H)	Represents adjustment to record management fees agreed to as a part of the business combination for the period presented.	6,578,431
(I)	Represents adjustment to record valued acquisition related Intangible Asset amortization over the useful life of the intangible assets for the period presented on a straight-line basis.	4,194,952
(J)	Represents adjustment to record the effect of pro forma adjustments on income taxes calculated at a statutory tax rate of 26.93%.	(363,310)
(K)	Represents adjustment to record the effect of the noncontrolling equity interest of 1% held by Sony in the results of the Crackle Plus joint venture.	38,100

Note 5 – Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments for the Three Months Ended March 31, 2019

Adjustments included in the column under the heading “Pro Forma Adjustments” in the Unaudited Condensed Combined Statement of Operations for the three months ended March 31, 2019, which assume the transaction occurred as of January 1, 2018 consist of the following:

(L)	Represents adjustment to reduce content amortization and studio fees due to the change in content license fee structures. As a part of the business combination the parties entered into revenue share content AVOD agreements.	(4,779,414)
	Represents adjustment for terminated employees of the workforce of Crackle U.S., reducing duplicative roles between the two entities as per agreed and executed severance agreements entered prior to the consummation.	(3,225,208)
	Total adjustments to Cost of Revenue:	(8,004,622)

(M)	Represents adjustment to reduce marketing spend resulting from the termination of marketing contracts previously utilized by Crackle U.S. and excluded as contracts from assets transferred as a part of the business combination as the company uses its owned-and-operated networks and brand related social media to drive growth through cross-promotion.	(84,348)
	Represents adjustment for terminated employees of the workforce of Crackle U.S., reducing duplicative roles between the two entities as per agreed and executed severance agreements entered upon the consummation.	(1,259,337)
	Represents adjustment to eliminate Sony corporate overhead allocation expenses not applicable to the Crackle Plus business. Costs historically allocated by Sony include costs for operating services contractually agreed to be provided by the parent company as a part of the business combination via the executed management fee agreement. Costs associated have been added as pro forma adjustment (N) below.	(3,813,179)
	Total adjustments to Selling General and Administrative:	(5,156,864)

(N)	Represents adjustment to record additional management fees to be owed to affiliated company based on revenues earned under existing management & licensing agreements.	1,504,055
(O)	Represents adjustment to record valued acquisition related Intangible Asset amortization over the useful life of the intangible assets for the period presented on a straight-line basis.	1,048,738
(P)	Represents adjustment to eliminate historical nonrecurring transaction costs included on the historical financial statements of the company directly attributable to the transaction.	397,935
(Q)	Represents adjustment to record the effect of pro forma adjustments on income taxes calculated at a statutory tax rate of 26.93%.	(772,316)
(R)	Represents adjustment to record the effect of the noncontrolling equity interest of 1% held by Sony in the results of the Crackle Plus joint venture.	(17,690)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 14, 2019, Chicken Soup for the Soul Entertainment, Inc. a Delaware corporation (the “Company” ”, or “us”, “our” or similar terms) consummated (the “Closing”) the creation of a joint venture entity to be known as “Crackle Plus” (the “Crackle Transaction”), contemplated by the previously announced Contribution Agreement, dated as of March 27, 2019 (the “Contribution Agreement”) by and among the Company, Crackle Plus, LLC, a Delaware limited liability company (the “JV Entity”), CPE Holdings, Inc. (“CPEH”), a Delaware corporation and affiliate of Sony Pictures Television Inc. (“Sony”), and Crackle, Inc., a Delaware corporation and wholly owned subsidiary of CPEH (“Crackle” or “Crackle U.S.”). The Contribution Agreement provides, among other things, for the creation of a new streaming video joint venture to be known as “Crackle Plus” and for the contribution by CPEH and its affiliates of certain U.S. and Canadian assets of the Crackle branded advertising-based video on demand streaming business to the JV Entity and for the contribution by the Company and its affiliates of certain assets of their advertising-based and subscription-based video on demand businesses to the JV Entity.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting (ASC 805 “Business Combinations”), with the Company considered the acquirer of Crackle U.S.

We are providing this unaudited pro forma condensed combined statement of operations of the Company for the year ended December 31, 2019 in accordance with Article 11 of Regulation S-X as an update to the unaudited condensed combined statements of operations of the Company for the quarter ended March 31, 2019 and for the year ended December 31, 2018, which were included in Exhibit 99.2 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) on July 30, 2019. This updated unaudited pro forma condensed combined statement of operations shows the pro forma effect of the Crackle transaction for the year ended December 31, 2019, as if the transaction had been completed on January 1, 2018, consistent with the initial unaudited pro forma condensed combined statements of operations previously filed.

The unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated statement of operations of the Company and carve-out statement of operations of Crackle U.S. adjusted to give effect to events and circumstances that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined company’s results. Specifically, at the time of the consummation of the business combination, the Company changed the way that Crackle operates by identifying four key areas to reduce costs and improve margins; technology, marketing, content and SG&A. Directly attributable pro forma adjustments consist of:

•	The Company worked with Sony to consolidate technology costs onto Sony’s shared platform.

•	Upon creation of the JV Entity, technology costs were reduced significantly.

•	Marketing spend was also significantly reduced as the Company excluded Sony’s marketing agreements from transferred assets and will use its owned-and-operated networks and brand related social media to drive growth through cross-promotion.

•	Fixed fee content agreements were replaced with revenue sharing agreements between Crackle Plus, the Company and Sony.

•	Duplicative roles within the Company’s and Crackle’s operations teams were evaluated, and staff was reduced to streamline operations.

The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s audited historical consolidated financial statements as of and for the year ended December 31, 2019, which were filed with the SEC as part of our Annual Report on Form 10-K filed on March 30, 2020, and the audited historical carve-out financial statements as of and for the years ended March 31, 2019 and 2018 of Crackle U.S., which were filed with the SEC as Exhibit 99.1 to the Current Report on Form 8-K/A filed on July 30, 2019.

In management’s opinion, all adjustments necessary to reflect the significant effects of the Crackle transaction have been made. These combined financial statements are based on assumptions and estimates considered appropriate by our management; however, they are unaudited and are not necessarily, and should not be assumed to be, an indication of our financial position or results of operations that would have been achieved had the acquisitions been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not include all of the effects of cost savings that may result from operating efficiencies as a result of the Crackle transaction.

The unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual results of operations of Crackle Plus would have been had the Crackle Transaction occurred on the date assumed or any other date, nor is it necessarily indicative of Crackle Plus’s future results of operations for any future period or as of any future date. The unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that the Company’s management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

Chicken Soup for the Soul Entertainment, Inc.

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019
(unaudited)

	CSS (1) Entertainment	Crackle U.S. (2)	Crackle U.S. (3)	Pro Forma		Pro Forma
	Historical	Historical	Historical	Adjustments		Combined
Revenue, net	55,363,906	15,040,554	7,693,237	-		78,097,697
Cost of revenue	40,423,550	16,992,166	6,964,230	(10,328,355)	(A)	54,051,591
Gross profit	14,940,356	(1,951,612)	729,007	10,328,355		24,046,106
Operating expenses:
Selling, general and administrative	22,242,032	6,237,890	3,300,265	(7,248,979)	(B)	24,531,208
Management and license fees	5,536,390	-		2,273,379	(C)	7,809,769
Total operating expenses	27,778,422	6,237,890	3,300,265	(4,975,600)		32,340,977
Operating (loss) / income before Amortization	(12,838,066)	(8,189,502)	(2,571,258)	15,303,955		(8,294,871)
Amortization	13,293,279	-	-	(3,114,847)	(D)	10,178,432
Operating (loss) / income	(26,131,345)	(8,189,502)	(2,571,258)	18,418,802		(18,473,303)
Interest income	(40,191)	-	-	-		(40,191)
Interest expense	811,017	-	-	-		811,017
Loss on Debt Extinguishment	350,691	-	-	(350,691)	(E)	-
Acquisition-related costs	3,968,289	-	-	(3,968,289)	(F)	-
Goodwill impairment expense	-	4,100,000	-	-		4,100,000
Loss before income taxes and preferred dividends	(31,221,151)	(12,289,502)	(2,571,258)	22,737,782		(23,344,129)
Provision for (benefit from) income taxes	585,000	-		(6,871,574)	(G)	(6,286,574)
Net loss before noncontrolling interests and preferred dividends	(31,806,151)	(12,289,502)	(2,571,258)	29,609,356		(17,057,555)
Net Loss attributable to noncontrolling interests	(134,282)	-		403	(H)	(133,879)
Net loss attributable to Chicken Soup for the Soul Entertainment, Inc.	(31,671,869)	(12,289,502)	(2,571,258)	29,608,953		(16,923,676)
Preferred dividends	3,304,947	-	-	-		3,304,947
Net loss available to common Stockholders	(34,976,816)	(12,289,502)	(2,571,258)	29,608,953		(20,228,623)
Net loss per common share:
Basic and diluted	(2.92)					(1.69)
Weighted average number of common shares outstanding
Basic and diluted	11,987,292					11,987,292

(1)	The Company’s financial information presented is as filed in our audited Annual Report on Form 10-K for the twelve months ended December 31, 2019 filed on March 30, 2020, which includes Crackle U.S. financial information from the date of acquisition beginning May 15, 2019 through December 31, 2019.
(2)	Crackle U.S. financial information presented is for the period from January 1, 2019 to March 31, 2019 as filed on Form 8-K/A, on July 30, 2019.
(3)	Crackle U.S. financial information presented is for the period from April 1, 2019 to May 14, 2019.

See accompanying notes to unaudited pro forma condensed combined information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments for the Twelve Months Ended December 31, 2019

Adjustments included in the column under the heading “Pro Forma Adjustments” in the Unaudited Condensed Combined Statement of Operations for the twelve months ended December 31, 2019, which assume the transaction occurred as of January 1, 2018 consist of the following:

(A)	Represents adjustment to reduce content amortization and studio fees due to the change in content license fee structures. As a part of the business combination the parties entered into revenue share content AVOD agreements.	(6,368,973)
	Represents adjustment to reduce costs related to maintaining the AVOD platform as the Company entered as part of the business combination into a fixed fee agreement.	(3,959,382)
	Total adjustments to Cost of Revenue:	(10,328,355)

(B)	Represents adjustment to reduce marketing spend resulting from the termination of marketing contracts previously utilized by Crackle U.S. and excluded as contracts from assets transferred as a part of the business combination as the company uses its owned-and-operated networks and brand related social media to drive growth through cross-promotion.	(414,085)
	Represents adjustment for terminated employees of the workforce of Crackle U.S., reducing duplicative roles between the two entities as per agreed and executed severance agreements entered upon the consummation.	(2,114,011)
	Represents adjustment to eliminate Sony corporate overhead allocation expenses not applicable to the Crackle Plus business. Costs historically allocated by Sony include costs for operating services contractually agreed to be provided by the parent company as a part of the business combination via the executed management fee agreement. Costs associated with such management fees have been added as pro forma adjustment (C) below.	(4,720,883)
	Total adjustments to Selling General and Administrative:	(7,248,979)

(C)	Represents adjustment to record additional management fees to be owed to affiliated company based on revenues earned under existing management & licensing agreements.	2,273,379
(D)	Represents adjustment to record valued acquisition related Intangible Asset amortization over the useful life of the intangible assets for the period presented on a straight-line basis.	(3,114,847)
(E)	Represents adjustment to eliminate historical nonrecurring debt extinguishment costs included on the historical financial statements of the company attributable to the transaction.	(350,691)
(F)	Represents adjustment to eliminate historical nonrecurring acquisition related costs included on the historical financial statements of the company directly attributable to the transaction.	(3,968,289)
(G)	Represents adjustment to record the effect of pro forma adjustments on income taxes calculated at a statutory tax rate of 26.93%, excluding any valuation allowance adjustments.	(6,871,574)
(H)	Represents adjustment to record the effect of the noncontrolling equity interest of 1% held by Sony in the results of the Crackle Plus joint venture.	403

PROSPECTUS

1,022,727 shares of Class A Common Stock

Prospectus dated February 16, 2021